Exhibit 99.1

Explanatory Note

Jefferies Financial Group Inc. ("Jefferies," "we," "us," "our" or the "Company") is filing this Exhibit 99.1 to our Current Report on Form 8-K to retrospectively revise certain financial information and related disclosures in our Annual Report on Form 10- K for the fiscal year ended November 30, 2021 ("2021 10-K"), which was filed with the Securities and Exchange Commission ("SEC") on January 28, 2022, to conform with the segment reporting change described below.
As disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2022 ("February 28, 2022 10-Q"), which was filed with the SEC on April 8, 2022, on December 1, 2021, we made a $477 million contribution of net assets, including both Merchant Banking and Asset Management investments, to Jefferies Group LLC ("Jefferies Group"). The transferred Merchant Banking investments are now being managed by a different management team, while the Asset Management investments continue to be managed by the co-Presidents of Asset Management who oversee all asset management activities across the Company. As a result, we transferred $194 million of net assets out of our Merchant Banking segment: $139 million of these net assets, including $48 million of net assets relating to Foursight Capital LLC, were transferred into our Investment Banking and Capital Markets segment; the remaining $55 million of net assets transferred are now managed by the co-Presidents of Asset Management and are included in our Asset Management segment. In addition, we have made a change to the presentation of our "Revenues by Source" within our Investment Banking and Capital Markets segment to present Jefferies Group's share of the net earnings of Berkadia Commercial Mortgage Holding LLC within Other investment banking net revenues, which was previously presented within the Other business category. Prior year amounts have been revised to conform to current segment reporting.
This Exhibit 99.1 updates the information in Part I Item1 (Business), Part II Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations), Part II Item 8 (Financial Statements and Supplementary Data) and Part IV Item 15(a)(1) (Financial Statements) of the 2021 Form 10-K.
The items included in this Exhibit 99.1 do not otherwise reflect activities or events occurring after the Company filed the 2021 10-K and do not modify or update the disclosures therein in any way, other than as required to retrospectively reflect the change in segment reporting as described above. Therefore, the Form 8-K should be read in conjunction with the 2021 10-K. For more updated information, please refer the Company’s Quarterly Reports on Form 10-Q for the period ended February 28, 2022 and the period ended May 31, 2022, as well as the Company’s subsequent current reports on Form 8-K and other filings with the SEC.

PART I
Item 1.    Business.
Overview
Jefferies Financial Group Inc. ("Jefferies," "we," "us," "our" or the "Company") is engaged in investment banking and capital markets and asset management. Our strategy focuses on continuing to build out our investment banking effort, enhancing our capital markets businesses and further developing our Leucadia Asset Management alternative asset management platform, while returning excess capital to shareholders. Jefferies Group LLC ("Jefferies Group"), our largest subsidiary, was established in 1962 and is the largest independent U.S.-headquartered global full-service integrated investment banking and securities firm.
We own a legacy portfolio of businesses and investments that we historically denominated as our "Merchant Banking" business and are reflected in our consolidated results as consolidated subsidiaries, equity investments, securities or in other ways. We are well along in the process of liquidating this portfolio, with the intention of selling to third parties, distributing to shareholders or transferring the balance of this portfolio to our Asset Management reportable segment over the next few years.
Subsequent to year end, on December 1, 2021, we made a $477 million contribution of net assets, including both Merchant Banking and Asset Management investments, to Jefferies Group. The transferred Merchant Banking investments are now being managed by a different management team, while the Asset Management investments continue to be managed by the co-Presidents of Asset Management who oversee all asset management activities across the Company. As a result, we transferred $194 million of net assets out of our Merchant Banking segment: $139 million of these net assets, including $48 million of net assets relating to Foursight Capital LLC ("Foursight Capital"), were transferred into our Investment Banking and Capital Markets segment; the remaining $55 million of net assets transferred are now managed by the co-Presidents of Asset Management and are included in our Asset Management segment. In addition, we have made a change to the presentation of our "Revenues by Source" within our Investment Banking and Capital Markets segment to present Jefferies Group's share of the net earnings of Berkadia Commercial Mortgage Holding LLC ("Berkadia") within Other investment banking net revenues, which was previously presented within the Other business category.
In connection with the above changes and in order to compare results with prior periods, we have revised our segment results for the 2021, 2020 and 2019 periods. The discussion that follows is presented on the basis of our revised segments.
Over our last four fiscal years, we generated significant excess liquidity from operations and sales of Merchant Banking businesses. In keeping with our strategy, $3.9 billion was returned to shareholders, including 127 million shares repurchased at an average price of $21.55 per share (equal to 38% of book value at the beginning of this four-year period). In addition, in light of our performance and prospects, as well as our limited need for incremental equity capital, in January 2022, our Board of Directors increased our quarterly dividend to $0.30 per share, a 140% increase from two years ago, and increased our share buyback authorization back to a total of $250 million. We expect to continue to return capital to shareholders via dividends and buybacks, as well as, if financial conditions and circumstances permit, in-kind distributions or special cash dividends as we complete the wind down of the legacy Merchant Banking portfolio.
Our executive offices are located at 520 Madison Avenue, New York, NY 10022, as is the global headquarters of Jefferies Group. Our primary telephone number is (212) 460-1900 and our website address is www.jefferies.com. At November 30, 2021, we had 5,556 full-time employees, including 4,508 full-time employees at Jefferies Group. Jefferies Group retains a credit rating separate from Jefferies and remains a U.S. Securities and Exchange Commission ("SEC") reporting company.
The discussion in this Annual Report on Form 10-K should be read in conjunction with the Risk Factors presented in Item 1A of Part I and the Cautionary Statement for Forward-Looking Information and Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in Item 7 of Part II.
Recent Events
In July 2021, we entered into a strategic alliance with Sumitomo Mitsui Financial Group, Inc., Sumitomo Mitsui Banking Corporation and SMBC Nikko Securities Inc. (together referred to as "SMBC Group"). Through the strategic alliance, we expect to coordinate across highly accretive growth areas in the corporate and investment banking business. These initiatives are expected to strengthen the existing businesses of both firms, and enhance each firm's ability to support its clients' needs. Jefferies and SMBC Group will, among other things, coordinate efforts in the U.S. leveraged finance business to expand and scale existing offerings; form a global strategic partnership to seek cross-border M&A opportunities involving Japanese companies; and jointly pursue investment banking, capital markets and financing opportunities by leveraging both companies' respective strengths initially in the U.S. Healthcare sector.

SMBC Group has also provided Jefferies Group with a $350 million unsecured revolving credit facility and has acquired in the open market over 4% of our shares of common stock, further solidifying our relationship. In addition, SMBC Group is providing a subsidiary of JFIN Parent LLC ("Jefferies Finance"), a 50/50 joint venture between Jefferies Group and Massachusetts Mutual Life Insurance Company, a $1.65 billion revolving credit facility and a $250 million subordinated loan to help expand Jefferies Finance's leveraged finance origination and underwriting efforts.

In the fourth quarter of 2021, we reduced our future interest expense by repurchasing Jefferies Group's $750 million 5.125% senior notes due in 2023 and $308 million of our 5.50% senior notes due in 2023 and issuing $1.0 billion of new Jefferies Group 2.625% senior notes due in 2031.

Investment Banking and Capital Markets
Investment Banking and Capital Markets focuses on Investment Banking, Equities and Fixed Income. We primarily serve institutional investors, corporations and government entities.
Investment Banking
We provide our clients around the world with a full range of financial advisory, equity underwriting and debt underwriting services. Our services are enhanced by our deep industry expertise, our global distribution capabilities and our senior level commitment to our clients.
Over 1,200 investment banking professionals operate in the Americas, Europe and Asia Pacific, and are organized into industry, product and geographic coverage groups. Our industry coverage groups include Consumer; Energy; Financial Services; Healthcare; Industrials; Technology, Media and Telecommunications; Real Estate, Gaming and Lodging; Financial Sponsors and Public Finance. Our product coverage groups include advisory (which comprises both mergers and acquisitions, and restructuring and recapitalization expertise), equity underwriting and debt underwriting. Our geographic coverage groups include teams based in major cities in the United States ("U.S."), London, Frankfurt, Paris, Milan, Madrid, Warsaw, Amsterdam, Stockholm, Mumbai, Hong Kong, Singapore, Sydney, Tokyo and Zurich.
Advisory Services

We provide mergers/acquisitions, restructurings/recapitalizations and private capital advisory services to companies, financial sponsors and government entities. In the mergers and acquisitions area, we advise business owners and corporations on mergers and acquisitions, divestitures, strategic ventures and corporate defense activities. In the restructuring and recapitalization area, we provide companies, bondholders and lenders a full range of restructuring advisory capabilities as well as expertise in the structuring, valuation and placement of securities issued in recapitalizations. As part of our private capital advisory business, we advise financial sponsors on the creation and structuring of funds and fund offerings, and we also advise large institutional investors on the sale of private equity limited partnership and co-investment interests.
Equity Underwriting
We provide a broad range of equity financing capabilities to companies and financial sponsors. These capabilities include private placements of equity, initial public offerings, including initial public offerings for special purpose acquisition companies, follow-on offerings, at the market offerings, block trades and equity-linked securities transactions.
Debt Underwriting
We provide a wide range of debt and acquisition financing capabilities to companies, financial sponsors and government entities. We focus on structuring, underwriting and distributing public and private debt, including investment grade debt, high yield bonds, leveraged loans, municipal debt, mortgage-backed and other asset-backed securities, and liability management solutions.

Corporate Lending
Jefferies Finance, a 50/50 joint venture between Jefferies Group and Massachusetts Mutual Life Insurance Company, is a commercial finance company that structures, underwrites and syndicates primarily senior secured loans to corporate borrowers; and manages proprietary and third-party investments for both broadly syndicated and direct lending loans. Jefferies Finance conducts its operations primarily through two business lines, Leveraged Finance Arrangement and Portfolio and Asset Management. Loans are originated primarily through Jefferies Group's investment banking efforts and Jefferies Finance typically syndicates to third-party investors substantially all of its arranged volume through Jefferies Group. The Portfolio and Asset Management business lines, collectively referred to as Jefferies Credit Partners, manages a broad portfolio of assets under management comprised of portions of loans it has arranged, as well as loan positions that it has purchased in the primary and secondary markets. Jefferies Credit Partners is comprised of three registered Investment Advisors: Jefferies Finance, Apex Credit Partners LLC and JFIN Asset Management LLC, which serve as a private credit platform managing proprietary and third-party capital across comingled funds, separately managed accounts and collateralized loan obligations.
Real Estate
Berkadia is Jefferies Group's 50/50 joint venture with Berkshire Hathaway, Inc. that provides capital solutions, investment sales advisory and mortgage servicing for multifamily and commercial real estate. Berkadia originates commercial real estate loans, primarily in respect of multifamily housing units, for the Federal National Mortgage Association ("Fannie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Federal Housing Authority using their underwriting guidelines and will typically sell the loans to such entities shortly after the loans are funded with Berkadia retaining the mortgage servicing rights. For loans sold to Fannie Mae, Berkadia assumes a shared loss position throughout the term of each loan, with a maximum loss percentage of approximately one-third of the original principal balance. Berkadia also originates and brokers commercial/multifamily mortgage loans, which are not part of the government agency programs.
In addition, Berkadia originates loans for its own balance sheet. These loans provide interim financing to borrowers who intend to refinance the loan with longer-term loans from an eligible government agency or other third-party. Berkadia also provides services related to the acquisition and disposition of multifamily real estate projects, including brokerage services, asset review, market research, financial analysis and due diligence support and is a servicer of U.S. commercial real estate loans, performing primary, master and special servicing functions for U.S. government agency programs, commercial mortgage-backed securities transactions, banks, insurance companies and other financial institutions.
Equities
Equities Research, Capital Markets
We provide our clients full-service equities research, sales and trading capabilities across global equities markets. We earn commissions or spread revenue by executing, settling and clearing transactions for clients across these markets in equity and equity-related products, including common stock, American depository receipts, global depository receipts, exchange-traded funds, exchange-traded and over-the-counter ("OTC") equity derivatives, convertible and other equity-linked products and closed-end funds. Our equity research, sales and trading efforts are organized across three geographical regions: the Americas; Europe and the Middle East and Africa; and Asia Pacific. Our clients are primarily institutional market participants such as mutual funds, hedge funds, investment advisors, pension and profit sharing plans, and insurance companies. Through our global research team and sales force, we maintain relationships with our clients, distribute investment research and insights, trading ideas, market information and analyses across a range of industries and receive and execute client orders. Our equity research covers 2,800 companies around the world and a further more than 600 international companies are covered by our leading co-branded partner firms in local regions.
Equity Finance
Our Equity Finance business provides financing, securities lending and other prime brokerage services. We offer prime brokerage services in the U.S. that provide hedge funds, money managers and registered investment advisors with execution, financing, clearing, outsourced trading, reporting and administrative services. We finance our clients' securities positions through margin loans that are collateralized by securities, cash or other acceptable liquid collateral. We earn an interest spread equal to the difference between the amount we pay for funds and the amount we receive from our clients. We also operate a matched book in equity and corporate bond securities, whereby we borrow and lend securities versus cash or liquid collateral and earn a net interest spread. We offer selected prime brokerage clients the option of custodying their assets at an unaffiliated U.S. broker-dealer that is a subsidiary of a bank holding company. Under this arrangement, we directly provide our clients with all customary prime brokerage services.

Wealth Management
We provide tailored wealth management services designed to meet the needs of high net worth individuals, their families and their businesses, private equity and venture funds and small institutions. Our advisors provide access to all of our institutional execution capabilities and deliver other financial services. Our open architecture platform affords clients access to products and services from both our firm and from a variety of other major financial services institutions.
Fixed Income
Fixed Income Capital Markets
We provide our clients with sales and trading of investment grade corporate bonds, U.S. and European government and agency securities, municipal bonds, mortgage-backed and asset-backed securities, leveraged loans, consumer loans, high yield and distressed securities, emerging markets debt, interest rate and credit derivative products, as well as foreign exchange trade execution and securitization capabilities. Jefferies LLC is designated as a Primary Dealer by the Federal Reserve Bank of New York and Jefferies GmbH is designated in similar capacities for several countries in Europe. Additionally, through the use of repurchase agreements, we act as an intermediary between borrowers and lenders of short-term funds and obtain funding for various of our inventory positions. We trade and make markets globally in cleared and uncleared swaps and forwards referencing, among other things, interest rates, investment grade and non-investment grade corporate credits, credit indexes and asset-backed security indexes.
Our strategists and economists provide ongoing commentary and analysis of the global fixed income markets. In addition, our fixed income desk strategists provide ideas and analysis to clients across a variety of fixed income products.
Other
We make principal investments in private equity and hedge funds managed by third-parties as well as, from time to time, take on strategic investment positions.
Asset Management
Under the Leucadia Asset Management ("LAM") umbrella, we manage and provide services to a diverse group of alternative asset management platforms across a spectrum of investment strategies and asset classes. LAM offers institutional clients an innovative range of investment strategies through its affiliated managers. Our products are currently offered to pension funds, insurance companies, sovereign wealth funds, and other institutional investors globally. The investment products under LAM range from multi-manager products to niche equity long/short strategies to credit strategies. We offer our affiliated asset managers access to capital, operational infrastructure and global marketing and distribution. We often invest seed or additional strategic capital for our own account in the strategies offered by us and associated third-party managers in which we have an interest.

We continue to expand our asset management efforts and establish further strategic relationships to expand our offerings including sector and region specific long/short equity and quantitative strategies.
Merchant Banking
We own a legacy portfolio of businesses and investments that we historically denominated as our "Merchant Banking" business and are reflected in our consolidated results as consolidated subsidiaries, equity investments, securities or in other ways. We are well along in the process of liquidating this portfolio, with the intention of selling to third parties, distributing to shareholders or transferring the balance of this portfolio to our Asset Management reportable segment over the next few years.
Our remaining Merchant Banking portfolio primarily includes investments in Linkem S.p.A. ("Linkem"), 56% (fixed wireless broadband services in Italy); Vitesse Energy, LLC ("Vitesse Energy"), 97%, and JETX Energy, LLC ("JETX Energy"), 98%, (oil and gas); real estate, primarily HomeFed LLC ("HomeFed"), 100%; Idaho Timber, 100% (manufacturing); and FXCM Group, LLC ("FXCM"), 50% voting interest in FXCM and a majority of all distributions in respect of the equity of FXCM (provider of online foreign exchange trading services). The net book value of our entire Merchant Banking portfolio was $1.66 billion at November 30, 2021.

Linkem
We own 56% (48% voting) of Linkem, the largest fixed wireless broadband service provider in Italy with approximately 650,000 subscribers. Linkem is upgrading its proprietary fixed wireless network to state-of-the-art 5G technology using its valuable nationwide 3.5GHz spectrum holdings. To improve efficiency, Linkem slowed down customer acquisition before launching 5G services and as a result its customer base declined by approximately 8% in 2021. Its 3.5GHz frequency band has been designated globally as one of the core bands for 5G services, placing Linkem in a strong position to continue its growth as fixed wireless broadband, mobile and new technologies converge on 5G connectivity. Linkem built its first 5G towers in late 2020 and commercially launched service in September 2021. It plans to rapidly increase its network coverage and service offerings over the coming years as it completes the upgrade to 5G, adds subscribers and leverages its network and spectrum assets. Expansion and customer acquisition costs are expected to result in operating losses over the next couple of years.
In December 2021, Linkem announced an agreement to merge its customer-facing retail operations into Tiscali S.p.A., a public Italian telecommunications company. If the transaction is completed, Linkem will become the majority shareholder of Tiscali. The combined company would be the fifth-largest broadband operator in Italy, and the largest provider of ultrabroadband fiber-to-the-home and fixed wireless access. Linkem's remaining infrastructure division would own the largest independent 5G network in Italy with an extensive spectrum portfolio offering fixed wireless, mobile, and private network services that support a wide variety of 5G applications to telecom carriers and other enterprise customers.
Our initial investment in Linkem was made in July 2011. Since that time, we have funded much of Linkem's growth and have become its largest shareholder. We own approximately 42% of the common shares of Linkem, as well as convertible preferred stock, which is automatically convertible to common shares in 2026, redeemable preferred stock with a redemption value of $107.6 million at November 30, 2021 and warrants. If our convertible preferred stock was converted and warrants were exercised on November 30, 2021, it would have increased our ownership to approximately 56% of Linkem's common equity. We currently have approximately 48% of the total voting securities of Linkem. The net book value of our investment in Linkem was $133.8 million at November 30, 2021.
Vitesse Energy
Vitesse Energy is our 97% owned consolidated subsidiary that acquires, invests and monetizes non-operated oil and gas working interests, royalties and minerals predominantly in the Bakken Shale oil field in the Williston Basin in North Dakota. Vitesse Energy's interests in flowing wells and Drilling Spacing Units ("DSUs") are operated by many of the U.S.'s leading operators. The undeveloped acreage within our DSUs is expected to be developed via new horizontal wells in the future by Vitesse Energy's operating partners. As Vitesse Energy's operators convert the undeveloped acreage into flowing horizontal wells, our working interests royalties, and minerals in the new wells produce cash flows via the sale of oil and gas. Vitesse Energy has acquired 47,200 net acres of leaseholds and has an interest in over 5,500 producing wells (120 net wells) with current production as of November 2021 of over 10,000 barrels of oil equivalent per day (over 80% of production is oil). Vitesse Energy also has 865 gross wells (19 net wells) that are currently drilling, completing, or permitted for future drilling. Our strategic priorities for Vitesse Energy are to selectively add to our DSUs, participate in future profitable horizontal wells with our operators, increase cash flow, maintain conservative leverage, limit the volatility of cash flows by appropriately hedging a portion of Vitesse Energy's oil production and profitably sell selective assets when appropriate. The net book value of our investment in Vitesse Energy was $501.5 million at November 30, 2021.
Real Estate Assets
Our real estate assets primarily consist of our 100% ownership of HomeFed, a developer and owner of residential and mixed-use real estate properties in California, New York, Florida, Virginia and South Carolina. HomeFed's key assets include Otay Ranch, a master planned community that is under development in Chula Vista, CA, made up of approximately 4,450 acres of land entitled for 13,050 total units; and Renaissance Plaza, a mixed-use asset in Brooklyn, NY, comprised of an office building, garage and hotel. The net book value of our investment in real estate businesses was $476.9 million at November 30, 2021.
Financial Information about Reportable Segments
Our operating and reportable segments consist of Investment Banking and Capital Markets; Asset Management; Merchant Banking; and Corporate. Our financial information regarding our reportable segments is contained in Note 26 in our consolidated financial statements.

Human Capital
Our people make up the fabric of our firm, which is comprised of diverse and innovative teams. We are focused on the durability, health and long-term growth and development of our business, as well as our long-term contribution to our shareholders, our clients, our employees, the communities in which we live and work, and society in general. Instrumental to all of this is our culture, which derives from our employees.
As of November 30, 2021, we had 5,556 employees located throughout the world. Our primary business and largest subsidiary, Jefferies Group, had 4,508 employees globally with approximately 64.1%, 24.2% and 11.7% of its workforce distributed across the Americas, Europe and Asia Pacific, respectively. Jefferies Group employees are predominantly in our Investment Banking and Capital Markets reportable segment or the support thereof. During fiscal 2021, Jefferies Group's overall employee count increased by 14.9%, primarily as a result of the growth of our investment banking business, as well as due to additions in technology and other corporate services staff to support our increased regulatory requirements and overall growth.
We had 772 employees in our Merchant Banking reportable segment as of November 30, 2021, which were predominantly located in the U.S. The majority of these individuals are employed by our wholly-owned subsidiary, Idaho Timber. As with most manufacturing operations, safety is a key component of the overall process and Idaho Timber has a multitude of safety programs in place designed to protect the health and well-being of its employees. These programs and other employee-focused initiatives help Idaho Timber retain experienced employees who create operating efficiencies critical to our overall success.
Talent Acquisition and Development
In order to compete effectively and continue to provide best in class service to our clients, we must attract, retain, and motivate qualified professionals. Our workforce is predominately composed of employees in roles such as investment bankers, salespeople, trading professionals, research professionals and other revenue producing or specialized personnel. During 2021, within Jefferies Group, we hired over 1,200 professionals globally and our voluntary turnover rate was approximately 12.2%, which makes our overall retention rate very high in our view. We believe our culture, our effort to maintain a meritocracy in terms of opportunity and our continued evolution and growth contribute to our success in attracting and retaining strong talent.

We also value continued training and development for all employees at the firm. We seek to equip our people at all stages in their careers with the tools necessary to become thoughtful and effective leaders. In 2021, we introduced a number of additional development programs including our inaugural Women in Leadership Series, a program focused on providing learning and development opportunities to position our female leaders for success. We also launched a leadership development program sponsored by our Jefferies Black & Latino Network (J-NOBLE) and Jefferies Ethnic Minority Society (JEMS) that is aimed at providing professional development and career advancement training to participants. Additionally, we offered customized training courses centered around Project Management, Communicating with Clarity and Impact, Managing in the New Normal, Finding and Using Your Strengths and Effective Sales Training for our employees.

Wellness

In addition to training and development programs, we have been incredibly focused on the well-being of our employees. We host frequent wellness webinars and offer confidential, 1:1 wellness counseling. To support our employee's physical well-being, we host virtual fitness classes and have partnered with a fitness app our employees can utilize.

Diversity, Equity, and Inclusion

The foundation of our culture is our approach to employee engagement, diversity, equity and inclusion, which is summed up in our Corporate Social Responsibility Principle: Respect People. We embrace diversity and inclusion, which we believe fosters creativity, innovation and thought leadership through the infusion of new ideas and perspectives. We have implemented a number of policies and measures focused on non-discrimination, sexual harassment prevention, health and safety, and training and education. We have strong internal partnerships with eight Employee Resource Groups that are fostering a diverse, inclusive workplace. Our Diversity Council, chaired by Rich Handler, gives our Employee Resource Groups a platform to come together and discuss best practices, as well as collaborate on firmwide diversity initiatives.

In conjunction with the Employee Resource Groups, firmwide Diversity and Inclusion initiatives are focused on open firm-wide dialogues, promotion of allyship and bias mitigation, and providing resources for development and recruiting the best talent from a diverse pool. In 2021, 100% of our Jefferies Group employees participated in Unconscious Bias Training. We have focused on improving the collection and transparency of diversity metrics and the information flow to senior leadership. An inaugural firmwide inclusion-focused employee engagement survey was launched in January 2021 enabling staff to provide feedback on an anonymous basis.

We are focused on broadening the pipeline from which we recruit and hiring diverse talent through both campus and lateral hiring initiatives. For campus recruiting, we have partnered with several organizations globally to broaden our pipeline of candidates. We host insight days and symposiums that describe Jefferies and Investment Banking to candidates that come from a diverse range of backgrounds. In 2021, we hired interns from over 100 colleges, universities, and business schools across the globe. For all roles, we recommend both a diverse slate of candidates to be considered for roles and a diverse panel of interviewers. Interviewing guides and resources are provided to hiring managers in an effort to support inclusive hiring. In 2021, we launched two targeted recruiting programs aimed at diversifying the pipeline of our lateral hires, including a career relaunch program, aimed at those who have taken a break from the workforce, and a job switch program aimed at recruiting individuals who are interested in changing careers into Equity Research.
Our Board of Directors has underscored our commitment to diversity by committing to appoint diverse candidates to fill the seats of at least one-third of our independent directors. In July 2021, we appointed two new female directors to our Board of Directors, which resulted in 55.6% of our independent directors being diverse.
Our Board of Directors has established an Environmental, Social and Governance ("ESG") Oversight Committee, which, among other things, oversees the sustainability matters arising from our business. In the beginning of 2021, the Board of Directors expanded the responsibilities of the ESG Committee to also include oversight over diversity and inclusion, and rebranded the Committee as the ESG, Diversity, Equity and Inclusion ("ESG/DEI") Committee. Establishing the ESG/DEI Committee demonstrates our and the Board of Director's ongoing commitment of driving and fostering diversity in the workforce and in the communities in which we operate.

We have also made a commitment to building a culture that provides opportunities for all employees regardless of our differences. As a result, we are able to pool our collective insights and intelligence to provide fresh and innovative thinking for our clients.
We encourage you to review our ESG Report (located on our website) for more detailed information regarding our human capital programs and initiatives. Nothing on our website, including our ESG Report or sections thereof, is deemed incorporated by reference into this Report. In addition, for discussion of the risks relating to our ability to attract, develop and retain highly skilled and productive employees, see "Part 1. Item 1A. Risk Factors."

Employee Benefits

Our benefits are designed to attract and retain employees by providing employees and their spouses, partners and families with health and wellness programs (medical, dental, vision and behavioral), retirement wealth accumulation, paid time off, income replacement (paid sick and disability leaves and life insurance) and family oriented benefits (parental leaves and child care assistance). We also endeavor to provide location specific health club, transportation and employee discounts.

Giving Back to Community

The firm is committed to giving back to our communities. In 2021, we donated $13.2 million to approximately 175 organizations across two "Doing Good" trading days. Additionally, through our Employee Resource Groups, employees have created lasting partnerships by volunteering time to support several of these charitable partners.
Competition
All aspects of our business are intensely competitive. We compete primarily with large global bank holding companies that engage in capital markets activities, but also with other broker-dealers, asset managers and boutique investment banking firms. The large global bank holding companies have substantially greater capital and resources than we do. We believe that the principal factors affecting our competitive standing include the quality, experience and skills of our professionals, the depth of our relationships, the breadth of our service offerings, our ability to deliver consistently our integrated capabilities, and our culture, tenacity and commitment to serve our clients.

Regulation
Regulation in the U.S. The financial services industry in which we operate is subject to extensive regulation. In the U.S., the SEC is the federal agency responsible for the administration of federal securities laws, and the Commodity Futures Trading Commission ("CFTC") is the federal agency responsible for the administration of laws relating to commodity interests (including futures, commodity options and swaps). In addition, the Financial Industry Regulatory Authority, Inc. ("FINRA") and the National Futures Association ("NFA") are self-regulatory organizations ("SROs") that are actively involved in the regulation of financial services businesses (securities businesses in the case of FINRA and commodities/futures businesses in the case of the NFA). In addition, broker-dealers that conduct securities activities involving municipal securities are subject to regulation by the Municipal Securities Rulemaking Board ("MSRB"). In addition to federal regulation, we are subject to state securities regulations in each state and U.S. territory in which we conduct securities or investment advisory activities. The SEC, FINRA, CFTC, NFA and state securities regulators conduct periodic examinations of broker-dealers, investment advisors, futures commission merchants ("FCMs"), swap dealers and security-based swap dealers ("SBS dealers"). The designated examining authority under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") for Jefferies LLC's activities as a broker-dealer is FINRA, and the designated self-regulatory organization under the U.S. Commodity Exchange Act for Jefferies LLC's non-clearing FCM activities is the NFA. Financial services businesses are also subject to regulation and examination by state securities regulators and attorneys general in those states in which they do business. In addition, broker-dealers, investment advisors, FCMs, swap dealers and SBS dealers must also comply with the rules and regulation of clearing houses, exchanges, swap execution facilities and trading platforms of which they are a member.
Broker-dealers are subject to SEC, FINRA, MSRB and state securities regulations that cover all aspects of the securities business, including sales and trading methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure and requirements, anti-money laundering efforts, recordkeeping and the conduct of broker-dealer personnel including officers and employees (although state securities regulations are, in a number of cases, more limited). Registered investment advisors are subject to, among other requirements, SEC regulations concerning marketing, transactions with affiliates, custody of client assets, disclosures to clients, conflict of interest, insider trading and recordkeeping; and investment advisors that are also registered as commodity trading advisors or commodity pool operators are also subject to regulation by the CFTC and the NFA. FCMs, introducing brokers and swap dealers that engage in commodity options, futures or swap transactions are subject to regulation by the CFTC and the NFA, and SBS dealers are subject to regulation by the SEC. Additional legislation, changes in rules promulgated by the SEC, FINRA, CFTC, NFA, other SROs of which the broker-dealer is a member, and state securities regulators, or changes in the interpretation or enforcement of existing laws or rules may directly affect the operations and profitability of broker-dealers, investment advisors, FCMs, commodity trading advisors, commodity pool operators, swap dealers and SBS dealers. The SEC, CFTC, FINRA, NFA, state securities regulators and state attorneys general may conduct administrative proceedings or initiate civil litigation that can result in adverse consequences for Jefferies LLC, its affiliates, including affiliated investment advisors, as well as its and their officers and employees (including, without limitation, injunctions, censures, fines, suspensions, directives that impact business operations (including proposed expansions), membership expulsions, or revocations of licenses and registrations).
SEC Regulation Best Interest ("Reg BI") requires that a broker-dealer and its associated persons act in a retail customer's best interest and not place their own financial or other interests ahead of a retail customer's interests when recommending securities transactions or investment strategies, including recommendations of types of accounts. To meet this best interest standard, a broker-dealer must satisfy four component obligations including a disclosure obligation, a care obligation, a conflict of interest obligation, and a compliance obligation and both broker-dealers and investment advisors are required to provide disclosures about their standard of conduct and conflicts of interest.
In addition, certain states, have proposed or adopted measures that would make broker-dealers, sales agents and investment advisors and their representatives subject to a fiduciary duty when providing products and services to customers. The SEC did not indicate an intent to pre-empt state regulation in this area and some of the state proposals would allow for a private right of action. Since our Wealth Management division makes recommendations to retail customers, it is required to comply with the obligations imposed under Reg BI and applicable state laws.
Regulatory Capital Requirements. Several of our entities are subject to financial capital requirements that are set by regulation. Jefferies LLC is a dually-registered broker-dealer and FCM and is required to maintain net capital in excess of the greater of the SEC or CFTC minimum financial requirements. As a broker-dealer, Jefferies LLC is subject to the SEC's Uniform Net Capital Rule (the "Net Capital Rule"). Jefferies LLC has elected to compute its minimum net capital requirement in accordance with the "Alternative Net Capital Requirement" as permitted by the Net Capital Rule, which provides that a broker-dealer shall not permit its net capital, as defined, to be less than the greater of 2% of its aggregate debit balances (primarily customer-related receivables) or $250,000 ($1.5 million for prime brokers). Compliance with the Net Capital Rule could limit Jefferies LLC's operations, such as underwriting and trading activities, and financing customers' prime brokerage or other margin activities, in each case, that could require the use of significant amounts of capital, limit its ability to engage in certain financing transactions, such as repurchase agreements, and may also restrict its ability (i) to make payments of dividends, withdrawals or similar distributions or payments to a stockholder/parent or other affiliate, (ii) to make a redemption or repurchase of shares of stock, or (iii) to make an unsecured loan or advance to such shareholders or affiliates. As a carrying/clearing broker-dealer, under FINRA Rule 4110, FINRA could impose higher minimum net capital requirements than required by the SEC, and could restrict a broker-dealer from expanding business or require the broker-dealer to reduce its business activities. If the broker- dealer also carries accounts for other broker dealers which are engaged in proprietary trading, it may need net capital of $7 million or tentative net capital of $25 million, depending on circumstances. As a non-clearing FCM, Jefferies LLC is also required to maintain minimum adjusted net capital of $1.0 million.
SEC registered broker-dealers that also register with the SEC as security-based swap dealers engaging in principal transactions of security-based swaps ("SBS") are subject to rules regarding capital, segregation and margin requirements. The SEC rules establish similar standards for an entity registering as a standalone SBS dealer. The CFTC and NFA have also adopted swap dealer capital rules. Under the rules there is a minimum net capital requirement for, among others, an entity that acts as a dealer in SBS or swaps, which is the greater of $20 million or 2% (that the SEC could, in the future, increase up to 4% or 8%) of a risk margin amount. The risk margin amount for the SEC means the sum of (i) the total initial margin required to be maintained by the SEC-registered SBS dealer at each clearing house with respect to SBS or swap transactions cleared for SBS or swap customers and (ii) the total initial margin amount calculated by the SEC-registered SBS dealer with respect to non-cleared SBS and swaps under the SEC rules. The risk margin amount for the CFTC means the total initial margin amount calculated by the CFTC-registered swap dealer with respect to non-cleared SBS and swaps under the CFTC rules.
Jefferies Financial Services, Inc. ("JFSI"), one of Jefferies Group's subsidiaries, is registered with the CFTC as a swap dealer and registered with the SEC as an SBS. As of late 2021, JFSI is now required to comply with the SEC and CFTC capital rules for SBS dealers and swap dealers, respectively. Further, subsequent to year end, on December 16, 2021, JFSI was approved by the SEC as an OTC derivatives dealer, and is subject to compliance with the SEC's net capital requirements.
Under the Exchange Act, state securities regulators are not permitted to impose capital, margin, custody, financial responsibility, making and keeping records, bonding, or financial or operational reporting requirements on registered broker-dealers that differ from, or are in addition to, the requirements in those areas established under the Exchange Act, including the rules and regulations promulgated thereunder.
For additional information see Item 1A. Risk Factors.
Jefferies Group LLC is not subject to any regulatory capital rules.
See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, and Note 23 to our consolidated financial statements for additional discussion of net capital calculations.
Regulation outside the U.S. We are an active participant in the international capital markets and provide investment banking services internationally, primarily in Europe and Asia Pacific. As in the U.S., our international subsidiaries are subject to extensive regulations proposed, promulgated and enforced by, among other regulatory bodies, the European Commission and European Supervisory Authorities (including the European Banking Authority and European Securities and Market Authority), U.K. Financial Conduct Authority, German Federal Financial Supervisory Authority ("BaFin"), Investment Industry Regulatory Organization of Canada, Hong Kong Securities and Futures Commission, the Japan Financial Services Agency, the Monetary Authority of Singapore and the Australian Securities and Investments Commission. Every country in which we do business imposes upon us laws, rules and regulations similar to those in the U.S., including with respect to some form of capital adequacy rules, customer protection rules, data protection regulations, anti-money laundering and anti-bribery rules, compliance with other applicable trading and investment banking regulations and similar regulatory reform.

Information about Jefferies on the Internet
We file annual, quarterly and current reports and other information with the SEC. These SEC filings are also available to the public from commercial document retrieval services and the EDGAR website maintained by the SEC at www.sec.gov.
The following documents and reports are available on or through our website (www.jefferies.com) as soon as reasonably practicable after we electronically file such materials with, or furnish to, the SEC, as applicable:
•    Code of Business Practice;
•    Reportable waivers, if any, from our Code of Business Practice by our executive officers;
•    Board of Directors Corporate Governance Guidelines;
•    Charter of the Audit Committee of the Board of Directors;
•    Charter of the Nominating and Corporate Governance Committee of the Board of Directors;
•    Charter of the Compensation Committee of the Board of Directors;
•    Charter of the ESG, Diversity, Equity and Inclusion Committee of the Board of Directors;
•    Charter of the Risk and Liquidity Oversight Committee of the Board of Directors;
•    Annual reports on Form 10-K;
•    Quarterly reports on Form 10-Q;
•    Current reports on Form 8-K;
•    Beneficial ownership reports on Forms 3, 4 and 5; and
•    Any amendments to the above-mentioned documents and reports.
Shareholders may also obtain a printed copy of any of these documents or reports free of charge by sending a request to Jefferies Financial Group Inc., Investor Relations, 520 Madison Avenue, New York, NY 10022 or by calling (212) 460-1900.

PART II
Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations.
The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations for the years ended November 30, 2021, 2020 and 2019. For a discussion of our liquidity and capital resources for the year ended November 30, 2019, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2020, which was filed with the SEC on January 29, 2021.
This analysis should be read in conjunction with the consolidated financial statements and related footnote disclosures contained in this report and the following "Cautionary Statement for Forward-Looking Information."
Cautionary Statement for Forward-Looking Information
Statements included in this report may contain forward-looking statements. Such statements may relate, but are not limited, to projections of revenues, income or loss, development expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this report, the words "will," "would," "could," "estimates," "expects," "anticipates," "believes," "plans," "intends" and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted or may materially and adversely affect our actual results include, but are not limited to, those set forth in Item 1A. Risk Factors and elsewhere in this report and in our other public filings with the SEC.
Undue reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. Except as may be required by law, we undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report or to reflect the occurrence of unanticipated events.
Results of Operations
We are engaged in investment banking and capital markets and asset management, and own a legacy portfolio of businesses and investments that we have historically denominated as our "Merchant Banking" business. The following tables present a summary of our financial results.

A summary of results of operations for the year ended November 30, 2021 is as follows (in thousands):

	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Parent Company Interest	Consolidation Adjustments	Total

Net revenues	$6,907,386	$336,013	$930,577	$3,042	$—	$8,311	$8,185,329

Expenses:
Cost of sales	—	—	470,870	—	—	—	470,870
Compensation and benefits	3,339,261	82,726	93,526	35,611	—	—	3,551,124
Non-compensation expenses:
Floor brokerage and clearing fees	266,035	35,825	—	—	—	—	301,860
Selling, general and other expenses	1,055,710	48,933	129,146	19,253	26,004	(599)	1,278,447
Interest expense (1)	20,743	—	3,208	—	53,133	—	77,084
Depreciation and amortization	85,291	1,901	67,464	2,764	—	—	157,420
Total non-compensation expenses	1,427,779	86,659	199,818	22,017	79,137	(599)	1,814,811
Total expenses	4,767,040	169,385	764,214	57,628	79,137	(599)	5,836,805
Income (loss) before income taxes and loss related to associated companies	2,140,346	166,628	166,363	(54,586)	(79,137)	8,910	2,348,524
Loss related to associated companies	—	—	(94,419)	—	—	—	(94,419)
Income (loss) before income taxes	$2,140,346	$166,628	$71,944	$(54,586)	$(79,137)	$8,910	2,254,105
Income tax provision							576,729
Net income							$1,677,376

(1)    Interest expense within Investment Banking and Capital Markets relates to Foursight Capital and interest expense within Merchant Banking relates to Vitesse Energy for the year ended November 30, 2021.

A summary of results of operations for the year ended November 30, 2020 is as follows (in thousands):

	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Parent Company Interest	Consolidation Adjustments	Total

Net revenues	$5,072,640	$234,910	$681,574	$13,258	$—	$8,492	$6,010,874

Expenses:
Cost of sales	—	—	338,588	—	—	—	338,588
Compensation and benefits	2,746,382	89,527	65,770	39,184	—	—	2,940,863
Non-compensation expenses:
Floor brokerage and clearing fees	241,083	25,509	—	—	—	—	266,592
Selling, general and other expenses	846,941	46,095	163,161	26,197	—	(3,438)	1,078,956
Interest expense (1)	26,745	—	4,680	—	53,445	—	84,870
Depreciation and amortization	82,479	5,228	67,236	3,496	—	—	158,439
Total non-compensation expenses	1,197,248	76,832	235,077	29,693	53,445	(3,438)	1,588,857
Total expenses	3,943,630	166,359	639,435	68,877	53,445	(3,438)	4,868,308
Income (loss) before income taxes and loss related to associated companies	1,129,010	68,551	42,139	(55,619)	(53,445)	11,930	1,142,566
Loss related to associated companies	—	—	(75,483)	—	—	—	(75,483)
Income (loss) before income taxes	$1,129,010	$68,551	$(33,344)	$(55,619)	$(53,445)	$11,930	1,067,083
Income tax provision							298,673
Net income							$768,410

(1)    Interest expense within Investment Banking and Capital Markets relates to Foursight Capital and interest expense within Merchant Banking relates to Vitesse Energy for the year ended November 30, 2020.
A summary of results of operations for the year ended November 30, 2019 is as follows (in thousands):

	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Parent Company Interest	Consolidation Adjustments	Total

Net revenues	$3,113,484	$86,838	$656,514	$32,833	$—	$3,307	$3,892,976

Expenses:
Cost of sales	—	—	319,641	—	—	—	319,641
Compensation and benefits	1,652,772	63,305	50,809	58,005	—	—	1,824,891
Non-compensation expenses:
Floor brokerage and clearing fees	202,425	20,715	—	—	—	—	223,140
Selling, general and other expenses	803,511	40,435	127,199	39,820	—	(1,322)	1,009,643
Interest expense (1)	28,988	—	5,141	—	53,048	—	87,177
Depreciation and amortization	77,661	2,042	69,693	3,475	—	—	152,871
Total non-compensation expenses	1,112,585	63,192	202,033	43,295	53,048	(1,322)	1,472,831
Total expenses	2,765,357	126,497	572,483	101,300	53,048	(1,322)	3,617,363
Income (loss) before income taxes and income related to associated companies	348,127	(39,659)	84,031	(68,467)	(53,048)	4,629	275,613
Income (loss) related to associated companies	—	(352)	203,279	—	—	68	202,995
Income (loss) before income taxes	$348,127	$(40,011)	$287,310	$(68,467)	$(53,048)	$4,697	478,608
Income tax benefit							(483,955)
Net income							$962,563

(1)    Interest expense within Investment Banking and Capital Markets relates to Foursight Capital and interest expense within Merchant Banking primarily relates to Vitesse Energy for the year ended November 30, 2019.

The composition of our financial results has varied over time and we expect will continue to evolve. Our strategy focuses on continuing to build out our investment banking effort, enhancing our capital markets businesses and further developing our Leucadia Asset Management alternative asset management platform, while returning excess cash to shareholders. The following factors and events should be considered in evaluating our financial results as they impact comparisons:

Our 2021 financial results were impacted by:

•Record results from Investment Banking and Capital Markets:
◦Record Investment Banking net revenues of $4.64 billion, including record advisory net revenues of $1.87 billion, record equity underwriting net revenues of $1.56 billion and record debt underwriting net revenues of $935.0 million;
◦Combined Capital Markets net revenues of $2.26 billion, including record equities net revenues of $1.30 billion and fixed income net revenues of $959.1 million;
•Record Asset Management revenues (before allocated net interest) of $380.9 million; and
•Pre-tax income of $71.9 million related to our Merchant Banking businesses reflecting:
◦Record revenue and pre-tax income from Idaho Timber; and
◦Mark-to-market increases in the value of several of our investments in public and private companies.

Our 2020 financial results were impacted by:

•Then record results from Investment Banking and Capital Markets:
◦Then record Investment Banking net revenues of $2.53 billion, including advisory net revenues of $1.05 billion, equity underwriting net revenues of $902.0 million and debt underwriting net revenues of $546.0 million;
◦Record combined Capital Markets net revenues of $2.47 billion, including then record equities net revenues of $1.13 billion and record fixed income net revenues of $1.34 billion;

•Then record Asset Management revenues (before allocated net interest) of $283.4 million; and
•Pre-tax loss of $33.3 million related to our Merchant Banking businesses reflecting:
◦Then record performance from Idaho Timber and a positive contribution from Vitesse Energy;
◦A gain of $61.5 million from effective short-term hedges against mark-to-market and fair value decreases in some of our other investments within Merchant Banking;
◦A $44.2 million non-cash charge to write down the value of our investment in WeWork in the first half of 2020;
◦Non-cash charges of $73.9 million related to write-downs of real estate investments at HomeFed; and
◦Non-cash charge of $13.2 million to write down Vitesse Energy's oil and gas assets in the Denver-Julesburg Basin ("DJ Basin") and $34.6 million to write down the value of our investment in JETX Energy to reflect the decline in oil prices.

Our 2019 financial results were impacted by:
•Investment Banking net revenues of $1.66 billion, including advisory net revenues of $767.4 million, equity underwriting net revenues of $362.0 million and debt underwriting net revenues of $407.3 million;
•Combined Capital Markets net revenues of $1.46 billion, including equities net revenues of $774.0 million and fixed income net revenues of $681.4 million;
•The special dividend of our interest in Spectrum Brands of $451.1 million, removing the investment from our Merchant Banking portfolio going forward;
•A $205.0 million pre-tax gain on the sale of our remaining 31% interest in National Beef;
•A $72.1 million pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed;
•A reduction during 2019 to the estimated fair value of WeWork of $182.3 million; and
•A nonrecurring non-cash tax benefit of $544.6 million related to the closing of our available for sale portfolio, which triggered the realization of lodged tax benefits from earlier years;

Investment Banking and Capital Markets, and Asset Management

Our Investment Banking and Capital Markets reportable segment and Asset Management reportable segment primarily comprise our investment in Jefferies Group.

Investment Banking and Capital Markets

A summary of results of operations for our Investment Banking and Capital Markets reportable segment is as follows (in thousands):

	2021	2020	2019

Net revenues	$6,907,386	$5,072,640	$3,113,484

Expenses:
Compensation and benefits	3,339,261	2,746,382	1,652,772
Non-compensation expenses:
Floor brokerage and clearing fees	266,035	241,083	202,425
Selling, general and other expenses	1,055,710	846,941	803,511
Interest expense	20,743	26,745	28,988
Depreciation and amortization	85,291	82,479	77,661
Total non-compensation expenses	1,427,779	1,197,248	1,112,585
Total expenses	4,767,040	3,943,630	2,765,357
Income before income taxes	$2,140,346	$1,129,010	$348,127

Our Investment Banking and Capital Markets reportable segment comprises many business units, with many interactions and much integration among them. Business activities include the sales, trading, origination and advisory effort for various equity, fixed income, commodities, foreign exchange and advisory services. Our results in any given period can be materially affected by conditions in global financial markets, economic conditions generally, and our own activities and positions.

Revenues by Source

Net revenues presented for our Investment Banking and Capital Markets reportable segment include allocations of interest income and interest expense as we assess the profitability of these businesses inclusive of the net interest revenue or expense associated with the respective activities, including the net interest cost of allocated long-term debt, which is a function of the mix of each business's associated assets and liabilities and the related funding costs. We have made a change to the presentation of our "Revenues by Source" to present Jefferies Group's share of the net earnings of Berkadia within Other investment banking net revenues, which was previously presented within the Other business category. We believe that this change to our revenue reporting better aligns with management's current view of our business activities related to commercial real estate investment banking and management reporting. Previously reported results are presented on a comparable basis.

The following provides a summary of net revenues by source (in thousands):

	2021	2020	2019

Advisory	$1,873,560	$1,053,500	$767,421

Equity underwriting	1,557,364	902,016	361,972
Debt underwriting	935,025	545,978	407,336
Total underwriting	2,492,389	1,447,994	769,308

Other investment banking	275,111	32,346	125,619
Total investment banking	4,641,060	2,533,840	1,662,348

Equities	1,301,529	1,128,910	773,979
Fixed income	959,122	1,340,792	681,362
Total capital markets	2,260,651	2,469,702	1,455,341

Other	5,675	69,098	(4,205)
Total Investment Banking and Capital Markets (1)	$6,907,386	$5,072,640	$3,113,484

(1)Allocated net interest is not separately disaggregated in presenting our Investment Banking and Capital Markets reportable segment within Net Revenues by Source. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.

Investment Banking Revenues

Investment banking is comprised of revenues from:
•    advisory services with respect to mergers/acquisitions, restructurings/recapitalizations and private capital advisory transactions;
•    underwriting services, which include underwriting and placement services related to corporate debt, municipal bonds, mortgage-backed and asset-backed securities, equity and equity-linked securities and loan syndication;
•    our 50% share of net earnings from Jefferies Finance;
•    our 45% share of net earnings from Jefferies Group's commercial real estate joint venture, Berkadia;
•    the revenues of Foursight Capital, a wholly-owned subsidiary engaged in the lending and servicing of automobile loans; and
•    securities and loans received or acquired in connection with our investment banking activities.

The following table sets forth our investment banking activities (dollars in billions):

	Deals Completed			Aggregate Value
	2021	2020	2019	2021	2020	2019
Advisory transactions	315	228	195	$380.4	$217.5	$241.6
Public and private equity and convertible offerings	426	286	166	$145.6	$103.5	$45.3
Public and private debt financings	812	639	779	$390.9	$255.8	$190.7

Investment banking revenues were a record $4.64 billion for 2021, compared with $2.53 billion for 2020, reflecting record advisory and underwriting revenues.

Our 2021 advisory revenues were a record $1.87 billion, up $820.1 million, or 77.8% from 2020, primarily due to a significant increase in the number and values of transactions, including a significant contribution from Special Purpose Acquisition Companies ("SPACs") advisory transactions in 2021.

Our underwriting revenues for 2021 were a record $2.49 billion, an increase of $1.04 billion, or 72.1%, from 2020, with record net revenues in equity underwriting of $1.56 billion and record net revenues of $935.0 million in debt underwriting, as clients took advantage of the strong equity environment and the low interest rate environment. Our equity underwriting results also include increased revenues from SPAC offerings, as well as strong revenues from at-the-money offerings.

Other investment banking revenues were $275.1 million for 2021, compared with $32.3 million for 2020. Other investment banking revenues for 2021 include net revenues of $130.6 million from our share of the income from Berkadia compared with $68.9 million in 2020. The higher net revenues for 2021 are due to significant increases in debt and investment sales volumes. The net revenues for 2020 were impacted by the impairment of mortgage servicing rights as a result of lower interest rates, higher loan loss provisions and a decline in loan originations due to the impact of COVID-19. Other investment banking revenues include allocated interest expense related to our investment in Berkadia. Other investment banking revenues also include our share of the net earnings (loss) of the Jefferies Finance joint venture. In 2021, Jefferies Finance achieved record underwriting volumes on the back of the strength of the leveraged loan market and an active private-equity backed mergers and acquisitions environment. The Jefferies Finance results in 2021 were partially offset by a $56.0 million one-time charge incurred by Jefferies Finance related to refinancing outstanding debt. Results of Jefferies Finance in 2020 were impacted by unrealized losses related to the write-down of commitments and loans held-for-sale, primarily due to the impact of the COVID-19 pandemic on the markets and the economy. The prior year results were also impacted by unrealized write-downs of private equity investments received or acquired in connection with our investment banking activities.

At November 30, 2021, Jefferies Group's investment banking backlog is robust and consistent with levels from a year ago. As an indicator of net revenues in a given future period, backlog is subject to limitations. The time frame for the realization of revenues from these expected transactions varies and is influenced by factors we do not control. Transactions not included in the estimate may occur, and expected transactions may also be modified or cancelled.

Investment banking revenues were $2.53 billion for 2020, 52.4% higher than 2019. This reflects then record performance in mergers and acquisitions, then record results in equity underwriting and solid performance in debt underwriting, while the results for 2019 were impacted by the significant industry-wide decline in equity and leverage finance activity across the U.S. and Europe during the year.

Our 2020 advisory revenues were $1.05 billion, up $286.1 million, or 37.3% higher than 2019, reflecting a meaningful acceleration of activity in the second half of 2020. Our underwriting revenues for 2020 were $1.45 billion, an increase of $678.7 million, or 88.2%, from 2019, due to then record results in equity underwriting and solid performance in debt underwriting, as clients took advantage of both a strong rebound in equity valuations, and in loan and bond prices to raise capital after the initial market disruption from COVID-19 subsided. From equity and debt underwriting activities, we generated $902.0 million and $546.0 million in revenues, respectively, for 2020, compared with $362.0 million and $407.3 million in revenues, respectively, for 2019.

Other investment banking revenues were $32.3 million for 2020, compared with of $125.6 million for 2019. Results for 2020 include net revenues of $68.9 million due to our share of the net income of Berkadia compared with net revenues $88.2 million in 2019. The lower net revenues for 2020 are due to the impairment of mortgage servicing rights as a result of lower interest rates and a decline in loan originations due to the impact of COVID-19 in the second quarter of 2020, with increased volumes and improved valuations returning in the latter part of the year. The results for 2020 also include a net loss of $37.5 million from our share of the net earnings of the Jefferies Finance joint venture, reflecting unrealized losses related to the write down of commitments and loans held-for-sale, as well as reserves recorded on the loan portfolio during the current year period, primarily due to the impact of COVID-19 on the markets and the economy. This compares with net revenues of $22.3 million during 2019, inclusive of $12.5 million in costs from refinancing its debt. The results in both years also include the amortization of costs and allocated interest expense related to our investment in the Jefferies Finance business. In addition, Other investment banking results for 2020 include unrealized write-downs of private equity investments received or acquired in connection with our investment banking activities.

Equities Net Revenues

Equities are comprised of net revenues from:
•services provided to our clients from which we earn commissions or spread revenue by executing, settling and clearing transactions for clients;
•advisory services offered to clients;
•financing, securities lending and other prime brokerage services offered to clients, including capital introductions and outsourced trading; and
•wealth management services.

Total equities net revenues were a record $1.30 billion for 2021, an increase of 15.3%, over the previous year record of $1.13 billion for 2020. Overall, our record results were driven by strong client activity and trading performance across all regions.

Our global cash equities business had record results driven by significant client activity and strong trading revenue, including trading gains from SPAC-related activity, and our electronic trading platform continues to expand and achieve record results. Our derivatives business achieved record results, driven by strong client activity and trading revenues. Our prime services franchise had record results driven by higher balances and increased client activity, as well as higher financing revenues in our securities finance business. Our results were slightly offset by lower revenues in our global convertibles businesses primarily driven by lower trading volumes and volatility.

Our execution franchise continues to be top-ranked by Greenwich Associates in electronic trading and our global convertibles business was ranked #1 in global overall quality. Each of our research franchises in the U.S., Europe, and across Asia Pacific are now ranked within the top 8 by Institutional Investor. Our global distribution platform has received several top 5 rankings by Institutional Investor in sales and sector strategy.

Total equities net revenues were $1.13 billion for 2020, an increase of 45.9%, over the $774.0 million for 2019. Our strong performance was a result of the continued expansion of our business both from a product and geographic perspective, increased market volumes and the continued momentum of our client franchise. We increased our market share globally, as we were well-positioned to respond to our clients' dynamic needs during the year.

Our overall results included strong net revenues across each region, including the Americas, Europe, and Asia Pacific. Each of our regional businesses is continuing to benefit from our overall global expansion and network. We believe we provided consistent and exceptional advisory and execution capabilities to our clients globally throughout this unprecedented period.

On a product basis, our overall results included strong net revenues in our global cash equities businesses and across most of our global electronic trading businesses, as well as our domestic and international convertibles businesses. Our electronic trading and convertibles franchises continued to maintain several market-leading positions, while our cash equities franchise continued to improve its market share and competitive positioning.

The results in our global cash equities businesses were driven by increased client activity, market volumes and improved trading. While global market trading volumes and higher volatility drove an increase in commissions, our results in Asia Pacific were also driven by our expansion and investment in the region in 2019 and 2020 across advisory and execution capabilities. The results in our global convertibles business were driven by strong primary and secondary trading activity and higher volatility, and also the expansion of the business in London we undertook in late 2018. Our global electronic trading business achieved strong results, which were driven by increased global market volumes, volatility, and the continued strength of the global platform. Our exchange traded funds business had higher results driven by increased trading revenues and the better market environment.

Fixed Income Net Revenues

Fixed income is comprised of net revenues from:
•executing transactions for clients and making markets in securitized products, investment grade, high yield, distressed, emerging markets, municipal and sovereign securities and bank loans, as well as foreign exchange execution on behalf of clients;
•interest rate derivatives and credit derivatives; and
•financing services offered to clients.

Fixed income net revenues totaled $959.1 million for 2021, a decrease of 28.5% compared with record net revenues of $1.34 billion for 2020, driven by reduced global trading volumes across several products. While 2021 revenues decreased from 2020, our fixed income franchise produced solid overall trading results across most of our businesses, reflecting continued strength in certain of our credit-focused businesses and strong client demand in structuring and financing credit products and for trading securitized products. The results in 2020 significantly benefited from strong trading volumes due to extremely active markets and high levels of volatility.

Net revenues for 2021 were higher in our securitized markets groups and distressed trading business, as compared with the prior year. In addition, 2021 results benefited from trading gains in our municipal securities business compared to 2020 when markets experienced a significant sell-off due to the impact of COVID-19. Our revenues also benefited from ongoing investments across our European credit franchise.

Our 2021 results also include lower revenues in our U.S. and International rates businesses due to a decline in trading opportunities, as a result of lower volatility, as the prior year benefited from significant client activity and wider bid-offer spreads. Lower results across our investment grade corporates and emerging markets businesses, as well as our high yield and loan trading businesses, were driven by reduced client activity and lower levels of volatility in 2021.

Fixed income net revenues totaled a record $1.34 billion for 2020, an increase of 96.8% compared with net revenues of $681.4 million for 2019, a result of strong client activity both in primary and secondary markets across products and regions, as well as periods of elevated market volatility. Our overall results included record net revenues regionally in each of the Americas, Europe and Asia, as the business successfully managed through the markets' high volumes and levels of uncertainty during the year.

Our global rates businesses generated record net revenues for 2020, driven by higher volatility and wider bid-offer spreads, particularly during the second quarter. Our results for 2020 also benefited from low interest rates and a favorable market environment, compared to 2019 when economic challenges and uncertainties, such as Brexit, limited client activity and trading opportunities.

Record results in our leveraged credit, European and Asian credit and investment grade corporates businesses resulted from robust revenues across regions and products due to increased client activity and higher levels of volatility during 2020. Similarly, record revenues from our global emerging markets business benefited from more favorable market conditions driving strong investor demand, as well as an increase in new issuance.

Revenues in our U.S. securitized markets group were higher due to an increase in demand for new issuance in the securitization markets and as the relative higher yields on securitized products drove investor demand in the second half of 2020.

The record results were partially offset by lower revenues in our municipal securities business, which was impacted by a significant sell-off in the second quarter of 2020 before stabilizing and recovering over the second half of 2020.

Other

Other is comprised of revenues from:
• principal investments in private equity and hedge funds managed by third-parties and are not part of our asset management platform and other strategic investment positions; and
• investments held as part of employee benefit plans, including deferred compensation plans (for which we incur an equal and offsetting amount of compensation expenses).

Our net revenues from our other business category totaled $5.7 million for 2021, $69.1 million for 2020 and $(4.2) million for 2019. Results for 2020 include gains of $61.5 million from macro hedges that were bought and sold in 2020 at the onset of the COVID-19 pandemic.

Compensation and Benefits
Compensation and benefits expense consists of salaries, benefits, commissions, annual cash compensation and share-based awards and the amortization of share-based and cash compensation awards to employees. Cash and share-based awards and a portion of cash awards granted to employees as part of year end compensation generally contain provisions such that employees who terminate their employment or are terminated without cause may continue to vest in their awards, so long as those awards are not forfeited as a result of other forfeiture provisions (primarily non-compete clauses) of those awards. Accordingly, the compensation expense for a portion of awards granted at year end as part of annual compensation is recorded during the year of the award. Compensation and benefits expense includes amortization expense associated with these awards to the extent vesting is contingent on future service. In addition, the awards to our Chief Executive Officer and President contain market and performance conditions and the awards are amortized over their service periods.

Compensation and benefits expense increased to $3.34 billion in 2021 from $2.75 billion in 2020. The following table provides a summary of compensation and benefits expense (dollars in thousands):

	2021	2020	2019
Compensation expense without future service requirements	$2,950,971	$2,254,003	$1,313,308
Amortization of share-based and cash-based awards	201,487	312,761	339,464
Amendment of certain service provisions	186,803	179,618	—
Total Compensation and benefits expense	$3,339,261	$2,746,382	$1,652,772

Compensation and benefits expense as a percentage of Net revenues	48.3%	54.1%	53.1%
Compensation and benefits expense as a percentage of Net revenues, excluding the impact of the amendment of certain service provisions	45.6%	50.6%	53.1%

A significant portion of compensation expense is highly variable with net revenues. Compensation and benefits expense in 2021 increased at a lower rate than the increase in net revenues. During the fourth quarter of 2021 and the fourth quarter of 2020, Jefferies Group amended the service requirement provisions of certain cash-based awards that had been granted during previous years. Compensation expense of $186.8 million and $179.6 million, respectively, was recorded to reflect the acceleration of amortization that resulted from these amendments. Amortization of share-based and cash-based awards decreased in 2021 and 2020, as compared to the previous years, primarily as a result of the accelerated amortization recognized in 2020.

Non-Compensation Expenses
Non-compensation expenses include floor brokerage and clearing fees, underwriting costs, technology and communications expense, occupancy and equipment rental expense, business development, professional services, bad debt provision, impairment charges, depreciation and amortization expense and other costs. All of these expenses, other than floor brokerage and clearing fees, and depreciation and amortization expense, are included in Selling, general and other expenses in the Consolidated Statements of Operations.
Non-compensation expenses were $1.43 billion for 2021, an increase of $230.5 million, or 19.3%, compared with $1.20 billion for 2020. Non-compensation expenses as a percentage of Investment Banking and Capital Markets net revenues were 20.7% and 23.6% for 2021 and 2020, respectively, demonstrating the operating leverage inherent in our business.
The increase in non-compensation expenses was largely due to higher Floor brokerage and clearing fees on increased trading volumes in equities and higher underwriting costs and business development expenses as investment banking activity increased and higher costs associated with our increased recruiting efforts. The increase also included higher technology and communication expenses, primarily related to the development of various trading and management systems and increased market data costs. Professional services expenses were also higher primarily due to legal and agency fees to support growing activity across our businesses.
Results in 2021 also included higher non-compensation expenses, primarily due to an increase in bad debt expense mostly related to a specific default in our prime brokerage business and $38.2 million in costs related to the early redemption of Jefferies Group's senior notes, partially offset by a reduction in the loss provision for investment banking receivables.
Non-compensation expenses were $1.20 billion for 2020, an increase of $84.7 million, or 7.6%, compared with $1.11 billion for

2019. Non-compensation expenses as a percentage of Net revenues were 23.6% and 35.7% for 2020 and 2019, respectively, demonstrating the operating leverage inherent in our business.
The increase in non-compensation expenses was primarily due to higher Floor brokerage and clearing fees due to then record net revenues in equities and record net revenues in fixed income resulting from an increase in trading volumes. The increase was also due to higher underwriting costs, primarily due to then record investment banking net revenues resulting from an increase in the number of transactions and higher technology and communication expenses, primarily related to costs associated with the development of various trading systems, increased market data and higher connectivity usage due to the expansion of certain businesses in Asia. Non-compensation expense also increased due to higher other expenses, which included our charitable donations of $8.6 million, in memory of Peg Broadbent, Jefferies Group's longstanding, esteemed CFO who tragically died from complications of COVID-19 in March 2020. Additionally, other expenses in 2020 also included $34.0 million attributed to our donation made to various charities in support of the Australian wildfire relief effort, costs associated with the early retirement of Jefferies Group's 6.875% senior notes in November 2020 and costs related to provisions for receivable losses. The increase in non-compensation expenses was partially offset by significantly lower business development expenses as business travel and hosted events were curtailed due to COVID-19.

Asset Management

Our asset management business is a diversified alternative asset management platform offering institutional clients an innovative range of investment strategies and asset classes directly and through our affiliated asset managers. We provide access to capital and provide certain of our affiliated asset managers with operational infrastructure and global marketing and distribution.
A summary of results of operations for our Asset Management reportable segment is as follows (in thousands):

	2021	2020	2019

Net revenues	$336,013	$234,910	$86,838

Expenses:
Compensation and benefits	82,726	89,527	63,305
Non-compensation expenses:
Floor brokerage and clearing fees	35,825	25,509	20,715
Selling, general and other expenses	48,933	46,095	40,435
Depreciation and amortization	1,901	5,228	2,042
Total non-compensation expenses	86,659	76,832	63,192
Total expenses	169,385	166,359	126,497
Income (loss) before income taxes and income related to associated companies	166,628	68,551	(39,659)
Loss related to associated companies	—	—	(352)
Income (loss) before income taxes	$166,628	$68,551	$(40,011)

Revenues

Asset management net revenues include the following:
•    Total asset management fees: management and performance fees from funds and accounts managed by us;
•     Revenue from arrangements with strategic affiliates: revenues from affiliated asset managers in which we hold interests that entitle us to portions of their revenues and/or profits, as well as earnings on our ownership interests in our affiliated asset managers; and
•    Investment return: this includes investment income from capital invested in and managed by us and our affiliated asset managers.

The key components of asset management revenues are the level of assets under management and the performance return, for the most part on an absolute basis and, in certain cases, relative to a benchmark or hurdle. These components can be affected by financial markets, profits and losses in the applicable investment portfolios and client capital activity. Further, asset management fees vary with the nature of investment management services. The terms under which clients may terminate our investment management authority, and the requisite notice period for such termination, varies depending on the nature of the investment vehicle and the liquidity of the portfolio assets. In some instances, performance fees and similar revenues are generally recognized once a year when they become fixed and determinable and are not probable of being significantly reversed, typically in December. As a result, a significant portion of our performance fees and similar revenues generated from investment returns in a calendar year are recognized in our following fiscal year.

The following summarizes the results of our Asset Management businesses revenues by asset class (in thousands):

	2021	2020	2019

Asset management fees:
Equities	$6,927	$6,158	$4,390
Multi-asset	7,909	8,544	18,798
Total asset management fees	14,836	14,702	23,188
Revenue from arrangements with strategic affiliates (1)	105,897	11,837	1,807
Total asset management fees and revenues	120,733	26,539	24,995

Investment return (2)	260,187	256,855	102,391
Allocated net interest (2)	(44,907)	(48,484)	(40,548)
Total Asset Management revenues	$336,013	$234,910	$86,838

(1)The amounts include our share of fees received by affiliated asset management companies with which we have revenue and profit share arrangements, as well as earnings on our ownership interest in affiliated asset managers.
(2)Allocated net interest represents an allocation to Asset Management of long-term debt interest expense, net of interest income on our Cash and cash equivalents and other sources of liquidity. Allocated net interest has been disaggregated to increase transparency and to make clearer actual Investment return. We believe that aggregating Investment return and Allocated net interest would obscure the Investment return by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods.

Asset management net revenues for 2021 were a record $336.0 million, compared with $234.9 million for 2020, driven by a substantial increase in asset management fees and revenues and higher investment returns across certain platforms. Asset management fees and revenues in 2021 of $120.7 million, as compared with $26.5 million in the prior year, were driven by significant increases in management, performance and similar fees and revenues from our strategic affiliates.

Asset management net revenues for 2020 were $234.9 million, compared with $86.8 million for 2019, primarily as a result of higher investment returns. Since 2019, we made capital investments in several new separately managed accounts and funds. Total asset management revenues for 2020 are also reflective of a 6.2% increase in total asset management fees and revenues, primarily attributed to higher revenues from our share of fees received by affiliated asset management companies with which we have revenue and profit share arrangements, partially offset by a decline in asset management fees.

Expenses

The increase in expenses in the 2021 as compared with 2020 primarily reflects an increase in Floor brokerage and clearing fees in 2021 partially offset by the wind down of one of our businesses in the second quarter of 2020. The increase in expenses in 2020 as compared with 2019 primarily reflects the expansion of the Asset Management business, additional costs from the wind down of one of our asset management businesses and the dedication of resources previously included in Corporate.

Assets Under Management

The tables below include only third-party assets under management by us, excluding those of our affiliated asset managers.

Assets under management by predominant asset class were as follows (in millions):

	November 30,
	2021	2020

Assets under management:
Equities	$349	$481
Multi-asset	482	293
Total	$831	$774

Changes in assets under management during the year were as follows (in millions):

	2021	2020

Balance, beginning of period	$774	$1,216
Net cash flow in (out)	21	(319)
Net market appreciation (depreciation)	36	(123)
Balance, end of period	$831	$774

The change in assets under management in our wholly-owned managers during 2021 is primarily due to new subscriptions and investments from third-parties and net market appreciation, partially offset by redemptions from and liquidations of certain funds. The change in assets under management in our wholly-owned managers during 2020 is primarily due to the liquidation and redemptions from certain funds related to the wind down of our quantPORT asset management platform and market depreciation, partially offset by increased investments by third-parties in certain funds and managed accounts.

Our definition of assets under management is not based on any definition contained in any of our investment management agreements and differs from the manner in which "Regulatory Assets Under Management" is reported to the SEC on Form ADV.

Asset Management Investments

Our asset management business makes seed and additional strategic investments directly in alternative asset management separately managed accounts and co-mingled funds where we act as the asset manager or in affiliated asset managers where we have strategic relationships and participate in the revenues or profits of the affiliated manager. Our asset management investments generated an investment return of $260.2 million, $256.9 million and $102.4 million for 2021, 2020 and 2019, respectively. The following table reflects amounts invested by asset manager (in thousands):

	November 30,
	2021	2020

Jefferies Financial Group Inc., as manager:
Fund investments (1)	$221,359	$258,893
Separately managed accounts (2)	251,665	352,084
Total	473,024	610,977

Third-party, as manager:
Fund investments	831,508	650,585
Separately managed accounts (2)	368,377	323,943
Investments in asset managers	222,661	162,268
Total	1,422,546	1,136,796

Total asset management investments	$1,895,570	$1,747,773

(1)    Due to the level or nature of an investment in a fund, we may consolidate that fund, and accordingly, the assets and liabilities of the fund are included in the representative line items in the consolidated financial statements. At November 30, 2021 and 2020, $76.5 million and $0.1 million, respectively, represents net investments in funds that have been consolidated in our financial statements.
(2)    Where we have investments in a separately managed account, the assets and liabilities of such account are presented in the Consolidated Statements of Financial Condition within each respective line item.
Collectively, we and our affiliated asset managers have aggregate net asset values or net asset value equivalent assets under management of approximately $23.6 billion and $16.0 billion at November 30, 2021 and 2020, respectively. Net asset values or net asset value equivalent assets under management are comprised of the fair value of the net assets of a fund or the net capital invested in a separately managed account. (In the third quarter of 2021, we made changes to our disclosure of aggregate assets under management to exclude the aggregate par value of collateralized loan obligations that are managed by Jefferies Finance, in order to better align the manner in which we evaluate our asset management businesses, and have presented the amount at November 30, 2020 on a comparable basis.) These include the following:

•$20.1 billion and $12.6 billion as of November 30, 2021 and 2020, respectively - This includes the assets under management raised by affiliated asset managers with whom we have an ongoing profit or revenue sharing arrangement. In some instances, due to the timing of payments and crystallization of profits or revenue, the majority of revenue related to these relationships will be realized at their calendar year end (during our first fiscal quarter).
•$2.6 billion and $2.6 billion as of November 30, 2021 and 2020, respectively - Net asset values of investments made by us in funds or separately managed accounts. At times, we will incubate strategies using our own capital during the institutional build-out phase before opening investments to outside capital. This net asset value includes our seed capital of $1.6 billion and $1.5 billion as of November 30, 2021 and 2020, respectively, in addition to amounts financed of $1.0 billion and $1.1 billion as of November 30, 2021 and 2020, respectively, invested in funds and separately managed accounts that are managed by us and our affiliated asset managers.
•$0.8 billion and $0.8 billion as of November 30, 2021 and 2020, respectively - This includes third-party investments actively managed by wholly-owned divisions.

Merchant Banking

A summary of results for Merchant Banking is as follows (in thousands):

	2021	2020	2019

Net revenues	$930,577	$681,574	$656,514

Expenses:
Cost of sales	470,870	338,588	319,641
Compensation and benefits	93,526	65,770	50,809
Non-compensation expenses:
Selling, general and other expenses	129,146	163,161	127,199
Interest	3,208	4,680	5,141
Depreciation and amortization	67,464	67,236	69,693
Total non-compensation expenses	199,818	235,077	202,033
Total expenses	764,214	639,435	572,483
Income before income taxes and income (loss) related to associated companies	166,363	42,139	84,031
Income (loss) related to associated companies	(94,419)	(75,483)	203,279
Income (loss) before income taxes	$71,944	$(33,344)	$287,310

The increase in Net revenues in 2021 as compared to 2020 is primarily due to increased revenues at Idaho Timber and in our real estate businesses, and an increase in realized and unrealized gains on financial instruments. The increase in Compensation and benefits expense in 2021 as compared to 2020 is primarily due to increases at Vitesse, Idaho Timber and HomeFed. The increase in Cost of sales in 2021 as compared to 2020 primarily correlates to the increased sales at Idaho Timber and in our real estate businesses. The decrease in Selling, general and other expenses in 2021 as compared to 2020 primarily reflects non-cash charges in 2020 to JETX Energy's and Vitesse Energy's oil and gas assets and write-downs to some of our real estate investments at HomeFed.

The increase in Net revenues in 2020 as compared to 2019 is primarily due to an increase in revenues at Idaho Timber and an increase in realized and unrealized gains on financial instruments, partially offset by the 2019 pre-tax gains on the sale of our remaining 31% interest in National Beef and on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed. The increase in Compensation and benefits expense in 2020 as compared to 2019 is primarily due to an increase at Idaho Timber and the full year acquisition impact of HomeFed. The increase in Cost of sales in 2020 as compared to 2019 primarily reflects the increased sales at Idaho Timber. The increase in Selling, general and other expenses in 2020 as compared to 2019 primarily reflects increased non-cash charges in 2020 to JETX Energy's and Vitesse Energy's oil and gas assets and write-downs to some of our real estate investments at HomeFed, partially offset by lease abandonment charges at JETX Energy in 2019.

A summary of results for Merchant Banking by significant business and investment is as follows (in thousands):

	Revenues	Expenses	Income (Loss) from Associated Companies	Total Pre-Tax Income (Loss)

2021
Oil and gas	$151,807	$146,811	$—	$4,996
Idaho Timber	538,692	433,683	—	105,009
Real estate	130,051	108,022	(6,177)	15,852
Other	110,027	75,698	(88,242)	(53,913)
Total	$930,577	$764,214	$(94,419)	$71,944

2020
Oil and gas	$141,973	$178,679	$—	$(36,706)
Idaho Timber	421,497	341,796	—	79,701
Real estate	47,160	66,043	(46,050)	(64,933)
Other	70,944	52,917	(29,433)	(11,406)
Total	$681,574	$639,435	$(75,483)	$(33,344)

2019
Oil and gas	$150,224	$170,680	$—	$(20,456)
Idaho Timber	324,786	306,832	—	17,954
Real estate	37,405	39,940	7,549	5,014
National Beef	—	—	232,042	232,042
Spectrum Brands	89,497	—	—	89,497
Other	54,602	55,031	(36,312)	(36,741)
Total	$656,514	$572,483	$203,279	$287,310

Oil and Gas

Oil and gas results for 2021 were higher than 2020 primarily due to slightly increased production revenues and impairment charges recorded during the first half of 2020, partially offset by increased unrealized losses related to oil hedge derivatives. Oil and gas net revenues totaled $151.8 million and $142.0 million during 2021 and 2020, respectively, and primarily consist of three components:
•Production revenues (include the impact of realized gains and losses related to oil hedges) were $172.1 million and $156.8 million in 2021 and 2020, respectively. The increase in production revenues related to higher oil and gas prices and slightly higher volumes due to fewer inactive wells, partially offset by greater realized losses on oil hedges due to the higher oil prices. Production revenues included realized gains (losses) on oil hedges of $(12.4) million and $52.7 million in 2021 and 2020, respectively.
•Net unrealized losses related to oil hedge derivatives were $20.3 million and $7.0 million in 2021 and 2020, respectively. As discussed further in Note 4 to the consolidated financial statements, Vitesse Energy uses swaps and call and put options to reduce exposure to future oil price fluctuations. For 2021, approximately 48% of oil production was hedged at a weighted average price of approximately $54/barrel. For 2022, approximately 45% of expected oil production is hedged at a weighted average price of approximately $59/barrel.
•Mark-to-market gains (losses) related to a financial instrument owned held at fair value were not material in 2021 and $(7.8) million during 2020.
Total expenses for Oil and gas were $146.8 million during 2021 as compared to $178.7 million in 2020. The decrease in expenses was primarily due to non-cash charges in 2020 of $34.6 million to write down JETX Energy's oil and gas assets to reflect the impact of oil price declines during the period and $13.2 million to write down Vitesse Energy's oil and gas assets in the DJ Basin.

Oil and gas results for 2020 were lower than 2019 primarily due to curtailed production, lower oil prices and impairment charges recorded during the first half of the year. Oil and gas net revenues totaled $142.0 million during 2020 and $150.2 million during 2019, and primarily consist of three components:
•Production revenues (include the impact of realized gains and losses related to oil hedges) were $156.8 million in 2020 and $176.9 million in 2019. The decrease in production revenues related both to lower oil prices on current volume and decisions made to pause production on a portion of operating wells due to expectation of higher future prices. Production revenues included realized gains on oil hedges of $52.7 million in 2020 and $1.5 million in 2019.
•Net unrealized losses related to oil hedge derivatives were $7.0 million in 2020 and $6.5 million in 2019. As discussed further in Note 4 to the consolidated financial statements, Vitesse Energy uses swaps and call and put options to reduce exposure to future oil price fluctuations. For 2020, approximately 108% of oil production was hedged at a weighted average price of approximately $60/barrel.
•Mark-to-market losses related to a financial instrument owned held at fair value were $7.8 million during 2020 and $20.2 million during 2019.
Total expenses for Oil and gas were $178.7 million during 2020 as compared to $170.7 million in 2019. Although some of Vitesse Energy's operating expenses were lower due to reduced production, this was offset by non-cash charges in 2020 to JETX Energy's oil and gas assets of $34.6 million and to Vitesse Energy's oil and gas assets in the DJ Basin of $13.2 million. 2019 also included lease abandonment charges of $15.1 million and non-cash charges to JETX Energy's oil and gas assets of $10.9 million at JETX Energy.

Idaho Timber
High demand for wood for home improvement and construction, primarily in the first half of the year, led to favorable pricing and record results for Idaho Timber in 2021. Net revenues increased during 2021 as compared to 2020, primarily due to an increase in average selling price of 43%. High demand for wood for home improvement and construction led to favorable pricing and strong results for Idaho Timber in 2020. Net revenues increased during 2020 as compared to 2019, primarily due to an increase in average selling price of 29%.
The increase in total expenses for Idaho Timber during 2021 as compared to 2020 and during 2020 as compared to 2019 primarily reflects increased cost of sales and increased compensation expense.
Real Estate

The increase in real estate revenues and expenses in 2021 as compared to 2020 reflects increased revenues from sales of properties and the related cost of sales. During 2021, we sold a self-storage facility and recognized revenues of $26.4 million and cost of sales of $12.4 million related to this sale. The increase in real estate revenues and real estate expenses during 2020 as compared to 2019, primarily relates to the July 1, 2019 acquisition of the remaining 30% of HomeFed we did not previously own. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis.

Income (loss) related to real estate associated companies for 2020, includes a non-cash charge of $55.6 million to fully write off the value of HomeFed's RedSky JZ Fulton Investors ("RedSky JZ Fulton Mall") joint venture investment due to the softening of the Brooklyn real estate market and a non-cash charge of $6.9 million to fully write off HomeFed's interest in the Brooklyn Renaissance Plaza hotel related to the significant impact of COVID-19.

National Beef and Spectrum Brands

Income from associated companies in 2019, reflects our share of National Beef's results prior to our sale in November 2019.

Spectrum Brands net revenues reflect changes in the value of our investment. We classified Spectrum Brands as a financial instrument owned, at fair value for which the fair value option was elected and we reflected mark-to-market adjustments in Principal transactions revenues. We distributed all of our Spectrum Brands shares through a special pro rata dividend effective on October 11, 2019. We recorded a $451.1 million dividend payable as of the September 16, 2019 declaration date, which was equal to the fair value of Spectrum Brands shares at that time.

Other

Other revenues reflect realized and unrealized gains (losses) on financial instruments owned, which are held at fair value, of $73.0 million, $54.8 million and $(280.0) million during 2021, 2020 and 2019, respectively. The gains (losses) on financial instruments owned include mark-to-market changes in the value of our investments in public companies of $72.9 million, $31.8 million and $(16.6) million for 2021, 2020 and 2019, respectively, and for 2020, a gain of $61.5 million from effective short-term hedges against mark-to-market and fair value decreases in our portfolio investments. The gains (losses) on financial instruments owned also include unrealized losses on WeWork of $43.0 million and $182.3 million during 2020 and 2019, respectively. During 2013, we invested $9.0 million in WeWork. We sold our remaining interest in WeWork during 2021 and recognized principal transaction revenues of $25.3 million during the year. We received total cumulative proceeds related to our investment in WeWork of $67.1 million.

Other revenues for 2019 also include a $205.0 million pre-tax gain on the sale of our remaining 31% interest in National Beef and a $72.1 million pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed.

Corporate

A summary of results of operations for Corporate is as follows (in thousands):

	2021	2020	2019

Net revenues	$3,042	$13,258	$32,833

Expenses:
Compensation and benefits	35,611	39,184	58,005
Non-compensation expenses:
Selling, general and other expenses	19,253	26,197	39,820
Depreciation and amortization	2,764	3,496	3,475
Total non-compensation expenses	22,017	29,693	43,295
Total expenses	57,628	68,877	101,300
Loss before income taxes	$(54,586)	$(55,619)	$(68,467)
Net revenues primarily include realized and unrealized securities gains and interest income for investments held at the holding company. Total expenses include share-based compensation expense of $16.3 million, $13.7 million and $22.9 million for 2021, 2020 and 2019, respectively. Share-based compensation expense for 2021 includes $7.0 million related to the full current fair value of certain share-based grants made during 2021, which were fully vested upon grant.
Parent Company Interest
Parent company interest totaled $53.1 million, $53.4 million and $53.0 million for 2021, 2020 and 2019, respectively. In connection with the acquisition of HomeFed in 2019, we began capitalizing interest. Total amounts of interest expense may fluctuate due to capitalization of interest.
During the fourth quarter of 2021, we repurchased $308.3 million principal amount of our $750.0 million outstanding 5.50% Senior Notes due October 18, 2023 and incurred $26.0 million of costs relating to the early redemption of these notes. As a result of the debt repurchase, interest expense in future periods will be reduced.

Income Taxes

Our provision for income taxes was $576.7 million for 2021, representing an effective tax rate of 25.6%. For 2020, our provision for income taxes was $298.7 million, representing an effective tax rate of 28.0%. The decrease in the effective tax rate is primarily related to decreases in our unrecognized tax benefits and related interest, and favorable settlements with taxing authorities.
For 2019, our benefit for income taxes from continuing operations was $484.0 million. As discussed in the Notes to Consolidated Financial Statements, during the second quarter of 2019, we completed the sale of our available for sale portfolio. In connection therewith, we recognized a tax benefit of $544.6 million during 2019. Unrealized gains and losses on available for sale securities, and their associated tax impacts, are recorded directly to equity as part of the Accumulated other comprehensive income (loss) balance. Following the portfolio approach, when unrealized gains and losses and their associated tax impacts are recorded at a then current tax rate, and then realized later at a different tax rate, the difference between the tax impact initially recorded in Accumulated other comprehensive income (loss) and the tax impact removed from Accumulated other comprehensive income (loss) upon realization remains in Accumulated other comprehensive income (loss) until the disposal of the portfolio and is referred to as a "lodged tax effect." Large changes in the fair value of our available for sale securities, primarily during 2008 through 2010, combined with fluctuations in our tax rate during those periods, generated a lodged tax benefit of $544.6 million. As a result of steps to improve our Corporate investment management efforts, we sold the remaining portion of our available for sale portfolio in the second quarter of 2019, which resulted in the realization of the $544.6 million tax benefit. While this realization did not impact total equity, it resulted in a tax benefit reflected in the Consolidated Statement of Operations of $544.6 million and, as a result, Retained earnings increased and Accumulated other comprehensive income (loss) decreased by corresponding amounts. For further information on income taxes, see Note 19 to our consolidated financial statements.

Selected Statement of Financial Condition Data

The tables below reconcile the balance sheet for each of our reportable segments to our consolidated balance sheet (in thousands):

	November 30, 2021
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Consolidation Adjustments	Total
Assets
Cash and cash equivalents	$8,813,434	$3,651	$146,577	$1,791,471	$—	$10,755,133
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	1,015,107	—	—	—	—	1,015,107
Financial instruments owned, at fair value	17,097,333	2,409,428	321,909	—	—	19,828,670
Loans to and investments in associated companies	1,150,782	193,800	401,208	—	—	1,745,790
Securities borrowed	6,409,420	—	—	—	—	6,409,420
Securities purchased under agreements to resell	7,618,652	23,832	—	—	—	7,642,484
Securities received as collateral, at fair value	7,289	—	—	—	—	7,289
Receivables	7,352,435	387,932	91,253	7,620	—	7,839,240
Property, equipment and leasehold improvements, net	870,512	6,319	25,082	9,317	—	911,230
Intangible assets, net and goodwill	1,707,807	143,304	46,389	—	—	1,897,500
Other assets	860,603	37,533	1,230,632	624,519	(401,040)	2,352,247
Total assets	52,903,374	3,205,799	2,263,050	2,432,927	(401,040)	60,404,110

Liabilities
Long-term debt (1) (2)	7,038,284	1,084,168	316,285	687,008	—	9,125,745
Other liabilities	39,295,448	1,089,863	249,417	314,637	(401,040)	40,548,325
Total liabilities	46,333,732	2,174,031	565,702	1,001,645	(401,040)	49,674,070

Redeemable noncontrolling interests	—	—	25,400	—	—	25,400
Mandatorily redeemable convertible preferred shares	—	—	—	125,000	—	125,000
Noncontrolling interests	737	10,387	14,761	—	—	25,885
Total Jefferies Financial Group Inc. shareholders' equity	$6,568,905	$1,021,381	$1,657,187	$1,306,282	$—	$10,553,755

(1)    Jefferies Group long-term debt of $8.12 billion at November 30, 2021, which includes Foursight Capital credit facilities of $82.6 million, is allocated to Investment Banking and Capital Markets, and Asset Management reportable segments based on an internal management view only and may not be reflective of what long-term debt would be on a stand-alone segment basis.
(2)    Long-term debt within Merchant Banking of $316.3 million at November 30, 2021, primarily includes $248.7 million for real estate businesses and $67.6 million for Vitesse Energy. At November 30, 2021, Vitesse Energy had $68.0 million drawn out of the maximum $140.0 million borrowing base on its credit facility. See Note 12 in our consolidated financial statements for additional information.

	November 30, 2020
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Consolidation Adjustments	Total
Assets
Cash and cash equivalents	$7,109,289	$10,109	$205,397	$1,730,353	$—	$9,055,148
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	604,321	—	—	—	—	604,321
Financial instruments owned, at fair value	15,269,911	2,549,563	305,103	—	—	18,124,577
Loans to and investments in associated companies	995,730	144,707	546,126	—	—	1,686,563
Securities borrowed	6,934,762	—	—	—	—	6,934,762
Securities purchased under agreements to resell	5,096,769	—	—	—	—	5,096,769
Securities received as collateral, at fair value	7,517	—	—	—	—	7,517
Receivables	6,141,826	379,967	88,730	52	(1,808)	6,608,767
Property, equipment and leasehold improvements, net	848,876	8,121	28,902	11,305	—	897,204
Intangible assets, net and goodwill	1,721,277	143,310	48,880	—	—	1,913,467
Other assets	875,573	29,372	1,152,899	429,207	(297,794)	2,189,257
Total assets	45,605,851	3,265,149	2,376,037	2,170,917	(299,602)	53,118,352

Liabilities
Long-term debt (1) (2)	6,347,797	676,883	334,648	992,711	—	8,352,039
Other liabilities	33,277,240	1,758,372	202,596	239,506	(299,602)	35,178,112
Total liabilities	39,625,037	2,435,255	537,244	1,232,217	(299,602)	43,530,151

Redeemable noncontrolling interests	—	—	24,676	—	—	24,676
Mandatorily redeemable convertible preferred shares	—	—	—	125,000	—	125,000
Noncontrolling interests	712	16,677	17,243	—	—	34,632
Total Jefferies Financial Group Inc. shareholders' equity	$5,980,102	$813,217	$1,796,874	$813,700	$—	$9,403,893

(1)    Jefferies Group long-term debt of $7.02 billion at November 30, 2020, which includes Foursight Capital credit facilities of $129.0 million, is allocated to Investment Banking and Capital Markets, and Asset Management reportable segments based on an internal management view only and may not be reflective of what long-term debt would be on a stand-alone segment basis.
(2)    Long-term debt within Merchant Banking of $334.6 million at November 30, 2020, primarily includes $236.8 million for real estate businesses and $97.9 million for Vitesse Energy. At November 30, 2020, Vitesse Energy had $98.5 million drawn out of the maximum $120.0 million borrowing base on its credit facility. See Note 12 in our consolidated financial statements for additional information.

The table below presents our capital by significant business and investment (in thousands):

	November 30,
	2021	2020

Investment Banking and Capital Markets	$6,568,905	$5,980,102

Asset Management	1,021,381	813,217

Merchant Banking:
Oil and gas	510,798	526,642
Real estate	476,939	531,553
Linkem	133,778	198,991
FXCM	99,441	133,375
Idaho Timber	87,527	85,595
Investments in public companies	231,307	192,363
Other	117,397	128,355
Total Merchant Banking	1,657,187	1,796,874

Corporate liquidity and other assets, net of Corporate liabilities including long-term debt	1,306,282	813,700

Total Capital	$10,553,755	$9,403,893

Liquidity and Capital Resources
Parent Company Liquidity
Our strategy focuses on continuing to build out our investment banking effort, enhancing our capital markets businesses and further developing our Leucadia Asset Management alternative asset management platform, while returning excess capital to shareholders. We own a legacy portfolio of businesses and investments that we historically denominated as our "Merchant Banking" business and are reflected in our consolidated results as consolidated subsidiaries, equity investments, securities or in other ways. We are well along in the process of liquidating this portfolio, with the intention of selling to third parties, distributing to shareholders or transferring the balance of this portfolio to our Asset Management reportable segment over the next few years.
Over our last four fiscal years, we generated significant excess liquidity from operations and sales of Merchant Banking businesses. In keeping with our strategy, $3.9 billion was returned to shareholders, including 127 million shares repurchased at an average price of $21.55 per share (equal to 38% of book value at the beginning of this four-year period). In addition, in light of our performance and prospects, as well as our limited need for incremental equity capital, in January 2022, our Board of Directors increased our quarterly dividend to $0.30 per share, a 140% increase from two years ago, and increased our share buyback authorization back to a total of $250 million. We expect to continue to return capital to shareholders via dividends and buybacks, as well as, if financial conditions and circumstances permit, in-kind distributions or special cash dividends as we complete the wind down of the legacy Merchant Banking portfolio.
Parent company liquidity, which includes cash and investments that are easily convertible into cash within a relatively short period of time total $2.00 billion at November 30, 2021, and are primarily comprised of cash, prime and government money market funds and other publicly traded securities. These are classified in the Consolidated Statement of Financial Condition as cash and cash equivalents and financial instruments owned, at fair value. At November 30, 2021, $1.56 billion of this amount is invested in U.S. government money funds that invest at least 99.5% of its total assets in cash, securities issued by the U.S. government and U.S. government-sponsored entities and repurchase agreements that are fully collateralized by cash or government securities.
During the year ended November 30, 2021, our parent company received cash distributions of $1.05 billion from our subsidiary businesses, including $769.9 million from Jefferies Group. We also received $118.2 million from divestitures and repayments of advances.

Our annual recurring cash requirements, including the payment of interest on our parent company debt, dividends and corporate cash overhead expenses, are estimated to aggregate to approximately $387.7 million in the upcoming year. Dividends paid during the year ended November 30, 2021 of $222.8 million include quarterly dividends of $0.20 per share for each of the first two quarters of 2021 and $0.25 per share for each of the last two quarters of 2021. In January 2022, our Board of Directors increased our quarterly dividend by 20% to $0.30 per share. The payment of dividends is subject to the discretion of our Board of Directors and depends upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that our Board of Directors may deem to be relevant.
For many years, we benefited from federal net operating loss carryovers ("NOLs") which substantially offset our federal cash tax requirements. As a result of full utilization of our federal NOLs and other tax attributes, we incurred and paid in cash federal taxes in 2021.
Our primary long-term parent company cash requirement is our $691.7 million principal outstanding as of November 30, 2021 under our long-term debt, of which $441.7 million is due in 2023 and $250.0 million in 2043. During the fourth quarter of 2021, we completed a tender offer for any and all of our 5.5% Senior Notes due October 18, 2023. $308.3 million in aggregate principal amount of the notes were repurchased, for an aggregate cash payment of $332.7 million.
Shares Outstanding

During the year ended November 30, 2021, we purchased a total of 8,540,000 of our common shares for $266.8 million, or an average price per share of $31.25. At November 30, 2021, we have approximately $162.5 million available for future repurchases. In January 2022, the Board of Directors increased the share repurchase authorization back up to $250.0 million.

At November 30, 2021, we had outstanding 243,541,431 common shares, 21,234,000 share-based awards that do not require the holder to pay any exercise price and 5,109,000 stock options that require the holder to pay an average exercise price of $23.70 per share. The 21,234,000 share-based awards include the target number of shares under the senior executive award plan. Additionally, we have mandatorily redeemable convertible preferred shares that are currently convertible into 4,440,863 common shares, at an effective conversion price of $28.15 per share. At November 30, 2021, the maximum potential increase to common shares outstanding resulting from these outstanding awards and the preferred shares is 30,784,000 (potentially an aggregate of 274,325,431 outstanding common shares if all awards and preferred shares become outstanding common shares).

Long-term Debt Ratings
From time to time in the past, we have accessed public and private credit markets and raised capital in underwritten bond financings. The funds raised have been used by us for general corporate purposes, including for our existing businesses and new investment opportunities. In addition, the ratings of Jefferies are a factor considered by rating agencies that rate the debt of our subsidiary companies, including Jefferies Group, whose access to external financing is important to its day to day operations. Ratings issued by bond rating agencies, subject to change at any time. Our long-term debt ratings as of November 30, 2021 are as follows:

	Rating	Outlook

Moody's Investors Service (1)	Baa2	Stable
Standard and Poor's	BBB	Stable
Fitch Ratings (2)	BBB	Stable
(1)    On November 10, 2021, Moody's Investors Service revised our rating of Baa3 to Baa2 and revised our rating outlook from positive to stable.
(2)    Subsequent to year end, on January 24, 2022, Fitch Ratings affirmed our rating of BBB and revised our rating outlook from stable to positive.

Consolidated Statements of Cash Flows
As discussed above, we have historically relied on our available liquidity to meet short-term and long-term needs, and to make acquisitions of new businesses and investments. Except as otherwise disclosed herein, our operating businesses do not generally require significant funds to support their operating activities. The mix of our operating businesses and investments can change frequently as a result of acquisitions or divestitures, the timing of which is impossible to predict but which often have a significant impact on the Consolidated Statements of Cash Flows in any one period. Further, the timing and amounts of distributions from investments in associated companies may be outside our control. As a result, reported cash flows from operating, investing and financing activities do not generally follow any particular pattern or trend, and reported results in the most recent period should not be expected to recur in any subsequent period.

The following table provides a summary of our cash flows (in thousands):

	2021	2020	2019

Cash, cash equivalents and restricted cash at beginning of period	$9,664,972	$8,480,435	$6,012,662
Net cash provided by (used for) operating activities	1,573,018	2,075,948	(827,837)
Net cash provided by (used for) investing activities	(400,593)	(186,192)	1,707,095
Net cash provided by (used for) financing activities	994,294	(723,525)	1,589,578
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(3,387)	18,306	(1,063)
Cash, cash equivalents and restricted cash at end of period	$11,828,304	$9,664,972	$8,480,435
During the year ended November 30, 2021, net cash provided by operating activities primarily reflects funds provided by Jefferies Group of $1.93 billion, funds provided by our Merchant Banking operations of $177.0 million and Corporate tax payments of $625.1 million.
During the year ended November 30, 2020, net cash provided by operating activities primarily relates to funds provided by Jefferies Group of $1.19 billion. Net losses related to property and equipment, and other assets includes non-cash charges of $61.0 million to write down the value of certain of our assets during the year ended November 30, 2020.
During the year ended November 30, 2021, net cash used for investing activities principally reflects $2.34 billion of loans to and investments in associated companies and $611.5 million for advances on notes, loans and other receivables, partially offset by $2.32 billion of capital distributions and loan repayments from associated companies and $394.4 million of collections on notes, loans and other receivables.
During the year ended November 30, 2020, net cash used for investing activities principally reflects $1.69 billion of loans to and investments in associated companies and $813.9 million for advances on notes, loans and other receivables, partially offset by $1.56 billion of capital distributions and loan repayments from associated companies and $686.1 million of collections on notes, loans and other receivables.
During the year ended November 30, 2021, net cash provided by financing activities primarily relates to funds provided by Jefferies Group of $1.71 billion, including funds provided by the issuance of debt of $3.17 billion and proceeds from other secured financings of $1.02 billion, partially offset by funds used for the repayment of debt of $2.48 billion. Additionally, funds provided by financing activities includes the issuance of debt of $307.4 million and proceeds from other secured financings of $173.6 million at Foursight Capital. This was partially offset by funds used to repurchase common shares for treasury of $269.4 million, funds used for the repayment of debt of $354.1 million by Foursight Capital and $332.7 million in our Corporate reportable segment, and funds used to pay dividends of $222.8 million.
During the year ended November 30, 2020, net cash used for financing activities primarily relates to funds used to repurchase common shares for treasury of $816.9 million and funds used to pay dividends of $160.9 million. This was partially offset by funds provided by Jefferies Group of $215.5 million, including funds provided by the issuance of debt of $2.79 billion and proceeds from other secured financings of $305.9 million, partially offset by funds used for the repayment of debt of $2.86 billion.

The following below provides information about our contractual obligations at November 30, 2021:

		Expected Maturity Date (Fiscal Years)
Contractual Obligations	Total	2022	2023	2024 and 2025	2026 and 2027	After 2027
	(In millions)
Long-term debt	$9,095.6	$57.1	$1,320.3	$1,140.9	$1,178.2	$5,399.1
Estimated interest payments on debt	3,504.6	373.0	311.2	544.0	494.7	1,781.7
Operating leases	635.5	75.4	71.4	134.0	125.9	228.8
Other	532.9	264.9	141.0	79.7	38.0	9.3
Total contractual obligations	$13,768.6	$770.4	$1,843.9	$1,898.6	$1,836.8	$7,418.9
Amounts related to our U.S. pension obligations ($27.5 million) are not included in the above table as the timing of payments is uncertain; however, we do not expect to make any contributions to these plans in 2022. For further information, see Note 17 in our consolidated financial statements. In addition, the above amounts do not include liabilities for unrecognized tax benefits as the timing of payments, if any, is uncertain. Such amounts aggregated $436.9 million at November 30, 2021; for more information, see Note 19 in our consolidated financial statements.
Our U.S. pension obligations relate to frozen defined benefit pension plans, principally the defined benefit plan of WilTel Communications Group, LLC ("WilTel"), our former telecommunications subsidiary. When we sold WilTel in 2005, its defined benefit pension plan was not transferred in connection with the sale. At November 30, 2021, we had recorded a liability of $18.9 million in our Consolidated Statement of Financial Condition for WilTel's unfunded defined benefit pension plan obligation. This amount represents the difference between the present value of amounts owed to former employees of WilTel (referred to as the projected benefit obligation) and the market value of plan assets set aside in segregated trust accounts. Since the benefits in this plan have been frozen, future changes to the unfunded benefit obligation are expected to principally result from benefit payments, changes in the market value of plan assets, differences between actuarial assumptions and actual experience and interest rates.
Calculations of pension expense and projected benefit obligations are prepared by actuaries based on assumptions provided by management. These assumptions are reviewed on an annual basis, including assumptions about discount rates, interest credit rates and expected long-term rates of return on plan assets. The timing of expected future benefit payments was used in conjunction with the Citigroup Pension Discount Curve to develop a discount rate for the WilTel plan that is representative of the high quality corporate bond market. Holding all other assumptions constant, a 0.25% change in the discount rate would affect pension expense in 2022 by $0.1 million and the benefit obligation by $5.7 million, of which $4.1 million relates to the WilTel plan.
The deferred losses in accumulated other comprehensive income (loss) have not yet been recognized as components of net periodic pension cost in the Consolidated Statements of Operations ($44.9 million at November 30, 2021). These deferred amounts primarily result from differences between the actual and assumed return on plan assets and changes in actuarial assumptions, including changes in discount rates and changes in interest credit rates. They are amortized to expense if they exceed 10% of the greater of the projected benefit obligation or the market value of plan assets as of the beginning of the year. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into pension expense in 2022 is $2.5 million.
The assumed long-term rates of return on plan assets are based on the investment objectives of the plans, which are more fully discussed in Note 17 in our consolidated financial statements.
Jefferies Group Liquidity
General
The Chief Financial Officer and Global Treasurer of Jefferies Group are responsible for developing and implementing liquidity, funding and capital management strategies for Jefferies Group. These policies are determined by the nature and needs of day to day business operations, business opportunities, regulatory obligations and liquidity requirements.

The actual levels of capital, total assets and financial leverage are a function of a number of factors, including asset composition, business initiatives and opportunities, regulatory requirements and cost and availability of both long-term and short-term funding. Jefferies Group has historically maintained a balance sheet consisting of a large portion of total assets in cash and liquid marketable securities, arising principally from traditional securities brokerage and trading activity. The liquid nature of these assets provides flexibility in financing and managing our business.
Jefferies Group maintains modest leverage to support its investment grade ratings. The growth of its balance sheet is supported by its equity and we have quantitative metrics in place to monitor leverage and double leverage. Jefferies Group's capital plan is robust, in order to sustain its operating model through stressed conditions. We maintain adequate financial resources to support business activities in both normal and stressed market conditions, including a buffer in excess of regulatory, or other internal or external, requirements. Jefferies Group's access to funding and liquidity is stable and efficient to ensure that there is sufficient liquidity to meet its financial obligations in normal and stressed market conditions.
A business unit level balance sheet and cash capital analysis are prepared and reviewed with senior management on a weekly basis. As a part of this balance sheet review process, capital is allocated to all assets and gross balance sheet limits are adjusted, as necessary. This process ensures that the allocation of capital and costs of capital are incorporated into business decisions. The goals of this process are to protect the firm's platform, enable the businesses to remain competitive, maintain the ability to manage capital proactively and hold businesses accountable for both balance sheet and capital usage.
We actively monitor and evaluate our financial condition and the composition of assets and liabilities. The overall securities inventory is continually monitored, including the inventory turnover rate, which confirms the liquidity of overall assets. Substantially all of Jefferies Group's financial instruments are valued on a daily basis and we monitor and employ balance sheet limits for its various businesses.

At November 30, 2021, the Consolidated Statement of Financial Condition includes Jefferies Group's Level 3 financial instruments owned, at fair value that are approximately 2% of total financial instruments owned, at fair value.

Securities financing assets and liabilities include financing for financial instruments trading activity, matched book transactions and mortgage finance transactions. Matched book transactions accommodate customers, as well as obtain securities for the settlement and financing of inventory positions.

The following table presents period end balance, average balance and maximum balance at any month end within the periods presented for Securities purchased under agreements to resell and Securities sold under agreements to repurchase (in millions):

	2021	2020
Securities purchased under agreements to resell:
Period end	$7,642	$5,097
Month end average	9,425	8,040
Maximum month end	12,321	12,061

Securities sold under agreements to repurchase:
Period end	$8,446	$8,316
Month end average	11,515	13,501
Maximum month end	19,207	18,979

Fluctuations in the balance of repurchase agreements from period to period and intraperiod are dependent on business activity in those periods. Additionally, the fluctuations in the balances of securities purchased under agreements to resell are influenced in any given period by our clients' balances and our clients' desires to execute collateralized financing arrangements via the repurchase market or via other financing products. Average balances and period end balances will fluctuate based on market and liquidity conditions and we consider the fluctuations intraperiod to be typical for the repurchase market.
Liquidity Management
The key objectives of Jefferies Group's liquidity management framework are to support the successful execution of its business strategies while ensuring sufficient liquidity through the business cycle and during periods of financial distress. The liquidity management policies are designed to mitigate the potential risk that adequate financing may not be accessible to service financial obligations without material franchise or business impact.

The principal elements of Jefferies Group's liquidity management framework are the Contingency Funding Plan, the Cash Capital Policy and the assessment of Modeled Liquidity Outflow.
Contingency Funding Plan.  Jefferies Group's Contingency Funding Plan is based on a model of a potential liquidity contraction over a one year time period. This incorporates potential cash outflows during a market or our idiosyncratic liquidity stress event, including, but not limited to, the following:
•Repayment of all unsecured debt maturing within one year and no incremental unsecured debt issuance;
•Maturity rolloff of outstanding letters of credit with no further issuance and replacement with cash collateral;
•Higher margin requirements than currently exist on assets on securities financing activity, including repurchase agreements;
•Liquidity outflows related to possible credit downgrade;
•Lower availability of secured funding;
•Client cash withdrawals;
•The anticipated funding of outstanding investment and loan commitments; and
•Certain accrued expenses and other liabilities and fixed costs.
Cash Capital Policy. A cash capital model is maintained that measures long-term funding sources against requirements. Sources of cash capital include equity and the noncurrent portion of long-term borrowings. Uses of cash capital include the following:
•Illiquid assets such as equipment, goodwill, net intangible assets, exchange memberships, deferred tax assets and certain investments;
•A portion of securities inventory that is not expected to be financed on a secured basis in a credit stressed environment (i.e., margin requirements); and
•Drawdowns of unfunded commitments.
To ensure that inventory does not need to be liquidated in the event of a funding stress, we seek to maintain surplus cash capital. Jefferies Group's total long-term capital of $14.38 billion at November 30, 2021 exceeded its cash capital requirements.
Modeled Liquidity Outflow. Jefferies Group's businesses are diverse, and liquidity needs are determined by many factors, including market movements, collateral requirements and client commitments, all of which can change dramatically in a difficult funding environment. During a liquidity stress, credit-sensitive funding, including unsecured debt and some types of secured financing agreements, may be unavailable, and the terms (e.g., interest rates, collateral provisions and tenor) or availability of other types of secured financing may change. As a result of Jefferies Group's policy to ensure it has sufficient funds to cover estimates of what may be needed in a liquidity stress, Jefferies Group holds more cash and unencumbered securities and has greater long-term debt balances than the businesses would otherwise require. As part of this estimation process, we calculate a Modeled Liquidity Outflow that could be experienced in a liquidity stress. Modeled Liquidity Outflow is based on a scenario that includes both a market-wide stress and firm-specific stress.
Based on the sources and uses of liquidity calculated under the Modeled Liquidity Outflow scenarios, Jefferies Group determines, based on a calculated surplus or deficit, additional long-term funding that may be needed versus funding through the repurchase financing market and consider any adjustments that may be necessary to Jefferies Group's inventory balances and cash holdings. At November 30, 2021, Jefferies Group had sufficient excess liquidity to meet all contingent cash outflows detailed in the Modeled Liquidity Outflow. Jefferies Group regularly refines its model to reflect changes in market or economic conditions and the firm's business mix.

Sources of Liquidity
Within Jefferies Group, the following are financial instruments that are cash and cash equivalents or are deemed by management to be generally readily convertible into cash, marginable or accessible for liquidity purposes within a relatively short period of time, as reflected in the Consolidated Statements of Financial Condition (in thousands):

	November 30, 2021	Average Balance Fourth Quarter 2021 (1)	November 30, 2020
Cash and cash equivalents:
Cash in banks	$1,888,693	$3,238,339	$1,979,058
Money market investments (2)	6,924,871	4,149,368	5,132,871
Total cash and cash equivalents	8,813,564	7,387,707	7,111,929

Other sources of liquidity:
Debt securities owned and securities purchased under agreements to resell (3)	1,621,118	1,516,547	1,180,410
Other (4)	311,641	484,528	312,511
Total other sources	1,932,759	2,001,075	1,492,921

Total cash and cash equivalents and other liquidity sources	$10,746,323	$9,388,782	$8,604,850

(1)Average balances are calculated based on weekly balances.
(2)At November 30, 2021 and 2020, $6.91 billion and $5.12 billion, respectively, was invested in U.S. government money funds that invest at least 99.5% of its total assets in cash, securities issued by the U.S. government and U.S. government-sponsored entities, and repurchase agreements that are fully collateralized by cash or government securities. The remaining $14.9 million at both November 30, 2021 and 2020 are invested in AAA rated prime money funds. The average balance of U.S. government money funds for the quarter ended November 30, 2021 was $4.13 billion.
(3)Consists of high quality sovereign government securities and reverse repurchase agreements collateralized by U.S. government securities and other high quality sovereign government securities; deposits with a central bank within the European Economic Area, U.K., Canada, Australia, Japan, Switzerland or the U.S.; and securities issued by a designated multilateral development bank and reverse repurchase agreements with underlying collateral comprised of these securities.
(4)Other includes unencumbered inventory representing an estimate of the amount of additional secured financing that could be reasonably expected to be obtained from financial instruments owned that are currently not pledged after considering reasonable financing haircuts.

In addition to the cash balances and liquidity pool presented above, the majority of financial instruments (both long and short) in Jefferies Group's trading accounts are actively traded and readily marketable. At November 30, 2021, repurchase financing can be readily obtained for 63.8% of Jefferies Group's inventory at haircuts of 10% or less, which reflects the liquidity of the inventory. In addition, as a matter of our policy, all of these assets have internal capital assessed, which is in addition to the funding haircuts provided in the securities finance markets. Additionally, certain of Jefferies Group's financial instruments owned, primarily consisting of bank loans, consumer loans and investments, are predominantly funded by Jefferies Group's long-term capital. Under Jefferies Group's cash capital policy, capital allocation levels are modeled that are more stringent than the haircuts used in the market for secured funding; and surplus capital is maintained at these more stringent levels. We continually assess the liquidity of Jefferies Group's inventory based on the level at which Jefferies Group could obtain financing in the marketplace for a given asset. Assets are considered to be liquid if financing can be obtained in the repurchase market or the securities lending market at collateral haircut levels of 10% or less.

The following summarizes Jefferies Group's financial instruments owned by asset class that are considered to be of a liquid nature and the amount of such assets that have not been pledged as collateral as reflected in the Consolidated Statements of Financial Condition (in thousands):

	November 30, 2021		November 30, 2020
	Liquid Financial Instruments	Unencumbered Liquid Financial Instruments (2)	Liquid Financial Instruments	Unencumbered Liquid Financial Instruments (2)

Corporate equity securities	$2,635,956	$347,157	$2,191,536	$238,129
Corporate debt securities	2,943,135	31,935	2,298,591	50,217
U.S. Government, agency and municipal securities	3,610,885	109,325	3,336,361	110,586
Other sovereign obligations	1,528,100	1,463,968	2,518,928	1,101,272
Agency mortgage-backed securities (1)	1,487,165	—	1,652,743	—
Loans and other receivables	132,989	—	564,112	—
Total	$12,338,230	$1,952,385	$12,562,271	$1,500,204

(1)Consists solely of agency mortgage-backed securities issued by Freddie Mac, Fannie Mae and the Government National Mortgage Association ("Ginnie Mae").
(2)Unencumbered liquid balances represent assets that can be sold or used as collateral for a loan, but have not been.
In addition to being able to be readily financed at reasonable haircut levels, it is estimated that each of the individual securities within each asset class above could be sold into the market and converted into cash within three business days under normal market conditions, assuming that the entire portfolio of a given asset class was not simultaneously liquidated. There are no restrictions on the unencumbered liquid securities, nor have they been pledged as collateral.
Sources of Funding and Capital Resources
Jefferies Group's assets are funded by equity capital, senior debt, securities loaned, securities sold under agreements to repurchase, customer free credit balances, bank loans and other payables.
Secured Financing
Readily available secured funding is used to finance Jefferies Group's inventory of financial instruments. Jefferies Group's ability to support increases in total assets is largely a function of the ability to obtain short and intermediate-term secured funding, primarily through securities financing transactions. Repurchase or reverse repurchase agreements (collectively "repos"), respectively, are used to finance a portion of long inventory and cover some of short inventory by pledging and borrowing securities. At November 30, 2021, approximately 60.9% of Jefferies Group's cash and noncash repurchase financing activities used collateral that was considered eligible collateral by central clearing corporations. During the year ended November 30, 2021, an average of approximately 70.2% of Jefferies Group's cash and noncash repurchase financing activities used collateral that was considered eligible collateral by central clearing corporations. Central clearing corporations are situated between participating members who borrow cash and lend securities (or vice versa); accordingly, repo participants contract with the central clearing corporation and not one another individually. Therefore, counterparty credit risk is borne by the central clearing corporation which mitigates the risk through initial margin demands and variation margin calls from repo participants. The comparatively large proportion of Jefferies Group's total repo activity that is eligible for central clearing reflects the high quality and liquid composition of the inventory Jefferies Group carries in its trading books. For those asset classes not eligible for central clearing house financing, Jefferies Group seeks to execute its bi-lateral financings on an extended term basis and the tenor of Jefferies Group's repurchase and reverse repurchase agreements generally exceeds the expected holding period of the assets Jefferies Group is financing. The weighted average maturity of cash and noncash repurchase agreements for non-clearing corporation eligible funded inventory is approximately eight months at November 30, 2021.
Jefferies Group's ability to finance its inventory via central clearinghouses and bi-lateral arrangements is augmented by Jefferies Group's ability to draw bank loans on an uncommitted basis under its various banking arrangements. At November 30, 2021, short-term borrowings, which must be repaid within one year or less and include bank loans and overdrafts, borrowings under revolving credit facilities and floating rate puttable notes, totaled $221.9 million. Interest under the bank lines is generally at a spread over the federal funds rate. Letters of credit are used in the normal course of business mostly to satisfy various collateral requirements in favor of exchanges in lieu of depositing cash or securities. Average daily short-term borrowings outstanding for Jefferies Group were $346.8 million and $656.3 million for 2021 and 2020, respectively.
Jefferies Group's short-term borrowings include facilities that contain certain covenants that, among other things, require it to maintain a specified level of tangible net worth and impose certain restrictions on the future indebtedness of certain of its subsidiaries that are borrowers. At November 30, 2021, Jefferies Group was in compliance with all covenants under these facilities. The outstanding balance of Jefferies Group's facilities, which are with a bank and are included within short-term borrowings, were $200.0 million at November 30, 2021. Interest is based on a rate per annum at spreads over the federal funds rate as defined in the credit agreements.

Jefferies Group's short-term borrowings at November 30, 2021 also include floating rate puttable notes of $6.8 million and other bank loans of $15.1 million.

A bank has agreed to make revolving intraday credit advances ("Jefferies Group Intraday Credit Facility") for an aggregate committed amount of $150.0 million. The Jefferies Group Intraday Credit Facility is structured so that advances are generally repaid before the end of each business day. However, if an advance is not repaid by the end of any business day, the advance is converted to an overnight loan. Intraday loans accrue interest at a rate of 0.12% based on the number of minutes in a day the advance is outstanding. Overnight loans are charged interest at the base rate plus 3% on a daily basis. The base rate is the higher of the federal funds rate plus 0.50% or the prime rate in effect at that time. The Jefferies Group Intraday Credit Facility contains financial covenants, which include a minimum regulatory net capital requirement for Jefferies Group's U.S. broker-dealer, Jefferies LLC. At November 30, 2021, Jefferies Group was in compliance with all debt covenants under the Jefferies Group Intraday Credit Facility.

In addition, this bank also provides a $200.0 million revolving credit facility with a termination date of September 12, 2022, which is used for margin calls at a domestic clearing corporation. Overnight loans are charged interest at a spread over the federal funds rate.

Another bank provides committed revolving credit facilities for a total of $200.0 million, including a $150.0 million intraday component and a $50.0 million overnight component, that are used to fund our Asia Pacific business activity. The intraday component is structured so that advances are generally repaid before the end of each business day. However, if an advance is not repaid by the end of any business day, the advance is converted to an overnight loan. Intraday loans accrue interest at a rate of 1.00%. Overnight loans are charged as agreed between the bank and Jefferies Group in reference to the bank's cost of funding.

In addition to the above financing arrangements, Jefferies Group issues notes backed by eligible collateral under master repurchase agreements, which provides an additional financing source for its inventory ("repurchase agreement financing program"). The notes issued under the program are presented within Other secured financings in the Consolidated Statements of Financial Condition. At November 30, 2021, the outstanding notes were $3.69 billion, bear interest at a spread over London Interbank Offered Rate ("LIBOR") and mature from December 2021 to August 2023.
Long-Term Debt
Jefferies Group's long-term debt reflected in the Consolidated Statement of Financial Condition at November 30, 2021 is $8.04 billion. During the year ended November 30, 2021, Jefferies Group's long-term debt increased by $1.14 billion, primarily due to the issuance of 2.625% senior notes with a principal amount of $1.0 billion, due October 15, 2031, and floating rate senior notes with a principal amount of $62.3 million, due 2071, partially offset by the early redemption of its 5.125% senior notes with a principal amount of $750.0 million, due January 20, 2023. The change was also due to an increase of $349.0 million from its borrowings under its unsecured revolving credit facility ("Jefferies Group Unsecured Revolving Credit Facility"), an increase of $484.3 million from secured long-term borrowings and approximately $175.6 million of structured notes issuances, net of retirements. At November 30, 2021, all of Jefferies Group's structured notes contain various interest rate payment terms and are accounted for at fair value, with changes in fair value resulting from a change in the instrument specific credit risk presented in Accumulated other comprehensive income (loss) and changes in fair value resulting from non-credit components recognized in Principal transactions revenue. The fair value of all of Jefferies Group's structured notes at November 30, 2021 was $1.84 billion.
During April 2021, Jefferies Group entered into a Revolving Credit Facility ("Jefferies Group Revolving Credit Facility") with a group of commercial banks following the maturity of its previous revolving credit facility. At November 30, 2021, borrowings under the Jefferies Group Revolving Credit Facility amounted to $249.0 million. Interest is based on an adjusted LIBOR Rate, as defined in the credit agreement. The Jefferies Group Revolving Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain specified levels of tangible net worth and liquidity amounts, and impose certain restrictions on future indebtedness of and require specified levels of regulated capital for certain of its subsidiaries. Throughout the period and at November 30, 2021, no instances of noncompliance with the Jefferies Group Revolving Credit Facility covenants occurred and Jefferies Group expects to remain in compliance given its current liquidity and anticipated funding requirements given its business plan and profitability expectations.

During May 2021, Jefferies Group entered into a Secured Credit Facility agreement ("Jefferies Group Secured Credit Facility") with a bank under which it has borrowed $375.0 million at November 30, 2021. Interest is based on a rate per annum at spreads over an Adjusted LIBOR Rate, as defined in the credit agreement. The Jefferies Group Secured Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain a specified level of tangible net worth. The covenants also require a certain subsidiary of Jefferies Group to maintain specified leverage amounts and impose certain restrictions on its future indebtedness. At November 30, 2021, Jefferies Group was in compliance with all debt covenants under the Jefferies Group Secured Credit Facility.

During August 2021, Jefferies Group entered into the Jefferies Group Unsecured Revolving Credit Facility agreement with SMBC under which Jefferies Group has borrowed $349.0 million at November 30, 2021. Interest is based on a rate per annum at spreads over an Adjusted LIBOR Rate or a Base Rate, as defined in the credit agreement. The Jefferies Group Unsecured Revolving Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain a specified level of tangible net worth, net cash capital and a minimum regulatory net capital requirement for Jefferies LLC. At November 30, 2021, Jefferies Group was in compliance with all covenants under the Jefferies Group Unsecured Revolving Credit Facility.

During September 2021, one of Jefferies Group's subsidiaries amended a Loan and Security Agreement with a bank for a term loan ("Jefferies Group Secured Bank Loan") due to the maturity of its previous secured bank loan. At November 30, 2021, borrowings under the Jefferies Group Secured Bank Loan amounted to $100.0 million. The Jefferies Group Secured Bank Loan matures on September 13, 2024 and is collateralized by certain trading securities. Interest on the Jefferies Group Secured Bank Loan is 1.25% plus LIBOR. The agreement contains certain covenants that, among other things, restrict lien or encumbrance upon any of the pledged collateral. At November 30, 2021, Jefferies Group was in compliance with all covenants under the Jefferies Group Secured Bank Loan.
Jefferies Group's unsecured long-term debt, which excludes the Jefferies Group Revolving Credit Facility, the Jefferies Group Secured Credit Facility and the Jefferies Group Secured Bank Loan, has a weighted average maturity of approximately 10.9 years at November 30, 2021.
Jefferies Group's long-term debt ratings as of November 30, 2021 are as follows:

	Rating	Outlook

Moody's Investors Service (1)	Baa2	Stable
Standard and Poor's	BBB	Stable
Fitch Ratings (2)	BBB	Stable
(1)    On November 10, 2021, Moody's Investors Service revised Jefferies Group's rating of Baa3 to Baa2 and revised its rating outlook from positive to stable.
(2)    Subsequent to year end, on January 24, 2022, Fitch Ratings affirmed Jefferies Group's rating of BBB and revised its rating outlook from stable to positive.
Jefferies Group's access to external financing to finance its day to day operations, as well as the cost of that financing, is dependent upon various factors, including its debt ratings. Jefferies Group's current debt ratings are dependent upon many factors, including industry dynamics, operating and economic environment, operating results, operating margins, earnings trend and volatility, balance sheet composition, liquidity and liquidity management, capital structure, overall risk management, business diversification and market share and competitive position in the markets in which it operates. Deterioration in any of these factors could impact Jefferies Group's credit ratings. While certain aspects of a credit rating downgrade are quantifiable pursuant to contractual provisions, the impact on business and trading results in future periods is inherently uncertain and depends on a number of factors, including the magnitude of the downgrade, the behavior of individual clients and future mitigating action taken by us.
In connection with certain over-the-counter derivative contract arrangements and certain other trading arrangements, Jefferies Group may be required to provide additional collateral to counterparties, exchanges and clearing organizations in the event of a credit rating downgrade. At November 30, 2021, the amount of additional collateral that could be called by counterparties, exchanges and clearing organizations under the terms of such agreements in the event of a downgrade of Jefferies Group's long-term credit rating below investment grade was $72.2 million. For certain foreign clearing organizations, credit rating is only one of several factors employed in determining collateral that could be called. The above represents management's best estimate for additional collateral to be called in the event of a credit rating downgrade. The impact of additional collateral requirements is considered in Jefferies Group's Contingency Funding Plan and calculation of Modeled Liquidity Outflow, as described above.
Ratings issued by credit rating agencies are subject to change at any time.
Net Capital
Jefferies Group operates a broker-dealer, Jefferies LLC, registered with the SEC and a member firm of FINRA. Jefferies LLC is subject to the SEC Uniform Net Capital Rule ("Rule 15c3-1"), which requires the maintenance of minimum net capital and has elected to calculate minimum capital requirements using the alternative method permitted by Rule 15c3-1 in calculating net capital. Jefferies LLC, as a dually-registered U.S. broker-dealer and FCM, is also subject to Rule 1.17 of the CFTC, which sets forth minimum financial requirements. The minimum net capital requirement in determining excess net capital for a dually-registered U.S. broker-dealer and FCM is equal to the greater of the requirement under Rule 15c3-1 or CFTC Rule 1.17.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") contains provisions that require the registration of all swap dealers, major swap participants, security-based swap dealers, and/or major security-based swap participants. On October 6, 2021, JFSI, a registered swap dealer, became subject to the CFTC's regulatory capital requirements and holds regulatory capital in excess of the minimum regulatory requirement. Additionally, JFSI registered as a security-based swap dealer with the SEC on November 1, 2021, and became subject to the SEC's security-based swap dealer regulatory rules. Further, subsequent to year end, on December 16, 2021, JFSI was approved by the SEC as an OTC derivatives dealer, and is subject to compliance with the SEC's net capital requirements. At November 30, 2021, JFSI is in compliance with these SEC and CFTC requirements. As a security-based swap dealer and swap dealer, JFSI is subject to the net capital requirements of the SEC, CFTC and the NFA, as a member of the NFA. JFSI is required to maintain minimum net capital, as defined under SEC Rule 18a-1 of not less than the greater of 2% of the risk margin amount, as defined, or $20 million.

Jefferies LLC's net capital and excess net capital at November 30, 2021 were $2.23 billion and $2.11 billion, respectively. JFSI's net capital and excess net capital at November 30, 2021 were $452.3 million and $432.3 million, respectively.

FINRA is the designated examining authority for Jefferies LLC and the NFA is the designated self-regulatory organization for Jefferies LLC as an FCM.

Certain other U.S. and non-U.S. subsidiaries of Jefferies Group are subject to capital adequacy requirements as prescribed by the regulatory authorities in their respective jurisdictions, including Jefferies International Limited which is subject to the regulatory supervision and requirements of the Financial Conduct Authority in the U.K.

The regulatory capital requirements referred to above may restrict Jefferies Group's ability to withdraw capital from its regulated subsidiaries.

Some of our other consolidated subsidiaries also have credit agreements which may restrict the payment of cash dividends, or the ability to make loans or advances to the parent company.

Other Developments

On December 31, 2020, the U.K. left the EU single market and customs union and Jefferies Group's U.K. broker-dealer, Jefferies International Limited, was no longer able to provide services to European clients under the passport regime. Jefferies Group had already taken steps to ensure its ability to provide services to its European clients without interruption by establishing a wholly-owned subsidiary in Germany ("Jefferies GmbH"), which is authorized and regulated in Germany by the Federal Financial Services Authority ("BaFin"). Jefferies Group's European clients were migrated to Jefferies GmbH to conduct business across all of Jefferies Group's European investment banking, fixed income and equity platforms with no client disruptions or settlement issues.

Central banks and regulators around the world have convened working groups to find, and implement the transition to, suitable replacements for IBORs. During 2021, the U.K. Financial Conduct Authority announced that the publication of the one-week and two-month U.S. Dollar LIBOR maturities and all non-U.S. Dollar LIBOR maturities will cease immediately after December 31, 2021, with the remaining U.S. Dollar LIBOR maturities ceasing immediately after June 30, 2023. Jefferies

Group is a counterparty to a number of LIBOR-based contracts, with maturity dates subsequent to 2021, composed primarily of cleared derivative contracts and floating rate notes. Jefferies Group's IBOR transition plan is overseen by a global steering committee and it has an active transition program focused on an orderly transition from IBORs to alternative reference rates in accordance with industry transition timelines. Jefferies Group continues to make progress on its transition plan, which is designed to enable operational readiness and robust risk management and are taking steps to update operational processes, models and contracts for any changes that may be required as well as reduce our overall exposure to LIBOR. Jefferies Group is actively engaged with its counterparties to ensure that our contracts adhere to the International Swaps and Derivative Association, Inc. ("ISDA").

Off-Balance Sheet Arrangements
At November 30, 2021, our commitments and guarantees, substantially all of which related to Jefferies Group, are as follows:

		Expected Maturity Date (Fiscal Years)
Commitments and Guarantees	Total	2022	2023	2024 and 2025	2026 and 2027	After 2027
	(In millions)
Equity commitments	$375.3	$333.2	$27.5	$3.6	$4.6	$6.4
Loan commitments	335.5	250.0	25.5	—	60.0	—
Underwriting commitments	167.0	167.0	—	—	—	—
Forward starting reverse repos	7,682.3	7,682.3	—	—	—	—
Forward starting repos	4,572.0	4,572.0	—	—	—	—
Other unfunded commitments	601.7	25.0	571.3	5.4	—	—
Derivative contracts (1):
Non-credit related	27,997.5	16,978.6	7,849.4	3,081.8	87.7	—
Credit related	17.8	—	—	17.8	—	—
Standby letters of credit	6.7	5.1	0.6	0.5	—	0.5
Total commitments and guarantees	$41,755.8	$30,013.2	$8,474.3	$3,109.1	$152.3	$6.9
(1)    Certain of our derivative contracts meet the definition of a guarantee and are therefore included in the above table. For additional information on commitments, see Note 22 in our consolidated financial statements.
We have agreed to reimburse Berkshire Hathaway for up to one-half of any losses incurred under a $1.5 billion surety policy securing outstanding commercial paper issued by an affiliate of Berkadia. As of November 30, 2021, the aggregate amount of commercial paper outstanding was $1.47 billion. This commitment is not included in the table above as the timing of payments, if any, is uncertain.
In the normal course of business, we engage in other off-balance sheet arrangements, including derivative contracts. Neither derivatives' notional amounts nor underlying instrument values are reflected as assets or liabilities in the Consolidated Statements of Financial Condition. Rather, the fair values of derivative contracts are reported in the Consolidated Statements of Financial Condition as Financial instruments owned, at fair value or Financial instruments sold, not yet purchased, at fair value, as applicable. Derivative contracts are reflected net of cash paid or received pursuant to credit support agreements and are reported on a net by counterparty basis when a legal right of offset exists under an enforceable master netting agreement. For additional information about our accounting policies and our derivative activities see Notes 2, 4 and 5 in our consolidated financial statements.
We are routinely involved with variable interest entities ("VIEs") in the normal course of business. At November 30, 2021, we did not have any commitments to purchase assets from our VIEs. For additional information regarding VIEs, see Notes 7 and 8 in our consolidated financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could significantly differ from those estimates. We believe that the following discussion addresses our most critical accounting estimates, which are those that are important to the presentation of our financial condition and results of operations and require our most difficult, subjective and complex judgments.

Fair Value of Financial Instruments – Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value are recorded at fair value, either as required by accounting pronouncements or through the fair value option election. Gains and losses on Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value are recognized in the Consolidated Statements of Operations in Principal transactions. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

In determining fair value, we maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. We apply a hierarchy to categorize our fair value measurements broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities at the reported date. Valuation adjustments and block discounts are not applied to Level 1 instruments.

Level 2:	Pricing inputs other than quoted prices in active markets, which are either directly or indirectly observable at the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments for which fair values have been derived using model inputs that are directly observable in the market, or can be derived principally from, or corroborated by, observable market data, and financial instruments that are fair valued by reference to other similar financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability at the reported date. These financial instruments are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Fair value is a market based measure; therefore, when market observable inputs are not available, our judgment is applied to reflect those judgments that a market participant would use in valuing the same asset or liability. The availability of observable inputs can vary for different products. We use prices and inputs that are current as of the measurement date even in periods of market disruption or illiquidity. The valuation of financial instruments classified in Level 3 of the fair value hierarchy involves the greatest amount of management judgment.

Jefferies Group's Independent Price Verification Group, independent of its trading function, plays an important role in determining that financial instruments are appropriately valued and that fair value measurements are reliable. This is particularly important where prices or valuations that require inputs are less observable. In the event that observable inputs are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and that the assumptions are reasonable. Where a pricing model is used to determine fair value, these control processes include reviews of the pricing model's theoretical soundness and appropriateness by risk management personnel with relevant expertise who are independent from the trading desks. In addition, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model.

For further information on the fair value definition, Level 1, Level 2, Level 3 and related valuation techniques, see Notes 2 and 4 in our consolidated financial statements.

Income Taxes – We record a valuation allowance to reduce our net deferred tax asset to the amount that is more likely than not to be realized. We are required to consider all available evidence, both positive and negative, and to weigh the evidence when determining whether a valuation allowance is required and the amount of such valuation allowance. Generally, greater weight is required to be placed on objectively verifiable evidence when making this assessment, in particular on recent historical operating results.

We also record reserves for unrecognized tax benefits based on our assessment of the probability of successfully sustaining tax filing positions. Management exercises significant judgment when assessing the probability of successfully sustaining tax filing positions, and in determining whether a contingent tax liability should be recorded and if so, estimating the amount. If our tax filing positions are successfully challenged, payments could be required that are in excess of reserved amounts or we may be required to reduce the carrying amount of our net deferred tax asset, either of which could be significant to our Consolidated Statements of Financial Condition or results of operations.

Impairment of Long-Lived Assets – We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When testing for impairment, we group our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group). The determination of whether an asset group is recoverable is based on management's estimate of undiscounted future cash flows directly attributable to the asset group as compared to its carrying value. If the carrying amount of the asset group is greater than the undiscounted cash flows, an impairment loss would be recognized for the amount by which the carrying amount of the asset group exceeds its estimated fair value.

Due to a decline in oil and gas prices during the second quarter of 2020, Vitesse Energy performed impairment analyses on its proven oil and gas properties in the DJ Basin of Wyoming and Colorado and the Williston Basin in North Dakota and Montana. Vitesse Energy first determined the estimated undiscounted cash flows based on the reserves and costs utilized in its reserve report and then updated those cash flows based on strip pricing as of May 31, 2020. The expected undiscounted future net cash flows were then compared to the end of quarter net carrying value of the oil and gas properties. No impairment of the Williston Basin assets was necessary as the undiscounted future net cash flows significantly exceeded the carrying value of these assets. As undiscounted future net cash flows were lower than the carrying value of the DJ Basin properties, Vitesse Energy then determined the estimated fair value of the proven properties. To measure the estimated fair value of its proven properties, Vitesse Energy used unobservable Level 3 inputs, including a 10.0% discount rate and estimated future cash flows from its reserve report. The estimated fair value of Vitesse Energy's proven oil and gas properties in the DJ Basin totaled $26.8 million, which was $13.2 million lower than the carrying value as of the end of the second quarter of 2020. As a result, an impairment charge of $13.2 million was recorded in Selling, general and other expenses during 2020.

Due to a decline in oil and gas prices during the first quarter of 2020, JETX Energy performed an impairment analysis for its oil and gas properties in the East Eagle Ford. JETX Energy first determined the estimated undiscounted cash flows based on the reserves and costs utilized in its reserve report and then updated those cash flows based on strip pricing as of February 29, 2020. The expected undiscounted future net cash flows were then compared to the end of quarter net carrying value of the proven properties. As the undiscounted future net cash flows were lower than the carrying value, JETX Energy then determined the estimated fair value of the proven properties. To measure the estimated fair value of its proven properties, JETX Energy used unobservable Level 3 inputs, including a 10.0% discount rate and estimated future cash flows from its reserve report. The estimated fair value of JETX Energy's proven oil and gas properties in the East Eagle Ford totaled $9.6 million, which was $33.0 million lower than the carrying value as of the end of first quarter of 2020. As a result, an impairment charge of $33.0 million was recorded in Selling, general and other expenses during 2020.

Impairment of Equity Method Investments – We evaluate equity method investments for impairment when operating losses or other factors may indicate a decrease in value which is other than temporary. We consider a variety of factors including economic conditions nationally and in their geographic areas of operation, adverse changes in the industry in which they operate, declines in business prospects, deterioration in earnings, increasing costs of operations and other relevant factors specific to the investee. Whenever we believe conditions or events indicate that one of these investments might be significantly impaired, we obtain from such investee updated cash flow projections. We use this information and, together with discussions with the investee's management and comparable public company analysis, evaluate if the book value of its investment exceeds its fair value, and if so and the situation is deemed other than temporary, record an impairment charge.

HomeFed has a 49% membership interest in the RedSky JZ Fulton Mall joint venture, which owns a property in Brooklyn, New York. The property consists of 14 separate tax lots, divided into two development sites which may be redeveloped with buildings consisting of up to 540,000 square feet of floor area development rights. During the first quarter of 2020, difficulties were encountered with attempts to refinance debt within the investment. We viewed this, combined with a softening of the

Brooklyn, New York real estate market during the quarter, as a triggering event and evaluated HomeFed's equity method investment in RedSky JZ Fulton Mall to determine if there was an impairment. In connection with this evaluation, we obtained an appraisal which reflected a reduction in the value of the investment in comparison to an earlier appraisal obtained shortly before the beginning of the quarter. The appraisal was based off of Level 3 inputs consisting of prices of comparable properties and the appraisal indicated that the value of the property was worth less than the debt outstanding. HomeFed recorded an impairment charge of $55.6 million within Income (loss) related to associated companies during 2020, which represented all of its carrying value in the joint venture.

Goodwill – We allocate the acquisition cost of consolidated businesses to the specific tangible and intangible assets acquired and liabilities assumed based upon their fair values. Significant judgments and estimates are often made by management to determine these values, and may include the use of appraisals, consideration of market quotes for similar transactions, use of discounted cash flow techniques or consideration of other information we believe to be relevant. Any excess of the cost of a business acquisition over the fair values of the assets and liabilities acquired is recorded as goodwill, which is not amortized to expense. Substantially all of our goodwill was recognized in connection with the Jefferies Group acquisition.

At least annually, and more frequently if warranted, we will assess whether goodwill has been impaired at the reporting unit level. The fair value of the reporting unit is compared with its carrying value, including goodwill and allocated intangible assets. If the fair value is in excess of the carrying value, the goodwill for the reporting unit is considered not to be impaired. If the fair value is less than the carrying value, an impairment loss is recognized as the difference between the fair value and carrying value of the reporting unit.

The fair values are based on widely accepted valuation techniques that we believe market participants would use, although the valuation process requires significant judgment and often involves the use of significant estimates and assumptions. The methodologies we utilize in estimating fair value include market capitalization, price-to-book multiples of comparable exchange traded companies, multiples of merger and acquisitions of similar businesses and/or projected cash flows. In addition, as the fair values determined under a market approach represent a noncontrolling interest, we apply a control premium to arrive at the estimated fair value of our reporting units on a controlling basis. The estimates and assumptions used in determining fair value could have a significant effect on whether or not an impairment charge is recorded and the magnitude of such a charge. Adverse market or economic events could result in impairment charges in future periods.

An independent valuation specialist was engaged to assist with the valuation process relating to the Investment Banking and Capital Markets, and Asset Management reportable segments for our annual goodwill impairment test as of August 1, 2021. The results of our annual goodwill impairment test for both the Investment Banking and Capital Markets reportable segment and the Asset Management reportable segment did not indicate any goodwill impairment.

Intangible Assets – Intangible assets deemed to have finite lives are generally amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to our future cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. If future undiscounted cash flows are estimated to be less than the carrying amounts of the asset groups used to generate those cash flows in subsequent reporting periods, particularly for those with large investments in amortizable intangible assets, impairment charges would have to be recorded.

An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when certain events or circumstances exist indicating an assessment for impairment is necessary. Impairment exists when the carrying amount exceeds its fair value. Fair value is determined using valuation techniques consistent with what a market participant would use. All of our indefinite-lived intangible assets were recognized in connection with the 2013 Jefferies Group acquisition, which consists of exchange and clearing organization membership interests and registrations. Our annual impairment testing date was August 1, 2021. At August 1, 2021, we utilized quantitative assessments of membership interests and registrations that have available quoted sales prices as well as certain other membership interests and registrations that have declined in utilization and qualitative assessments were performed on the remainder of our indefinite-life intangible assets. In applying our quantitative assessments, we recognized immaterial impairment losses on certain exchange membership interests and registrations. With regard to our qualitative assessments of the remaining indefinite-life intangible assets, based on our assessments of market conditions, the utilization of the assets and the replacement costs associated with the assets, we have concluded that it is not more likely than not that the intangible assets are impaired.

Contingencies – In the normal course of business, we have been named, from time to time, as a defendant in legal and regulatory proceedings. We are also involved, from time to time, in other exams, investigations and similar reviews (both formal and informal) by governmental and self-regulatory agencies regarding our businesses, certain of which may result in judgments, settlements, fines, penalties or other injunctions.
We recognize a liability for a contingency when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, we accrue the most likely amount of such loss, and if such amount is not determinable, then we accrue the minimum in the range as the loss accrual. The determination of the outcome and loss estimates requires significant judgment on the part of management, can be highly subjective and is subject to significant change with the passage of time as more information becomes available. Estimating the ultimate impact of litigation matters is inherently uncertain, in particular because the ultimate outcome will rest on events and decisions of others that may not be within our power to control. We do not believe that any of our current litigation will have a significant adverse effect on our consolidated financial position, results of operations or liquidity; however, if amounts paid at the resolution of litigation are in excess of recorded reserve amounts, the excess could be significant in relation to results of operations for that period. For further information, see Note 22 in our consolidated financial statements.

Item 8.    Financial Statements and Supplementary Data.
Financial Statements and supplementary data required by this Item 8 are set forth at the pages indicated in Item 15(a) below.

PART IV
Item 15.    Exhibits and Financial Statement Schedules.
(a)(1)    Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Jefferies Financial Group Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of Jefferies Financial Group Inc. and subsidiaries (the "Company") as of November 30, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity, for each of the three years in the period ended November 30, 2021, and the related notes and the schedules listed in the Index at Item 15(a)(2) (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2021 in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of November 30, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 28, 2022, expressed an unqualified opinion on the Company's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Valuation of Certain Level 2 and Level 3 Financial Assets and Liabilities - Refer to Note 2 and Note 4 to the financial statements
Critical Audit Matter Description
The Company estimates fair value for certain financial assets and liabilities utilizing models and unobservable inputs. Unlike the fair value of other assets and liabilities which are readily observable and therefore more easily independently corroborated, these financial assets and liabilities are not actively traded or quoted prices are available but traded less frequently, and fair value is determined based on significant judgments such as models, inputs and valuation methodologies. Such assets and liabilities can be classified as Level 2 or Level 3.
We identified the valuation of certain Level 2 and Level 3 financial assets and liabilities as a critical audit matter because of the pricing inputs, complexity of models and/or methodologies used by management and third-party specialists to estimate fair value. The valuations involve a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists who possess significant quantitative and modeling experience, to audit and evaluate the appropriateness of the models and inputs.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures for certain Level 2 and Level 3 financial assets and liabilities included the following procedures, among others:
•We tested the operating effectiveness of the Company's valuation controls, including the:
◦Independent price verification controls.
◦Third-party specialist valuation model review control, which includes examination of assumptions utilized as well as completeness and accuracy of underlying data.
◦Pricing model controls which are designed to review a model's theoretical soundness and its appropriateness.

•With the assistance of our fair value specialists, we evaluated the reasonableness of management's valuation methodology and estimates by:
◦Developing independent valuation estimates and comparing such estimates to management's recorded values.
◦Comparing management's assumptions to relevant audit evidence , including external sources, where available.

•We evaluated management's ability to estimate fair value by comparing management's valuation estimates to subsequent transactions, when available.

/s/ Deloitte & Touche LLP

New York, New York
January 28, 2022, except with respect to the effects of the change in reportable segments in Notes 1, 18, and 26, as to which the date is October 7, 2022

We have served as the Company's auditor since 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Jefferies Financial Group Inc.
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Jefferies Financial Group Inc. and subsidiaries (the "Company") as of November 30, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended November 30, 2021, of the Company and our report dated January 28, 2022, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP

New York, New York
January 28, 2022

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Financial Condition
November 30, 2021 and 2020
(Dollars in thousands, except par value)

	November 30,
	2021	2020
ASSETS
Cash and cash equivalents	$10,755,133	$9,055,148
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	1,015,107	604,321
Financial instruments owned, at fair value (including securities pledged of $12,723,502 and $13,065,585)	19,828,670	18,124,577
Loans to and investments in associated companies	1,745,790	1,686,563
Securities borrowed	6,409,420	6,934,762
Securities purchased under agreements to resell	7,642,484	5,096,769
Securities received as collateral, at fair value	7,289	7,517
Receivables	7,839,240	6,608,767
Property, equipment and leasehold improvements, net	911,230	897,204
Intangible assets, net and goodwill	1,897,500	1,913,467
Other assets	2,352,247	2,189,257
Total assets (1)	$60,404,110	$53,118,352

LIABILITIES
Short-term borrowings	$221,863	$764,715
Financial instruments sold, not yet purchased, at fair value	11,699,467	10,017,600
Securities loaned	1,525,721	1,810,748
Securities sold under agreements to repurchase	8,446,099	8,316,269
Other secured financings	4,487,224	3,288,384
Obligation to return securities received as collateral, at fair value	7,289	7,517
Lease liabilities	548,295	584,807
Payables, expense accruals and other liabilities	13,612,367	10,388,072
Long-term debt	9,125,745	8,352,039
Total liabilities (1)	49,674,070	43,530,151

Commitments and contingencies

MEZZANINE EQUITY
Redeemable noncontrolling interests	25,400	24,676
Mandatorily redeemable convertible preferred shares	125,000	125,000

EQUITY
Common shares, par value $1 per share, authorized 600,000,000 shares; 243,541,431 and 249,750,542 shares issued and outstanding, after deducting 72,922,277 and 66,712,070 shares held in treasury	243,541	249,751
Additional paid-in capital	2,742,244	2,911,223
Accumulated other comprehensive income (loss)	(372,143)	(288,917)
Retained earnings	7,940,113	6,531,836
Total Jefferies Financial Group Inc. shareholders' equity	10,553,755	9,403,893
Noncontrolling interests	25,885	34,632
Total equity	10,579,640	9,438,525

Total	$60,404,110	$53,118,352
(1) Total assets include assets related to variable interest entities of $1.05 billion and $566.1 million at November 30, 2021 and 2020, respectively, and Total liabilities include liabilities related to variable interest entities of $4.64 billion and $3.29 billion at November 30, 2021 and 2020, respectively. See Note 8 for additional information related to variable interest entities.

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Operations
For the years ended November 30, 2021, 2020 and 2019
(In thousands, except per share amounts)

	2021	2020	2019
Revenues:
Commissions and other fees	$896,015	$822,248	$675,772
Principal transactions	1,623,713	1,916,508	559,300
Investment banking	4,365,699	2,501,494	1,526,992
Interest income	943,336	997,555	1,603,940
Other	1,211,120	718,125	992,652
Total revenues	9,039,883	6,955,930	5,358,656
Interest expense of Jefferies Group	854,554	945,056	1,465,680
Net revenues	8,185,329	6,010,874	3,892,976

Expenses:
Cost of sales	470,870	338,588	319,641
Compensation and benefits	3,551,124	2,940,863	1,824,891
Non-compensation expenses:
Floor brokerage and clearing fees	301,860	266,592	223,140
Selling, general and other expenses	1,278,447	1,078,956	1,009,643
Interest expense	77,084	84,870	87,177
Depreciation and amortization	157,420	158,439	152,871
Total non-compensation expenses	1,814,811	1,588,857	1,472,831
Total expenses	5,836,805	4,868,308	3,617,363
Income before income taxes and income (loss) related to associated companies	2,348,524	1,142,566	275,613
Income (loss) related to associated companies	(94,419)	(75,483)	202,995
Income before income taxes	2,254,105	1,067,083	478,608
Income tax provision (benefit)	576,729	298,673	(483,955)
Net income	1,677,376	768,410	962,563
Net (income) loss attributable to the noncontrolling interests	(3,850)	5,271	1,847
Net loss attributable to the redeemable noncontrolling interests	826	1,558	286
Preferred stock dividends	(6,949)	(5,634)	(5,103)
Net income attributable to Jefferies Financial Group Inc. common shareholders	$1,667,403	$769,605	$959,593

Basic earnings per common share attributable to Jefferies Financial Group Inc. common shareholders:
Net income	$6.29	$2.68	$3.07

Diluted earnings per common share attributable to Jefferies Financial Group Inc. common shareholders:
Net income	$6.13	$2.65	$3.03

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
For the years ended November 30, 2021, 2020 and 2019
(In thousands)

	2021	2020	2019

Net income	$1,677,376	$768,410	$962,563
Other comprehensive income (loss):
Net unrealized holding gains (losses) on investments arising during the period, net of income tax provision (benefit) of $(78), $117 and $165	(244)	372	487
Less: reclassification adjustment for net (gains) losses included in net income, net of income tax provision (benefit) of $0, $0 and $(545,054)	—	—	(543,178)
Net change in unrealized holding gains (losses) on investments, net of income tax provision (benefit) of $(78), $117 and $545,219	(244)	372	(542,691)

Net unrealized foreign exchange gains (losses) arising during the period, net of income tax provision (benefit) of $(582), $11,392 and $1,146	(9,781)	35,991	544
Less: reclassification adjustment for foreign exchange (gains) losses included in net income, net of income tax provision (benefit) of $0, $0 and $(52)	—	—	149
Net change in unrealized foreign exchange gains (losses), net of income tax provision (benefit) of $(582), $11,392 and $1,198	(9,781)	35,991	693

Net unrealized gains (losses) on instrument specific credit risk arising during the period, net of income tax provision (benefit) of $(26,091), $(16,228) and $(4,653)	(80,660)	(51,865)	(13,588)
Less: reclassification adjustment for instrument specific credit risk (gains) losses included in net income, net of income tax provision (benefit) of $599, $146 and $(144)	(1,861)	(397)	427
Net change in unrealized instrument specific credit risk gains (losses), net of income tax provision (benefit) of $(26,690), $(16,374) and $(4,509)	(82,521)	(52,262)	(13,161)

Net unrealized gains (losses) on cash flow hedges arising during the period, net of income tax provision (benefit) of $0, $0 and $0	—	—	—
Less: reclassification adjustment for cash flow hedges (gains) losses included in net income, net of income tax provision (benefit) of $0, $0 and $161	—	—	(470)
Net change in unrealized cash flow hedges gains (losses), net of income tax provision (benefit) of $0, $0 and $(161)	—	—	(470)

Net pension gains (losses) arising during the period, net of income tax provision (benefit) of $2,082, $(970) and $(2,473)	6,182	(2,851)	(7,103)
Less: reclassification adjustment for pension (gains) losses included in net income, net of income tax provision (benefit) of $(1,054), $(957) and $(490)	3,138	2,872	1,407
Net change in pension liability benefits, net of income tax provision (benefit) of $3,136, $(13) and $(1,983)	9,320	21	(5,696)

Other comprehensive loss, net of income taxes	(83,226)	(15,878)	(561,325)

Comprehensive income	1,594,150	752,532	401,238
Comprehensive (income) loss attributable to the noncontrolling interests	(3,850)	5,271	1,847
Comprehensive loss attributable to the redeemable noncontrolling interests	826	1,558	286
Preferred stock dividends	(6,949)	(5,634)	(5,103)

Comprehensive income attributable to Jefferies Financial Group Inc. common shareholders	$1,584,177	$753,727	$398,268

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended November 30, 2021, 2020 and 2019
(In thousands)

	2021	2020	2019
Net cash flows from operating activities:
Net income	$1,677,376	$768,410	$962,563
Adjustments to reconcile net income to net cash provided by (used for) operations:
Deferred income tax provision	96,890	64,667	6,391
Recognition of accumulated other comprehensive income lodged taxes	—	—	(544,583)
Depreciation and amortization	151,169	142,394	129,766
Share-based compensation	78,160	40,038	49,848
Provision for doubtful accounts	55,876	48,157	29,800
(Income) loss related to associated companies	(156,490)	51,549	(288,164)
Distributions from associated companies	115,381	64,493	467,157
Net (gains) losses related to property and equipment, and other assets	11,013	68,946	(42,214)
Gain on sale of subsidiaries and associated companies	—	—	(210,278)
Net change in:
Securities deposited with clearing and depository organizations	34,237	751	(169)
Financial instruments owned, at fair value	(1,713,101)	(1,182,091)	218,419
Securities borrowed	520,455	714,664	(1,103,708)
Securities purchased under agreements to resell	(2,552,607)	(752,171)	(1,523,222)
Receivables from brokers, dealers and clearing organizations	(773,612)	(1,147,886)	211,198
Receivables from customers of securities operations	(329,026)	185,266	524,656
Other receivables	(97,899)	(79,253)	(2,283)
Other assets	(151,088)	97,468	15,705
Financial instruments sold, not yet purchased, at fair value	1,691,239	(604,591)	1,051,598
Securities loaned	(282,403)	270,261	(301,727)
Securities sold under agreements to repurchase	133,423	799,794	(1,122,982)
Payables to brokers, dealers and clearing organizations	2,492,893	698,873	111,757
Payables to customers of securities operations	210,055	442,913	631,854
Lease liabilities	(64,377)	(52,553)	—
Trade payables, expense accruals and other liabilities	528,101	1,179,182	(160,784)
Other	(102,647)	256,667	61,565
Net cash provided by (used for) operating activities	1,573,018	2,075,948	(827,837)

Net cash flows from investing activities:
Acquisitions of property, equipment and leasehold improvements, and other assets	(165,605)	(176,958)	(232,229)
Proceeds from sale of subsidiaries, net of expenses and cash of operations sold	—	179,654	(546)
Proceeds from sale of associated companies	—	—	790,612
Acquisitions, net of cash acquired	—	—	100,723
Advances on notes, loans and other receivables	(611,486)	(813,867)	(570,659)
Collections on notes, loans and other receivables	394,387	686,114	323,215
Proceeds from sales of loan receivables held to maturity	—	46,335	—
Loans to and investments in associated companies	(2,343,538)	(1,690,644)	(267,263)
Capital distributions and loan repayments from associated companies	2,323,549	1,555,973	110,656
Proceeds from maturities of investments	2,686	2,525	531,104
Proceeds from sales of investments	588	20,461	913,175
Other	(1,174)	4,215	8,307
Net cash provided by (used for) investing activities	(400,593)	(186,192)	1,707,095
(continued)

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Cash Flows, continued
For the years ended November 30, 2021, 2020 and 2019
(In thousands)

	2021	2020	2019
Net cash flows from financing activities:
Issuance of debt, net of issuance costs	$3,493,493	$3,136,513	$3,275,800
Repayment of debt	(3,202,314)	(3,084,531)	(2,588,791)
Net change in other secured financings	1,197,231	218,010	1,533,696
Net change in bank overdrafts	8,216	(34,663)	26,568
Distributions to noncontrolling interests	(16,263)	(1,694)	(5,293)
Contributions from noncontrolling interests	4,325	19,617	6,829
Purchase of common shares for treasury	(269,400)	(816,871)	(509,914)
Dividends paid	(222,798)	(160,940)	(149,647)
Other	1,804	1,034	330
Net cash provided by (used for) financing activities	994,294	(723,525)	1,589,578

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(3,387)	18,306	(1,063)

Net increase in cash, cash equivalents and restricted cash	2,163,332	1,184,537	2,467,773

Cash, cash equivalents and restricted cash at beginning of period	9,664,972	8,480,435	6,012,662

Cash, cash equivalents and restricted cash at end of period	$11,828,304	$9,664,972	$8,480,435

The following presents our cash, cash equivalents and restricted cash by category within the Consolidated Statements of Financial Condition to the total of the same amounts in the Consolidated Statements of Cash Flows above (in thousands):

	November 30,
	2021	2020	2019

Cash and cash equivalents	$10,755,133	$9,055,148	$7,678,821
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	1,015,107	570,084	761,809
Other assets	58,064	39,740	39,805
Total cash, cash equivalents and restricted cash	$11,828,304	$9,664,972	$8,480,435

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Consolidated Statements of Changes in Equity
For the years ended November 30, 2021, 2020 and 2019
(In thousands, except par value and per share amounts)

	Jefferies Financial Group Inc. Common Shareholders
	Common Shares $1 Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Subtotal	Non-controlling Interests	Total

Balance, December 1, 2018	$307,515	$3,854,847	$288,286	$5,610,218	$10,060,866	$18,391	$10,079,257
Net income attributable to Jefferies Financial Group Inc. common shareholders				959,593	959,593		959,593
Net loss attributable to the noncontrolling interests					—	(1,847)	(1,847)
Other comprehensive loss, net of taxes			(561,325)		(561,325)		(561,325)
Contributions from noncontrolling interests					—	6,829	6,829
Distributions to noncontrolling interests					—	(5,293)	(5,293)
Issuance of shares for HomeFed acquisition	9,295	168,585			177,880	3,900	181,780
Share-based compensation expense		49,848			49,848		49,848
Change in fair value of redeemable noncontrolling interests		(1,213)			(1,213)		(1,213)
Purchase of common shares for treasury	(26,125)	(483,845)			(509,970)		(509,970)
Dividends ($0.50 per common share)				(158,302)	(158,302)		(158,302)
Dividend of Spectrum Brands common shares		27,026		(478,120)	(451,094)		(451,094)
Other	959	12,463			13,422	(1)	13,421
Balance, November 30, 2019	291,644	3,627,711	(273,039)	5,933,389	9,579,705	21,979	9,601,684
Net income attributable to Jefferies Financial Group Inc. common shareholders				769,605	769,605		769,605
Net loss attributable to the noncontrolling interests					—	(5,271)	(5,271)
Other comprehensive loss, net of taxes			(15,878)		(15,878)		(15,878)
Contributions from noncontrolling interests					—	19,617	19,617
Distributions to noncontrolling interests					—	(1,694)	(1,694)
Share-based compensation expense		40,038			40,038		40,038
Change in fair value of redeemable noncontrolling interests		3,056			3,056		3,056
Purchase of common shares for treasury	(42,263)	(773,393)			(815,656)		(815,656)
Dividends ($0.60 per common share)				(171,158)	(171,158)		(171,158)
Other	370	13,811			14,181	1	14,182
Balance, November 30, 2020	249,751	2,911,223	(288,917)	6,531,836	9,403,893	34,632	9,438,525
Cumulative effect of the adoption of accounting standards				(19,915)	(19,915)		(19,915)
Balance, December 1, 2020, as adjusted	249,751	2,911,223	(288,917)	6,511,921	9,383,978	34,632	9,418,610
Net income attributable to Jefferies Financial Group Inc. common shareholders				1,667,403	1,667,403		1,667,403
Net income attributable to the noncontrolling interests					—	3,850	3,850
Other comprehensive loss, net of taxes			(83,226)		(83,226)		(83,226)
Contributions from noncontrolling interests					—	4,325	4,325
Distributions to noncontrolling interests					—	(16,263)	(16,263)
Share-based compensation expense		78,160			78,160		78,160
Change in fair value of redeemable noncontrolling interests		(6,216)			(6,216)		(6,216)
Purchase of common shares for treasury	(8,643)	(260,757)			(269,400)		(269,400)
Dividends ($0.90 per common share)				(239,211)	(239,211)		(239,211)
Other	2,433	19,834			22,267	(659)	21,608
Balance, November 30, 2021	$243,541	$2,742,244	$(372,143)	$7,940,113	$10,553,755	$25,885	$10,579,640

The accompanying notes are an integral part of these financial statements.

Jefferies Financial Group Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1.  Nature of Operations
Jefferies Financial Group Inc. ("Jefferies," "we," "our" or the "Company") is engaged in investment banking and capital markets, and asset management. Our strategy focuses on continuing to build out our investment banking effort, enhancing our capital markets businesses and further developing our Leucadia Asset Management alternative asset management platform, while returning excess capital to shareholders. Jefferies Group LLC ("Jefferies Group"), our largest subsidiary, was established in 1962 and is the largest independent U.S.-headquartered global full-service integrated investment banking and securities firm.
Jefferies Group operates in two reportable business segments: Investment Banking and Capital Markets, and Asset Management. Investment Banking and Capital Markets includes investment banking, capital markets and other related services. Investment banking provides underwriting and financial advisory services to clients across most industry sectors in the Americas, Europe, the Middle East and Africa, and Asia Pacific. Capital markets businesses operate across the spectrum of equities and fixed income products.
Within Asset Management, we manage, invest in and provide services to a diverse group of alternative asset management platforms across a spectrum of investment strategies and asset classes. Asset Management offers institutional clients an innovative range of investment strategies through its affiliated managers.

Through Jefferies Group, we own a 50% equity interest in JFIN Parent LLC ("Jefferies Finance") and Jefferies Finance LLC is a direct subsidiary of JFIN Parent LLC. Jefferies Finance is a joint venture entity pursuant to an agreement with Massachusetts Mutual Life Insurance Company ("MassMutual"). Jefferies Finance is a commercial finance company that structures, underwrites and syndicates primarily senior secured loans to corporate borrowers; and manages proprietary and third-party investments for both broadly syndicated and direct lending loans. Jefferies Finance conducts its operations primarily through two business lines, Leveraged Finance Arrangement and Portfolio and Asset Management. Loans are originated primarily through Jefferies Group's investment banking efforts and Jefferies Finance typically syndicates to third-party investors substantially all of its arranged volume through Jefferies Group. The Portfolio and Asset Management business lines, collectively referred to as Jefferies Credit Partners, manages a broad portfolio of assets under management comprised of portions of loans it has arranged, as well as loan positions that it has purchased in the primary and secondary markets. Jefferies Credit Partners is comprised of three registered Investment Advisors: Jefferies Finance, Apex Credit Partners LLC and JFIN Asset Management LLC, which serve as a private credit platform managing proprietary and third-party capital across comingled funds, separately managed accounts and collateralized loan obligations.

Through Jefferies Group, we also have a 50% interest in Berkadia Commercial Mortgage Holding LLC ("Berkadia"), Jefferies Group's equity method joint venture with Berkshire Hathaway Inc. Berkadia is a commercial mortgage banking and servicing company. Berkadia also is an investment sales advisor focused on the multifamily industry. Berkadia is a servicer of commercial real estate loans in the U.S., performing primary, master and special servicing functions for U.S. government agency programs, commercial mortgage-backed securities transactions, banks, insurance companies and other financial institutions.

We own a legacy portfolio of businesses and investments that we historically denominated as our "Merchant Banking" business and are reflected in our consolidated results as consolidated subsidiaries, equity investments, securities or in other ways. We are well along in the process of liquidating this portfolio, with the intention of selling to third parties, distributing to shareholders or transferring the balance of this portfolio to our Asset Management reportable segment over the next few years. Our Merchant Banking reportable segment primarily includes Linkem (fixed wireless broadband services in Italy); Vitesse Energy, LLC ("Vitesse Energy") (oil and gas production and development); real estate, primarily HomeFed LLC ("HomeFed"); Idaho Timber (manufacturing) and FXCM Group, LLC ("FXCM") (provider of online foreign exchange trading services). Our Merchant Banking businesses and investments also included National Beef Packing Company, LLC ("National Beef") (beef processing), prior to its sale in November 2019 and Spectrum Brands Holdings, Inc. ("Spectrum Brands") (consumer products), prior to its distribution to shareholders in October 2019.

On December 1, 2021, we made a $477 million contribution of net assets, including both Merchant Banking and Asset Management investments, to Jefferies Group. The transferred Merchant Banking investments are now being managed by a different management team, while the Asset Management investments continue to be managed by the co-Presidents of Asset Management who oversee all asset management activities across the Company. As a result, we transferred $194 million of net assets out of our Merchant Banking segment: $139 million of these net assets, including $48 million of net assets relating to

Foursight Capital LLC ("Foursight Capital"), were transferred into our Investment Banking and Capital Markets segment; the remaining $55 million of net assets transferred are now managed by the co-Presidents of Asset Management and are included in our Asset Management segment. Prior year amounts have been revised to conform to current segment reporting.
On November 29, 2019, we sold our remaining 31% equity interest in National Beef to Marfrig Global Foods S.A. ("Marfrig") and other shareholders and received a total of $970.0 million in cash, including $790.6 million of proceeds and $179.4 million from final distributions from National Beef around the time of the sale. The pre-tax gain recognized as a result of this transaction, $205.0 million for the year ended November 30, 2019, is classified as Other revenue. As of November 30, 2019, we no longer hold an equity interest in National Beef.

Prior to October 11, 2019, we owned approximately 15% of Spectrum Brands, a publicly traded global consumer products company on the NYSE (NYSE: SPB), and we reflected this investment at fair value based on quoted market prices. We distributed all of our 7,514,477 Spectrum Brands shares through a special pro rata dividend effective on October 11, 2019 to our stockholders of record as of the close of business on September 30, 2019.

We own approximately 42% of the common shares of Linkem, the largest fixed wireless broadband services provider in Italy. In addition, we own convertible preferred stock, which is automatically convertible to common shares in 2026, redeemable preferred stock with a redemption value of $107.6 million at November 30, 2021 and warrants. If our convertible preferred stock was converted and warrants exercised, it would increase our ownership to approximately 56% of Linkem's common equity at November 30, 2021. We have approximately 48% of the total voting securities of Linkem. Linkem provides residential broadband services in Italy using LTE technologies deployed over the 3.5 GHz spectrum band. Linkem launched its first 5G towers in late 2020 and plans to rapidly increase its network coverage and service offerings over the coming years as it upgrades to 5G, adds subscribers and leverages its assets. Linkem is accounted for under the equity method.

Vitesse Energy is our 97% owned consolidated subsidiary that acquires, invests and monetizes non-operated working interests and royalties predominantly in the Bakken Shale of the Williston Basin in North Dakota.

HomeFed is our 100% owned consolidated subsidiary that owns and develops residential and mixed use real estate properties. Prior to July 1, 2019, we owned approximately 70% of HomeFed and accounted for it under the equity method. On July 1, 2019, we completed a merger with HomeFed by which we acquired the remaining common stock of HomeFed. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis. In connection with the merger, HomeFed stockholders received two shares of our common stock for each share of HomeFed common stock. A total of 9.3 million shares were issued, which were valued at $178.8 million at closing based on the market price of our common shares. As an offset to these issued shares, our Board of Directors authorized the repurchase of an additional 9.25 million shares in the open market.
The HomeFed acquisition was accounted for as a business combination. The fair value of the shares issued to acquire the remaining common shares of HomeFed implied an aggregate fair value of $596.4 million for 100% of HomeFed's equity balance. In accordance with purchase accounting, we allocated the $596.4 million fair value for 100% of HomeFed to its assets, liabilities and noncontrolling interests. We recorded $101.7 million of cash, $413.2 million of real estate, $198.3 million of investments in associated companies, $37.4 million of deferred tax assets, $15.3 million of goodwill and intangibles, $6.6 million of other assets, $125.5 million of long-term debt, $46.7 million of payables, expense accruals and other liabilities and $3.9 million of noncontrolling interests. In addition, associated with the acquisition, we also recorded $32.4 million of goodwill generated by the establishment of $32.4 million of deferred tax liabilities related to allocated value exceeding the tax basis of some of the HomeFed net assets. The estimated weighted average useful lives for the amortizable intangibles were 4 years at time of acquisition. Our allocation of the acquisition price is based on our estimate of fair value for each of the acquired assets and liabilities, which were developed primarily utilizing discounted cash flow models. In connection with the acquisition of the remaining interest of HomeFed, we recognized a $72.1 million non-cash pre-tax gain in Other revenues during the year ended November 30, 2019, on the revaluation of our 70% interest in HomeFed to fair value. The fair value of our 70% interest in HomeFed was based on the implied $596.4 million equity value for 100% of HomeFed.
Idaho Timber is our 100% owned consolidated subsidiary engaged in the manufacture and distribution of various wood products.

Our investment in FXCM and associated companies consists of a senior secured term loan due February 15, 2022 ($71.6 million principal outstanding at November 30, 2021), a 50% voting interest in FXCM and rights to a majority of all distributions in respect of the equity of FXCM. FXCM is a provider of online foreign exchange trading, contract for difference trading, spread betting and related services.

Note 2.  Significant Accounting Policies
We prepare these financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which requires us to make estimates and assumptions that affect the reported amounts in the financial statements and disclosures of contingent assets and liabilities. The following represents our significant accounting policies.
Consolidation
Our policy is to consolidate all entities in which we can vote a majority of the outstanding voting stock. In addition, we consolidate entities which meet the definition of a variable interest entity ("VIE") for which we are the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity's economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. We consider special allocations of cash flows and preferences, if any, to determine amounts allocable to noncontrolling interests. All intercompany transactions and balances are eliminated in consolidation.
In situations in which we have significant influence, but not control, of an entity that does not qualify as a VIE, we apply either the equity method of accounting or fair value accounting pursuant to the fair value option election under GAAP. We also have formed nonconsolidated investment vehicles with third-party investors that are typically organized as partnerships or limited liability companies. Our subsidiaries may act as general partner or managing member for these investment vehicles and have generally provided the third-party investors with termination or "kick-out" rights.
Revenue Recognition Policies
Commissions and Other Fees.  All customer securities transactions are reported in the Consolidated Statements of Financial Condition on a settlement date basis with related income reported on a trade-date basis. We permit institutional customers to allocate a portion of their gross commissions to pay for research products and other services provided by third-parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. These arrangements are accounted for on an accrual basis and, as we are acting as an agent in these arrangements, netted against commission revenues in the Consolidated Statements of Operations. In addition, we earn asset-based fees associated with the management and supervision of assets, account services and administration related to customer accounts.
Principal Transactions.  Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value (all of which are recorded on a trade-date basis) are carried at fair value with gains and losses reflected in Principal transactions revenues in the Consolidated Statements of Operations, except for derivatives accounted for as hedges (see Hedge Accounting section, herein and Note 5). Fees received on loans carried at fair value are also recorded in Principal transactions revenues.
Investment Banking.  Advisory fees from mergers and acquisitions engagements are recognized at a point in time when the related transaction is completed. Advisory fees from restructuring engagements are recognized over time using a time elapsed measure of progress. Expenses associated with investment banking advisory engagements are deferred only to the extent they are explicitly reimbursable by the client and the related revenue is recognized at a point in time. All other investment banking advisory related expenses, including expenses incurred related to restructuring advisory engagements, are expensed as incurred. All investment banking advisory expenses are recognized within their respective expense category in the Consolidated Statements of Operations and any expenses reimbursed by clients are recognized as Investment banking revenues.
Underwriting and placement agent revenues are recognized at a point in time on trade-date. Costs associated with underwriting activities are deferred until the related revenue is recognized or the engagement is otherwise concluded and are recorded on a gross basis in Selling, general and other expenses in the Consolidated Statements of Operations.
Asset Management Fees and Revenues. Asset management fees and revenues consist of asset management fees, as well as revenues from third-parties with strategic relationships pursuant to arrangements, which entitle us to portions of our revenues and/or affiliated managers' profits and perpetual rights to certain defined revenues for a given revenue share period. Revenue from third-parties with strategic relationships pursuant to arrangements is recognized at the end of the defined revenue or profit share period when the revenues have been realized and all contingencies have been resolved.
Management and administrative fees are generally recognized over the period that the related service is provided. Performance fee revenue is generally recognized only at the end of the performance period to the extent that the benchmark return has been met.

Interest Revenue and Expense.  Interest expense that is deducted from Revenues to arrive at Net revenues is related to Jefferies Group's operations. Contractual interest on Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value is recognized on an accrual basis as a component of Interest income and Interest expense. Interest flows on derivative trading transactions and dividends are included as part of the fair valuation of these contracts and recognized in Principal transactions revenues in the Consolidated Statements of Operations rather than as a component of interest income or expense. Interest on short- and long-term borrowings is accounted for on an accrual basis, except for those for which we have elected the fair value option, with related interest recorded as Interest expense. Discounts/premiums arising on long-term debt are accreted/amortized to Interest expense using the effective yield method over the remaining lives of the underlying debt obligations. Interest revenue related to Securities borrowed and Securities purchased under agreements to resell activities and interest expense related to Securities loaned and Securities sold under agreements to repurchase activities are recognized on an accrual basis. In addition, we recognize interest income as earned on brokerage customer margin balances and interest expense as incurred on credit balances.

Manufacturing Revenues. Manufacturing revenues, which are included in Other revenues, are from Idaho Timber, which manufactures and distributes an extensive range of quality wood products to markets across North America. Idaho Timber's primary business consists of the sale of lumber that is manufactured or remanufactured at one of its locations. Agreements with customers for these sales specify the type, quantity and price of products to be delivered as well as the delivery date and payment terms. The transaction price is fixed at the time of sale and revenue is generally recognized when the customer takes control of the product.
Cash Equivalents
Cash equivalents include highly liquid investments, including money market funds and certificates of deposit, not held for resale with original maturities of three months or less.
Cash and Securities Segregated and on Deposit for Regulatory Purposes or Deposited with Clearing and Depository Organizations
In accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, Jefferies LLC, which is a wholly-owned subsidiary of Jefferies Group, as a broker-dealer carrying client accounts, is subject to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients. Certain other entities are also obligated by rules mandated by their primary regulators to segregate or set aside cash or equivalent securities to satisfy regulations, promulgated to protect customer assets. In addition, certain exchange and/or clearing organizations require cash and/or securities to be deposited by us to conduct day to day activities.
Financial Instruments and Fair Value
Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value are recorded at fair value, either as required by accounting pronouncements or through the fair value option election. These instruments primarily represent our trading activities and include both cash and derivative products. Gains and losses on Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value are recognized in Principal transactions revenues in the Consolidated Statements of Operations. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).
Fair Value Hierarchy
In determining fair value, we maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. We apply a hierarchy to categorize our fair value measurements broken down into three levels based on the transparency of inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities at the reported date. Valuation adjustments and block discounts are not applied to Level 1 instruments.

Level 2:	Pricing inputs other than quoted prices in active markets, which are either directly or indirectly observable at the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments for which fair values have been derived using model inputs that are directly observable in the market, or can be derived principally from, or corroborated by, observable market data, and financial instruments that are fair valued by reference to other similar financial instruments, the parameters of which can be directly observed.

Level 3:	Instruments that have little to no pricing observability at the reported date. These financial instruments are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Financial instruments are valued at quoted market prices, if available. Certain financial instruments have bid and ask prices that can be observed in the marketplace. For financial instruments whose inputs are based on bid-ask prices, the financial instrument is valued at the point within the bid-ask range that meets our best estimate of fair value. We use prices and inputs that are current at the measurement date. For financial instruments that do not have readily determinable fair values using quoted market prices, the determination of fair value is based on the best available information, taking into account the types of financial instruments, current financial information, restrictions (if any) on dispositions, fair values of underlying financial instruments and quotations for similar instruments.

The valuation of financial instruments may include the use of valuation models and other techniques. Adjustments to valuations derived from valuation models are permitted based on management's judgment, which takes into consideration the features of the financial instrument such as its complexity, the market in which the financial instrument is traded and underlying risk uncertainties about market conditions. Adjustments from the price derived from a valuation model reflect management's judgment that other participants in the market for the financial instrument being measured at fair value would also consider in valuing that same financial instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.

The availability of observable inputs can vary and is affected by a wide variety of factors, including, for example, the type of financial instrument and market conditions. As the observability of prices and inputs may change for a financial instrument from period to period, this condition may cause a transfer of an instrument among the fair value hierarchy levels. The degree of judgment exercised in determining fair value is greatest for instruments categorized within Level 3.
Loans to and Investments in Associated Companies
Loans to and investments in associated companies include investments in private equity and other operating entities in which we exercise significant influence over operating and capital decisions and loans issued in connection with such investments. Loans to and investments in associated companies are accounted for using the equity method. See Note 9 for additional information regarding certain of these investments.
Under the equity method of accounting, our share of the investee's underlying net income or loss is recorded as Income (loss) related to associated companies, or as part of Other revenues if such investees are considered to be an extension of our business.  Income (loss) for investees for which the fair value option was elected is reported as Principal transactions revenues.
Credit Losses
Foursight Capital, our wholly-owned subsidiary, is an automobile loan originator and servicer. Provisions for credit losses are charged to income in amounts sufficient to maintain an allowance for credit losses inherent in Foursight Capital's finance receivables held for investment. The allowance for credit losses is established systematically by management based on the determination of the amount of credit losses inherent in the finance receivables held for investment as of the reporting date. All of Foursight Capital's finance receivables held for investment are collectively evaluated for impairment. Management's estimate of expected credit losses is based on an evaluation of relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the future collectability of the reported amounts. Foursight Capital uses static pool modeling techniques to determine the allowance for loan losses expected over the remaining life of the receivables, which is supplemented by management judgment. Expected losses are estimated for groups of accounts aggregated by monthly vintage. Generally, the expected losses are projected based on historical loss experience over the last eight years, more heavily weighted toward recent performance when determining the allowance to result in an estimate that is more reflective of the current internal and external environments. Foursight Capital's estimate of expected credit losses includes a reasonable and supportable forecast period of one year and then reverts to an estimate based on historical losses. Foursight Capital reviews charge-off experience factors, contractual delinquency, historical collection rates, the value of underlying collateral and other information to make the necessary judgments as to credit losses expected in the portfolio as of the reporting date. While management utilizes the best information available to make its evaluations, changes in macroeconomic conditions, interest rate environments, or both, may significantly impact the assumptions and inputs used in determining the allowance for credit losses. Foursight Capital's charge-off policy is based on a loan by loan review of delinquent finance receivables.
Other financial assets measured at amortized cost are presented at the net amount expected to be collected and the measurement of credit losses and any expected increases or decreases in expected credit losses are recognized in earnings. The estimate of expected credit losses involves judgment and is based on an assessment over the life of the financial instrument taking into consideration forecasts of expected future economic conditions. In evaluating secured financing receivables (reverse repurchases agreements, securities borrowing arrangements and margin loans), the underlying collateral maintenance provisions are taken into consideration. The underlying contractual collateral maintenance for significantly all of Jefferies Group's secured financing receivables requires that the counterparty continually adjust the collateralization amount, securing the credit exposure on these contracts. Collateralization levels for Jefferies Group's secured financing receivables are initially established based upon the counterparty, the type of acceptable collateral that is monitored daily and adjusted to mitigate the potential of any credit losses. Credit losses are not recognized for secured financing receivables where the underlying collateral's fair value is equal to or exceeds the asset's amortized cost basis. In cases where the collateral's fair value does not equal or exceed the amortized cost basis, the allowance for credit losses, if any, is limited to the difference between the fair value of the collateral at the reporting date and the amortized cost basis of the financial assets.

Our receivables from brokers, dealers, and clearing organizations include deposits of cash with exchange clearing organizations to meet margin requirements, amounts due from clearing organizations for daily variation settlements, securities failed-to-deliver or receive, receivables and payables for fees and commissions, and receivables arising from unsettled securities or loans transactions. These receivables generally do not give rise to material credit risk and have a remote probability of default either because of their short-term nature or due to the credit protection framework inherent in the design and operations of brokers, dealers and clearing organizations. As such, generally, no allowance for credit losses is held against these receivables.

For all other financial assets measured at amortized cost, we estimate expected credit losses over the financial assets' life as of the reporting date based on relevant information about past events, current conditions, and reasonable and supportable forecasts.

Receivables
At November 30, 2021 and 2020, Receivables include receivables from brokers, dealers and clearing organizations of $4.90 billion and $4.16 billion, respectively, and receivables from customers of securities operations of $1.62 billion and $1.29 billion, respectively.
Our subsidiary, Foursight Capital, had automobile loan receivables of $803.7 million and $694.2 million at November 30, 2021 and 2020, respectively. Of these amounts, $677.6 million and $532.4 million at November 30, 2021 and 2020, respectively, were in securitized vehicles. See Notes 7 and 8 for additional information on Foursight Capital's securitization activities. Foursight Capital's loan receivables held for investment consisted of approximately 19% and 21% with credit scores 680 and above, 51% and 52% with scores between 620 and 679 and 30% and 27% with scores below 620 at November 30, 2021 and 2020, respectively.
A rollforward of the allowance for credit losses related to receivables for the years ended November 30, 2021, 2020 and 2019 is as follows (in thousands):

	2021	2020	2019
Beginning balance	$53,926	$34,018	$31,055
Adjustment for adoption of accounting principle for current expected credit losses	26,519	—	—
Provision for doubtful accounts (1)	55,876	48,157	29,800
Charge-offs, net of recoveries (1)	(60,322)	(28,249)	(26,837)
Ending balance	$75,999	$53,926	$34,018

(1) The year ended November 30, 2021 includes a $39.0 million bad debt expense related to our prime brokerage business, recorded during the second quarter.

Securities Borrowed and Securities Loaned
Securities borrowed and Securities loaned are carried at the amounts of cash collateral advanced and received in connection with the transactions and accounted for as collateralized financing transactions. In connection with both trading and brokerage activities, we borrow securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lend securities to other brokers and dealers for similar purposes. When we borrow securities, we generally provide cash to the lender as collateral, which is reflected in the Consolidated Statements of Financial Condition as Securities borrowed. We earn interest revenues on this cash collateral. Similarly, when we lend securities to another party, that party provides cash to us as collateral, which is reflected in the Consolidated Statements of Financial Condition as Securities loaned. We pay interest expense on the cash collateral received from the party borrowing the securities. The initial collateral advanced or received approximates or is greater than the fair value of the securities borrowed or loaned. We monitor the fair value of the securities borrowed and loaned on a daily basis and request additional collateral or return excess collateral, as appropriate.
Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase
Securities purchased under agreements to resell and Securities sold under agreements to repurchase (collectively "repos") are accounted for as collateralized financing transactions and are recorded at their contracted resale or repurchase amount plus accrued interest. We earn and incur interest over the term of the repo, which is reflected in Interest revenue and Interest expense in the Consolidated Statements of Operations on an accrual basis. Repos are presented in the Consolidated Statements of Financial Condition on a net-basis by counterparty, where permitted by GAAP. The fair value of the underlying securities is monitored daily versus the related receivable or payable balances. Should the fair value of the underlying securities decline or increase, additional collateral is requested or excess collateral is returned, as appropriate.
Offsetting of Derivative Financial Instruments and Securities Financing Agreements

To manage exposure to credit risk associated with derivative activities and securities financing transactions, we may enter into International Swaps and Derivative Association, Inc. ("ISDA") master netting agreements, master securities lending agreements, master repurchase agreements or similar agreements and collateral arrangements with counterparties. A master agreement creates a single contract under which all transactions between two counterparties are executed allowing for trade aggregation and a single net payment obligation. Master agreements provide protection in bankruptcy in certain circumstances and, where legally enforceable, enable receivables and payables with the same counterparty to be settled or otherwise eliminated by applying amounts due against all or a portion of an amount due from the counterparty or a third-party. Under our ISDA master netting agreements, we typically also execute credit support annexes, which provide for collateral, either in the form of cash or securities, to be posted by or paid to a counterparty based on the fair value of the derivative receivable or payable based on the rates and parameters established in the credit support annex.
In the event of the counterparty's default, provisions of the master agreement permit acceleration and termination of all outstanding transactions covered by the agreement such that a single amount is owed by, or to, the non-defaulting party. In addition, any collateral posted can be applied to the net obligations, with any excess returned; and the collateralized party has a right to liquidate the collateral. Any residual claim after netting is treated along with other unsecured claims in bankruptcy court.
The conditions supporting the legal right of offset may vary from one legal jurisdiction to another and the enforceability of master netting agreements and bankruptcy laws in certain countries or in certain industries is not free from doubt. The right of offset is dependent both on contract law under the governing arrangement and consistency with the bankruptcy laws of the jurisdiction where the counterparty is located. Industry legal opinions with respect to the enforceability of certain standard provisions in respective jurisdictions are relied upon as a part of managing credit risk. In cases where we have not determined an agreement to be enforceable, the related amounts are not offset. Master netting agreements are a critical component of our risk management processes as part of reducing counterparty credit risk and managing liquidity risk.
We are also a party to clearing agreements with various central clearing parties. Under these arrangements, the central clearing counterparty facilitates settlement between counterparties based on the net payable owed or receivable due and, with respect to daily settlement, cash is generally only required to be deposited to the extent of the net amount. In the event of default, a net termination amount is determined based on the market values of all outstanding positions and the clearing organization or clearing member provides for the liquidation and settlement of the net termination amount among all counterparties to the open contracts or transactions. See Notes 5 and 6 for further information.

Hedge Accounting
Hedge accounting is applied using interest rate swaps designated as fair value hedges of changes in the benchmark interest rate of fixed rate senior long-term debt. The interest rate swaps are included as derivative contracts in Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value in the Consolidated Statements of Financial Condition. We use regression analysis to perform ongoing prospective and retrospective assessments of the effectiveness of these hedging relationships. A hedging relationship is deemed effective if the change in fair value of the interest rate swap and the change in the fair value of the long-term debt due to changes in the benchmark interest rate offset within a range of 80% to 125%. The impact of valuation adjustments related to Jefferies Group's own credit spreads and counterparty credit spreads are included in the assessment of effectiveness.

For qualifying fair value hedges of benchmark interest rates, the change in the fair value of the derivative and the change in fair value of the long-term debt provide offset of one another and, together with any resulting ineffectiveness, are recorded in Interest expense.

We seek to reduce the impact of fluctuations in foreign exchange rates on our net investments in certain non-U.S. operations through the use of foreign exchange contracts. The foreign exchange contracts are included as derivative contracts in Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value in the Consolidated Statements of Financial Condition. For foreign exchange contracts designated as hedges, the effectiveness of the hedge is assessed based on the overall changes in the fair value of the forward contracts (i.e., based on changes in forward rates). For qualifying net investment hedges, all gains or losses on the hedging instruments are included in Accumulated other comprehensive income (loss).

See Note 5 for further information.
Other Investments
At November 30, 2021 and 2020, the Company had other investments (classified as Other assets and Loans to and investments in associated companies) in which fair values are not readily determinable, aggregating $119.4 million and $90.2 million, respectively. There were no impairments on these investments during the year ended November 30, 2021. Impairments recognized on these investments were $20.4 million and $5.5 million during the years ended November 30, 2020 and 2019, respectively. Realized gains of $0.8 million, $2.1 million and $13.8 million were recognized on these investments during the years ended November 30, 2021, 2020 and 2019, respectively. There were no unrealized gains or losses recognized on these investments during the years ended November 30, 2021, 2020 and 2019.

Capitalization of Interest

We capitalize interest on qualifying HomeFed real estate assets. During the years ended November 30, 2021, 2020 and 2019, capitalized interest of $9.0 million, $8.6 million and $6.2 million, respectively, was allocated among all of HomeFed's projects that are currently under development.
Property, Equipment and Leasehold Improvements
Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets or, if less, the term of the underlying lease.
Lease Accounting
We adopted Financial Accounting Standards Board ("FASB") Accounting Standards Update No. 2016-02, Leases on December 1, 2019. These lease policy updates are applied using a modified retrospective approach. Reported financial information for the historical comparable period was not revised and continues to be reported under the accounting standards in effect during the historical periods.

For leases with an original term longer than one year, lease liabilities are initially recognized on the lease commencement date based on the present value of the future minimum lease payments over the lease term, including non-lease components such as fixed common area maintenance costs and other fixed costs for generally all leases. A corresponding right of use ("ROU") asset is initially recognized equal to the lease liability adjusted for any lease prepayments, initial direct costs and lease incentives.

The ROU assets are included in Property, equipment and leasehold improvements, net and the lease liabilities are included in Lease liabilities in the Consolidated Statement of Financial Condition.

The discount rates used in determining the present value of leases represent our collateralized borrowing rate considering each lease's term and currency of payment. The lease term includes options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Certain leases have renewal options that can be exercised at the discretion of the Company. Lease expense is generally recognized on a straight-line basis over the lease term and included in Selling, general and other expenses in the Consolidated Statement of Operations. See Note 13 for further information.

Impairment of Long-Lived Assets
We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. When testing for impairment, we group our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group). The determination of whether an asset group is recoverable is based on management's estimate of undiscounted future cash flows directly attributable to the asset group as compared to its carrying value. If the carrying amount of the asset group is greater than the undiscounted cash flows, an impairment loss would be recognized for the amount by which the carrying amount of the asset group exceeds its estimated fair value.
Substantially all of our operating businesses sell products or services that are impacted by general economic conditions in the U.S. and to a lesser extent internationally. A worsening of current economic conditions could cause a decline in estimated future cash flows expected to be generated by our operations and investments. If future undiscounted cash flows are estimated to be less than the carrying amounts of the asset groups used to generate those cash flows in subsequent reporting periods, particularly for those with large investments in intangible assets, property and equipment and other long-lived assets (for example, Jefferies Group, manufacturing and oil and gas production and development), impairment charges would have to be recorded.
Intangible Assets, Net and Goodwill
Intangible Assets. Intangible assets deemed to have finite lives are generally amortized on a straight-line basis over their estimated useful lives, where the useful life is the period over which the asset is expected to contribute directly, or indirectly, to our future cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. If future undiscounted cash flows are estimated to be less than the carrying amounts of the asset groups used to generate those cash flows in subsequent reporting periods, particularly for those with large investments in amortizable intangible assets, impairment charges would have to be recorded. At least annually, the remaining useful life is evaluated.
An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If we conclude otherwise, we are required to perform a quantitative impairment test. Fair value will be determined using valuation techniques consistent with what a market participant would use. All of our indefinite-lived intangible assets were recognized in connection with the Jefferies Group acquisition, and our annual impairment testing date for these assets is August 1.
Goodwill. At acquisition, we allocate the cost of a business acquisition to the specific tangible and intangible assets acquired and liabilities assumed based upon their fair values. Significant judgments and estimates are often made by management to determine these values, and may include the use of appraisals, consideration of market quotes for similar transactions, use of discounted cash flow techniques or consideration of other information we believe to be relevant. Any excess of the cost of a business acquisition over the fair values of the assets and liabilities acquired is recorded as goodwill, which is not amortized to expense. Substantially all of our goodwill was recognized in connection with the Jefferies Group acquisition.
At least annually, and more frequently if warranted, we will assess whether goodwill has been impaired. The quantitative goodwill impairment test is performed at our reporting unit level. The fair value of the reporting unit is compared with its carrying value, including goodwill and allocated intangible assets. If the fair value is in excess of the carrying value, the goodwill for the reporting unit is considered not to be impaired. If the fair value is less than the carrying value, an impairment loss is recognized as the difference between the fair value and carrying value of the reporting unit. The fair values will be based on widely accepted valuation techniques that we believe market participants would use, although the valuation process requires significant judgment and often involves the use of significant estimates and assumptions. The methodologies we utilize in estimating fair value include market capitalization, price-to-book multiples of comparable exchange traded companies, multiples of merger and acquisitions of similar businesses and/or projected cash flows. The estimates and assumptions used in determining fair value could have a significant effect on whether or not an impairment charge is recorded and the magnitude of such a charge. Adverse market or economic events could result in impairment charges in future periods. Our annual goodwill impairment testing date related to the Investment Banking and Capital Markets and Asset Management reportable segments is as of August 1. Our annual impairment testing date for all other operations is November 30.
Inventories and Cost of Sales
Manufacturing inventories are stated at the lower of cost or net realizable value, with cost principally determined under the first-in-first-out method. Manufacturing cost of sales principally includes product and manufacturing costs, inbound and outbound shipping costs and handling costs. Inventories are classified as Other assets in the Consolidated Statements of Financial Condition.
Payables, expense accruals and other liabilities
At November 30, 2021 and 2020, Payables, expense accruals and other liabilities include payables to brokers, dealers and clearing organizations of $5.82 billion and $3.33 billion, respectively, and payables to customers of securities operations of $4.46 billion and $4.25 billion, respectively.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The realization of deferred tax assets is assessed, and a valuation allowance is recorded to the extent that it is more likely than not that any portion of the deferred tax asset will not be realized on the basis of its projected separate return results.
We record uncertain tax positions using a two-step process: (i) we determine whether it is more likely than not that each tax position will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company uses the portfolio approach relating to the release of stranded tax effects recorded in accumulated other comprehensive income (loss). Under the portfolio approach, the net unrealized gains or losses recorded in accumulated other comprehensive income (loss) would be eliminated only on the date the entire portfolio of available for sale securities is sold or otherwise disposed of.
Share-based Compensation
Share-based awards are measured based on the fair value of the award as determined in accordance with GAAP and recognized over the required service or vesting period. Certain executive share-based awards contain market, performance and service conditions. Market conditions are incorporated into the grant-date fair value using a Monte Carlo valuation model. Compensation expense for awards with market conditions is recognized over the service period and is not reversed if the market condition is not met. Awards with performance conditions are amortized over the service period if it is determined that it is probable that the performance condition will be achieved. The fair value of options are estimated at the date of grant using the Black-Scholes option pricing model. We account for forfeitures as they occur, which results in dividends and dividend equivalents originally charged against retained earnings for forfeited shares to be reclassified to compensation expense in the period in which the forfeiture occurs.
Foreign Currency Translation
Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the end of the relevant period. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, if any, are included in Accumulated other comprehensive income (loss) in the Consolidated Statements of Comprehensive Income (Loss) and classified as Accumulated other comprehensive income (loss) in the Consolidated Statements of Financial

Condition and Consolidated Statements of Changes in Equity. Gains or losses resulting from Jefferies Group's foreign currency transactions are included in Principal transactions revenues in the Consolidated Statements of Operations.
Earnings per Common Share
Basic earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding and certain other shares committed to be, but not yet issued. Net earnings available to common shareholders represent net earnings to common shareholders reduced by the allocation of earnings to participating securities. Losses are not allocated to participating securities. Common shares outstanding and certain other shares committed to be, but not yet issued, include restricted stock and restricted stock units ("RSUs") for which no future service is required. Diluted earnings per share is computed by dividing net earnings available to common shareholders plus dividends on dilutive mandatorily redeemable convertible preferred shares by the weighted average number of common shares outstanding and certain other shares committed to be, but not yet issued, plus all dilutive common stock equivalents outstanding during the period.
Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and, therefore, are included in the earnings allocation in computing earnings per share under the two-class method of earnings per share. Restricted stock and RSUs granted as part of share-based compensation contain nonforfeitable rights to dividends and dividend equivalents, respectively, and therefore, prior to the requisite service being rendered for the right to retain the award, restricted stock and RSUs meet the definition of a participating security. As such, we calculate basic and diluted earnings per share under the two-class method. RSUs granted under the senior executive compensation plan are not considered participating securities as the rights to dividend equivalents are forfeitable. See Note 15 for more information regarding the senior executive compensation plan.
Securitization Activities
We engage in securitization activities related to corporate loans, consumer loans, commercial mortgage loans and mortgage-backed and other asset-backed securities. Transfers of financial assets to secured funding vehicles are accounted for as sales when we have relinquished control over the transferred assets. The gain or loss on sale of such financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer allocated between the assets sold and the retained interests, if any, based upon their respective fair values at the date of sale. We may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in Financial instruments owned, at fair value in the Consolidated Statements of Financial Condition at fair value. Any changes in the fair value of such retained interests are recognized in Principal transactions revenues in the Consolidated Statements of Operations. When a transfer of assets does not meet the criteria of a sale, the transfer is accounted for as a secured borrowing and we continue to recognize the assets of a secured borrowing in Financial instruments owned, at fair value and recognize the associated financing in Other secured financings in the Consolidated Statements of Financial Condition.
Foursight Capital utilizes special purpose entities to securitize automobile loans receivables. These special purpose entities are VIEs and Foursight Capital is the primary beneficiary; the related assets and the secured borrowings are recognized in the Consolidated Statements of Financial Condition. These secured borrowings do not have recourse to our subsidiary's general credit.
Contingencies
In the normal course of business, we have been named, from time to time, as a defendant in legal and regulatory proceedings. We are also involved, from time to time, in other exams, investigations and similar reviews (both formal and informal) by governmental and self-regulatory agencies regarding our businesses, certain of which may result in judgments, settlements, fines, penalties or other injunctions.
We recognize a liability for a contingency when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the reasonable estimate of a probable loss is a range, we accrue the most likely amount of such loss, and if such amount is not determinable, then we accrue the minimum in the range as the loss accrual. The determination of the outcome and loss estimates requires significant judgment on the part of management, can be highly subjective and is subject to significant change with the passage of time as more information becomes available. Estimating the ultimate impact of litigation matters is inherently uncertain, in particular because the ultimate outcome will rest on events and decisions of others that may not be within our power to control. We do not believe that any of our current litigation will have a significant adverse effect on our consolidated financial position, results of operations or liquidity; however, if amounts paid at the resolution of litigation are in excess of recorded reserve amounts, the excess could be significant in relation to results of operations for that period. For further information, see Note 22.
Supplemental Cash Flow Information

	Year Ended November 30,
	2021	2020	2019
	(In thousands)
Cash paid during the year for:
Interest, net of amounts capitalized	$936,272	$1,080,368	$1,563,152
Income tax payments (refunds), net	$727,126	$25	$24,587
In June 2019, we entered into a Membership Interest Purchase Agreement, which provided for each of the then owners of National Beef to purchase, in the aggregate, 100% of the ownership interests in Iowa Premium, LLC ("Iowa Premium"). The funds used to acquire Iowa Premium were provided by way of a permitted distribution from National Beef to its owners, of which our proportionate share was approximately $49.0 million. The distribution from National Beef and the acquisition of Iowa Premium are included in the Consolidated Statement of Cash Flows for the year ended November 30, 2019. Immediately following the acquisition, we contributed our ownership interest in Iowa Premium to National Beef, which was a non-cash investing activity.
During the year ended November 30, 2019, we had $178.8 million in non-cash investing activities related to the issuance of common stock for the acquisition of the remaining common stock of HomeFed.
During the year ended November 30, 2019, we had $16.4 million non-cash investing activities related to the sale of a hotel and restaurant in Telluride, Colorado that we owned, to the Company's Chairman and certain of his family trusts in exchange for 780,315 shares of the Company's common stock, at a price of $21.03 per share.
During the year ended November 30, 2019, we had $451.1 million in non-cash financing activities related to our distribution of all of our Spectrum Brands shares through a special pro rata dividend to our stockholders.
During the year ended November 30, 2019, we had $1.2 million in non-cash financing activities related to purchases of common shares for treasury which settled subsequent to November 30, 2019.
Note 3.  Accounting Developments
Accounting Developments - Accounting Standards Adopted in Current Annual Reporting Period

Financial Instruments - Credit Losses. In June 2016, the FASB issued new guidance which provides for estimating credit losses on financial assets measured at amortized cost by introducing an approach based on expected losses over the financial asset's entire life, recorded at inception or purchase. We adopted the new credit loss guidance on December 1, 2020 and applied a modified retrospective approach through a cumulative-effect adjustment to retained earnings upon adoption. At transition on December 1, 2020, the new accounting guidance's adoption resulted in an increase in the allowance for credit losses of $26.5 million with a corresponding decrease in retained earnings of $19.9 million, net of tax. The increase is primarily attributable to a $30.1 million increase in the allowance for credit losses in Foursight Capital's portfolio of held to maturity auto finance receivables. Foursight Capital estimates expected credit losses on its portfolio using analysis of historical portfolio performance data as well as external economic factors that management considers to be relevant to the credit losses expected in the portfolio. This is partially offset by a $3.6 million decrease in the allowance for credit losses at Jefferies Group that is attributable to applying a revised provisioning methodology based on historical loss experience for its investment banking fee receivables.

We have determined expected credit losses to be immaterial upon adoption for our other financial instruments within the scope of the guidance. A significant portion of our financial instruments within the scope of the guidance represent secured financing receivables (reverse repurchase agreements, secured borrowing arrangements, and margin loans) that are substantially collateralized. For our secured financing receivables, we have concluded that the impact upon adoption was immaterial because the contractual collateral maintenance provisions require that the counterparty continually adjust the amount of collateralization securing the credit exposure on these contracts. Collateralization levels for our secured financing receivables are initially established based upon the counterparty, the type of acceptable collateral that is monitored daily and adjusted to mitigate the potential of any credit losses. For the remaining financial instruments within the guidance's scope, the expected credit losses were also determined to be immaterial considering the counterparty's credit quality, an insignificant history of credit losses, or the short-term nature of the credit exposures.

Goodwill. In January 2017, the FASB issued new guidance which simplifies goodwill impairment testing. We adopted the guidance in the first quarter of fiscal 2021 and the adoption did not have a material impact on our consolidated financial statements.

Defined Benefit Plans. In August 2018, the FASB issued new guidance to improve the effectiveness of disclosure requirements on defined benefit pension plans and other post-retirement plans. We adopted the guidance in the first quarter of fiscal 2021 and the adoption did not have a material impact on our consolidated financial statements.

Internal-Use Software. In August 2018, the FASB issued new guidance which amends the definition of a hosting arrangement and requires that the customer in a hosting arrangement that is a service contract capitalize certain implementation costs as if the arrangement was an internal-use software project. We adopted the guidance in the first quarter of fiscal 2021 and elected to apply the guidance prospectively to implementation costs incurred after the adoption date. The adoption did not have an impact on our consolidated financial statements on the adoption date.

Consolidation. In October 2018, the FASB issued new guidance which requires indirect interests held through related parties under common control arrangements be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. We adopted the guidance in the first quarter of fiscal 2021 and the adoption did not have a material impact on our consolidated financial statements.

Income Taxes. In December 2019, the FASB issued new guidance to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and to provide more consistent application to improve the comparability of financial statements. We adopted the guidance in the first quarter of fiscal 2021 and the adoption did not have a material impact on our consolidated financial statements.

Note 4.  Fair Value Disclosures
The following is a summary of our financial assets and liabilities that are accounted for at fair value on a recurring basis, excluding Investments at fair value based on net asset value ("NAV") of $1.03 billion and $965.4 million at November 30, 2021 and 2020, respectively, by level within the fair value hierarchy (in thousands):

	November 30, 2021
	Level 1	Level 2	Level 3	Counterparty and Cash Collateral Netting (1)	Total
Assets:
Financial instruments owned, at fair value:
Corporate equity securities	$2,737,255	$257,318	$87,647	$—	$3,082,220
Corporate debt securities	—	3,836,341	11,803	—	3,848,144
Collateralized debt obligations and collateralized loan obligations	—	579,518	31,946	—	611,464
U.S. government and federal agency securities	3,045,295	68,784	—	—	3,114,079
Municipal securities	—	509,559	—	—	509,559
Sovereign obligations	899,086	654,199	—	—	1,553,285
Residential mortgage-backed securities	—	1,168,246	1,477	—	1,169,723
Commercial mortgage-backed securities	—	196,419	2,333	—	198,752
Other asset-backed securities	—	337,022	93,524	—	430,546
Loans and other receivables	—	3,363,050	135,239	—	3,498,289
Derivatives	4,429	3,861,551	10,248	(3,305,756)	570,472
Investments at fair value	—	11,369	154,373	—	165,742
FXCM term loan	—	—	50,455	—	50,455
Total financial instruments owned, at fair value, excluding investments at fair value based on NAV	$6,686,065	$14,843,376	$579,045	$(3,305,756)	$18,802,730

Loans to and investments in associated companies	$—	$—	$30,842	$—	$30,842
Securities received as collateral, at fair value	$7,289	$—	$—	$—	$7,289

Liabilities:
Financial instruments sold, not yet purchased, at fair value:
Corporate equity securities	$1,671,696	$19,654	$4,635	$—	$1,695,985
Corporate debt securities	—	2,111,777	482	—	2,112,259
U.S. government and federal agency securities	2,457,420	—	—	—	2,457,420
Sovereign obligations	935,801	593,040	—	—	1,528,841
Residential mortgage-backed securities	—	719	—	—	719
Commercial mortgage-backed securities	—	—	210	—	210
Loans	—	2,476,087	15,770	—	2,491,857
Derivatives	1,815	5,034,544	78,017	(3,702,200)	1,412,176
Total financial instruments sold, not yet purchased, at fair value	$5,066,732	$10,235,821	$99,114	$(3,702,200)	$11,699,467

Other secured financings	$—	$76,883	$25,905	$—	$102,788
Long-term debt	$—	$961,866	$881,732	$—	$1,843,598
Obligation to return securities received as collateral, at fair value	$7,289	$—	$—	$—	$7,289

	November 30, 2020
	Level 1	Level 2	Level 3	Counterparty and Cash Collateral Netting (1)	Total
Assets:
Financial instruments owned, at fair value:
Corporate equity securities	$2,475,887	$58,159	$75,904	$—	$2,609,950
Corporate debt securities	—	2,954,236	23,146	—	2,977,382
Collateralized debt obligations and collateralized loan obligations	—	64,155	17,972	—	82,127
U.S. government and federal agency securities	2,840,025	91,653	—	—	2,931,678
Municipal securities	—	453,881	—	—	453,881
Sovereign obligations	1,962,346	591,342	—	—	2,553,688
Residential mortgage-backed securities	—	1,100,849	21,826	—	1,122,675
Commercial mortgage-backed securities	—	736,291	2,003	—	738,294
Other asset-backed securities	—	103,611	79,995	—	183,606
Loans and other receivables	—	2,610,746	134,636	—	2,745,382
Derivatives	1,523	2,013,942	21,678	(1,556,136)	481,007
Investments at fair value	—	6,122	213,946	—	220,068
FXCM term loan	—	—	59,455	—	59,455
Total financial instruments owned, at fair value, excluding investments at fair value based on NAV	$7,279,781	$10,784,987	$650,561	$(1,556,136)	$17,159,193

Loans to and investments in associated companies	$—	$8,603	$40,185	$—	$48,788
Securities received as collateral, at fair value	$7,517	$—	$—	$—	$7,517

Liabilities:
Financial instruments sold, not yet purchased, at fair value:
Corporate equity securities	$2,046,441	$9,046	$4,434	$—	$2,059,921
Corporate debt securities	—	1,237,631	141	—	1,237,772
U.S. government and federal agency securities	2,609,660	—	—	—	2,609,660
Sovereign obligations	1,050,771	624,740	—	—	1,675,511
Residential mortgage-backed securities	—	477	—	—	477
Commercial mortgage-backed securities	—	—	35	—	35
Loans	—	1,776,446	16,635	—	1,793,081
Derivatives	551	2,391,556	47,695	(1,798,659)	641,143
Total financial instruments sold, not yet purchased, at fair value	$5,707,423	$6,039,896	$68,940	$(1,798,659)	$10,017,600

Short-term borrowings	$—	$5,067	$—	$—	$5,067
Other secured financings	$—	$—	$1,543	$—	$1,543
Long-term debt	$—	$1,036,217	$676,028	$—	$1,712,245
Obligation to return securities received as collateral, at fair value	$7,517	$—	$—	$—	$7,517
(1)Represents counterparty and cash collateral netting across the levels of the fair value hierarchy for positions with the same counterparty.

The following is a description of the valuation basis, including valuation techniques and inputs, used in measuring our financial assets and liabilities that are accounted for at fair value on a recurring basis:

Corporate Equity Securities

•Exchange-Traded Equity Securities:  Exchange-traded equity securities are measured based on quoted closing exchange prices, which are generally obtained from external pricing services, and are categorized within Level 1 of the fair value hierarchy, otherwise they are categorized within Level 2 of the fair value hierarchy. To the extent these securities are actively traded, valuation adjustments are not applied.
•Non-Exchange-Traded Equity Securities:  Non-exchange-traded equity securities are measured primarily using broker quotations, pricing data from external pricing services and prices observed from recently executed market transactions and are categorized within Level 2 of the fair value hierarchy. Where such information is not available, non-exchange-traded equity securities are categorized within Level 3 of the fair value hierarchy and measured using valuation techniques involving quoted prices of or market data for comparable companies, similar company ratios and multiples (e.g., price/Earnings before interest, taxes, depreciation and amortization ("EBITDA"), price/book value), discounted cash flow analyses and transaction prices observed from subsequent financing or capital issuance by Jefferies Group. When using pricing data of comparable companies, judgment must be applied to adjust the pricing data to account for differences between the measured security and the comparable security (e.g., issuer market capitalization, yield, dividend rate, geographical concentration).
•Equity Warrants:  Non-exchange-traded equity warrants are measured primarily from observed prices on recently executed market transactions and broker quotations and are categorized within Level 2 of the fair value hierarchy. Where such information is not available, non-exchange-traded equity warrants are generally categorized within Level 3 of the fair value hierarchy and can be measured using third-party valuation services or the Black-Scholes model with key inputs impacting the valuation including the underlying security price, implied volatility, dividend yield, interest rate curve, strike price and maturity date.

Corporate Debt Securities

•Investment Grade Corporate Bonds:  Investment grade corporate bonds are measured primarily using pricing data from external pricing services and broker quotations, where available, prices observed from recently executed market transactions and bond spreads or credit default swap spreads of the issuer adjusted for basis differences between the swap curve and the bond curve. Investment grade corporate bonds measured using these valuation methods are categorized within Level 2 of the fair value hierarchy. If broker quotes, pricing data or spread data is not available, alternative valuation techniques are used including cash flow models incorporating interest rate curves, single name or index credit default swap curves for comparable issuers and recovery rate assumptions. Investment grade corporate bonds measured using alternative valuation techniques are categorized within Level 2 or Level 3 of the fair value hierarchy and are a limited portion of our investment grade corporate bonds.
•High Yield Corporate and Convertible Bonds:  A significant portion of our high yield corporate and convertible bonds are categorized within Level 2 of the fair value hierarchy and are measured primarily using broker quotations and pricing data from external pricing services, where available, and prices observed from recently executed market transactions of institutional size. Where pricing data is less observable, valuations are categorized within Level 3 of the fair value hierarchy and are based on pending transactions involving the issuer or comparable issuers, prices implied from an issuer's subsequent financing or recapitalization, models incorporating financial ratios and projected cash flows of the issuer and market prices for comparable issuers.

Collateralized Debt Obligations and Collateralized Loan Obligations

Collateralized debt obligations ("CDOs") and collateralized loan obligations ("CLOs") are measured based on prices observed from recently executed market transactions of the same or similar security or based on valuations received from third-party brokers or data providers and are categorized within Level 2 or Level 3 of the fair value hierarchy depending on the observability and significance of the pricing inputs. Valuation that is based on recently executed market transactions of similar securities incorporates additional review and analysis of pricing inputs and comparability criteria, including, but not limited to, collateral type, tranche type, rating, origination year, prepayment rates, default rates and loss severity.

U.S. Government and Federal Agency Securities

•U.S. Treasury Securities:  U.S. Treasury securities are measured based on quoted market prices obtained from external pricing services and categorized within Level 1 of the fair value hierarchy.
•U.S. Agency Debt Securities:  Callable and non-callable U.S. agency debt securities are measured primarily based on quoted market prices obtained from external pricing services and are generally categorized within Level 1 or Level 2 of the fair value hierarchy.

Municipal Securities

Municipal securities are measured based on quoted prices obtained from external pricing services, where available, or recently executed independent transactions of comparable size and are generally categorized within Level 2 of the fair value hierarchy.

Sovereign Obligations

Sovereign government obligations are measured based on quoted market prices obtained from external pricing services, where available, or recently executed independent transactions of comparable size. Sovereign government obligations, with consideration given to the country of issuance, are generally categorized within Level 1 or Level 2 of the fair value hierarchy.

Residential Mortgage-Backed Securities

•Agency Residential Mortgage-Backed Securities:  Agency residential mortgage-backed securities include mortgage pass-through securities (fixed and adjustable rate), collateralized mortgage obligations and principal-only and interest-only (including inverse interest-only) securities. Agency residential mortgage-backed securities are generally measured using recent transactions, pricing data from external pricing services or expected future cash flow techniques that incorporate prepayment models and other prepayment assumptions to amortize the underlying mortgage loan collateral and are categorized within Level 2 or Level 3 of the fair value hierarchy. We use prices observed from recently executed transactions to develop market-clearing spread and yield assumptions. Valuation inputs with regard to the underlying collateral incorporate factors such as weighted average coupon, loan-to-value, credit scores, geographic location, maximum and average loan size, originator, servicer and weighted average loan age.
•Non-Agency Residential Mortgage-Backed Securities:  The fair value of non-agency residential mortgage-backed securities is determined primarily using pricing data from external pricing services, where available, and discounted cash flow methodologies and securities are categorized within Level 2 or Level 3 of the fair value hierarchy based on the observability and significance of the pricing inputs used. Performance attributes of the underlying mortgage loans are evaluated to estimate pricing inputs, such as prepayment rates, default rates and the severity of credit losses. Attributes of the underlying mortgage loans that affect the pricing inputs include, but are not limited to, weighted average coupon; average and maximum loan size; loan-to-value; credit scores; documentation type; geographic location; weighted average loan age; originator; servicer; historical prepayment, default and loss severity experience of the mortgage loan pool; and delinquency rate. Yield curves used in the discounted cash flow models are based on observed market prices for comparable securities and published interest rate data to estimate market yields. In addition, broker quotes, where available, are also referenced to compare prices primarily on interest-only securities.

Commercial Mortgage-Backed Securities

•Agency Commercial Mortgage-Backed Securities:  Government National Mortgage Association ("Ginnie Mae") project loan bonds are measured based on inputs corroborated from and benchmarked to observed prices of recent securitization transactions of similar securities with adjustments incorporating an evaluation of various factors, including prepayment speeds, default rates and cash flow structures. Federal National Mortgage Association ("Fannie Mae") Delegated Underwriting and Servicing ("DUS") mortgage-backed securities are generally measured by using prices observed from recently executed market transactions to estimate market-clearing spread levels for purposes of estimating fair value. Ginnie Mae project loan bonds and Fannie Mae DUS mortgage-backed securities are categorized within Level 2 of the fair value hierarchy.
•Non-Agency Commercial Mortgage-Backed Securities:  Non-agency commercial mortgage-backed securities are measured using pricing data obtained from external pricing services, prices observed from recently executed market transactions or based on expected cash flow models that incorporate underlying loan collateral characteristics and performance. Non-agency commercial mortgage-backed securities are categorized within Level 2 or Level 3 of the fair value hierarchy depending on the observability of the underlying inputs.

Other Asset-Backed Securities

Other asset-backed securities include, but are not limited to, securities backed by auto loans, credit card receivables, student loans and other consumer loans and are categorized within Level 2 or Level 3 of the fair value hierarchy. Valuations are primarily determined using pricing data obtained from external pricing services, broker quotes and prices observed from recently executed market transactions. In addition, recent transaction data from comparable deals is deployed to develop market clearing yields and cumulative loss assumptions. The cumulative loss assumptions are based on the analysis of the underlying collateral and comparisons to earlier deals from the same issuer to gauge the relative performance of the deal.

Loans and Other Receivables

•Corporate Loans:  Corporate loans categorized within Level 2 of the fair value hierarchy are measured based on market consensus pricing service quotations. Where available, market price quotations from external pricing services are reviewed to ensure they are supported by transaction data. Corporate loans categorized within Level 3 of the fair value hierarchy are measured based on price quotations that are considered to be less transparent, for example, derived using market prices for debt securities of the same creditor and estimates of future cash flows incorporating assumptions regarding creditor default and recovery rates and consideration of the issuer's capital structure.
•Participation Certificates in Agency Residential Loans: Valuations of participation certificates in agency residential loans are based on observed market prices of recently executed purchases and sales of similar loans and data provider pricing. The loan participation certificates are categorized within Level 2 of the fair value hierarchy given the observability and volume of recently executed transactions and availability of data provider pricing.
•Project Loans and Participation Certificates in Ginnie Mae Project and Construction Loans:  Valuations of participation certificates in Ginnie Mae project and construction loans are based on inputs corroborated from and benchmarked to observed prices of recent securitizations with similar underlying loan collateral to derive an implied spread. Securitization prices are adjusted to estimate the fair value of the loans to account for the arbitrage that is realized at the time of securitization. The measurements are categorized within Level 2 of the fair value hierarchy given the observability and volume of recently executed transactions.
•Consumer Loans and Funding Facilities:  Consumer and small business whole loans and related funding facilities are valued based on observed market transactions and incorporating valuation inputs including, but not limited to, delinquency and default rates, prepayment rates, borrower characteristics, loan risk grades and loan age. These assets are categorized within Level 2 or Level 3 of the fair value hierarchy.
•Escrow and Claim Receivables:  Escrow and claim receivables are categorized within Level 2 of the fair value hierarchy where fair value is based on recent observations in the same receivable. Escrow and claim receivables are categorized within Level 3 of the fair value hierarchy where fair value is estimated based on reference to market prices and implied yields of debt securities of the same or similar issuers.

Derivatives

•Listed Derivative Contracts:  Listed derivative contracts that are actively traded are measured based on quoted exchange prices, broker quotes or vanilla option valuation models, such as Black-Scholes, using observable valuation inputs from the principal market or consensus pricing services. Exchange quotes and/or valuation inputs are generally obtained from external vendors and pricing services. Broker quotes are validated directly through observable and tradeable quotes. Listed derivative contracts that use exchange close prices are generally categorized within Level 1 of the fair value hierarchy. All other listed derivative contracts are generally categorized within Level 2 of the fair value hierarchy.
•Over-the-Counter ("OTC") Derivative Contracts:  OTC derivative contracts are generally valued using models, whose inputs reflect assumptions that we believe market participants would use in valuing the derivative in a current transaction. Where available, valuation inputs are calibrated from observable market data. For many OTC derivative contracts, the valuation models do not involve material subjectivity as the methodologies do not entail significant judgment and the inputs to valuation models do not involve a high degree of subjectivity as the valuation model inputs are readily observable or can be derived from actively quoted markets. OTC derivative contracts are primarily categorized within Level 2 of the fair value hierarchy given the observability and significance of the inputs to the valuation models. Where significant inputs to the valuation are unobservable, derivative instruments are categorized within Level 3 of the fair value hierarchy.

OTC options include OTC equity, foreign exchange, interest rate and commodity options measured using various valuation models, such as Black-Scholes, with key inputs including the underlying security price, foreign exchange spot rate, commodity price, implied volatility, dividend yield, interest rate curve, strike price and maturity date. Discounted cash flow models are utilized to measure certain OTC derivative contracts including the valuations of our interest rate swaps, which incorporate observable inputs related to interest rate curves, valuations of our foreign exchange forwards and swaps, which incorporate observable inputs related to foreign currency spot rates and forward curves and valuations of our commodity swaps and forwards, which incorporate observable inputs related to commodity spot prices and forward curves. Credit default swaps include both index and single-name credit default swaps. Where available, external data is used in measuring index credit default swaps and single-name credit default swaps. For commodity and equity total return swaps, market prices are generally observable for the underlying asset and used as the basis for measuring the fair value of the derivative contracts. Total return swaps executed on other underlyings are measured based on valuations received from external pricing services.

•Oil Futures Derivatives: Vitesse Energy uses swaps and call and put options in order to reduce exposure to future oil price fluctuations. Vitesse Energy accounts for the derivative instruments at fair value, which are classified as either Level 1 or Level 2 within the fair value hierarchy. Fair values classified as Level 1 are measured based on quoted closing exchange prices obtained from external pricing services and Level 2 are determined under the income valuation technique using an option-pricing model that is based on directly or indirectly observable inputs.

Investments at Fair Value

Investments at fair value include investments in hedge funds and private equity funds, which are measured at the NAV of the funds, provided by the fund managers and are excluded from the fair value hierarchy. Investments at fair value also include direct equity investments in private companies, which are measured at fair value using valuation techniques involving quoted prices of or market data for comparable companies, similar company ratios and multiples (e.g., price/EBITDA, price/book value), discounted cash flow analyses and transaction prices observed for subsequent financing or capital issuance by the company. Direct equity investments in private companies are categorized within Level 2 or Level 3 of the fair value hierarchy.

The following tables present information about our investments in entities that have the characteristics of an investment company (in thousands).

	Fair Value (1)	Unfunded Commitments
November 30, 2021
Equity Long/Short Hedge Funds (2)	$466,231	$—
Equity Funds (3)	46,030	17,815
Commodity Fund (4)	24,401	—
Multi-asset Funds (5)	390,224	—
Other Funds (6)	99,054	36,090
Total	$1,025,940	$53,905

November 30, 2020
Equity Long/Short Hedge Funds (2)	$328,096	$—
Equity Funds (3)	33,221	12,408
Commodity Fund (4)	17,747	—
Multi-asset Funds (5)	561,236	—
Other Funds (6)	25,084	5,000
Total	$965,384	$17,408
(1)Where fair value is calculated based on NAV, fair value has been derived from each of the funds' capital statements.
(2)This category includes investments in hedge funds that invest, long and short, primarily in both public and private equity securities in domestic and international markets. At November 30, 2021 and 2020, approximately 74% and 94%, respectively, of the fair value of investments cannot be redeemed because these investments include restrictions that do not allow for redemption before December 31, 2021. At November 30, 2021 approximately 21% of the fair value of investments cannot be redeemed because these investments include restrictions that do not allow for redemption before November 30, 2023. The remaining investments are redeemable quarterly with 60 days prior written notice.
(3)The investments in this category include investments in equity funds that invest in the equity of various U.S. and foreign private companies. These investments cannot be redeemed; instead distributions are received through the liquidation of the underlying assets of the funds which are primarily expected to be liquidated in approximately one to seven years.
(4)This category includes investments in a hedge fund that invests, long and short, primarily in commodities. Investments in this category are redeemable quarterly with 60 days prior written notice.
(5)This category includes investments in hedge funds that invest, long and short, primarily in multi-asset securities in domestic and international markets in both the public and private sectors. At November 30, 2021 and 2020, investments representing approximately 78% and 57%, respectively, of the fair value of investments in this category are redeemable monthly with 60 days prior written notice. At November 30, 2021, approximately 22% of the fair value of investments in this category are redeemable quarterly with 90 days prior written notice.
(6)This category includes investments in a fund that invests in short-term trade receivables and payables that are expected to generally be outstanding between 90 to 120 days and short-term credit instruments. This category also includes investments in a fund that invests in distressed and special situations long and short credit strategies across sectors and asset types. Investments in this category are redeemable quarterly with 90 days prior written notice.

Investment in FXCM

Our investment in FXCM and associated companies consists of a senior secured term loan due February 15, 2022 ($71.6 million principal outstanding at November 30, 2021), a 50% voting interest in FXCM and rights to a majority of all distributions in respect of the equity of FXCM. Our investment in the FXCM term loan is reported within Financial instruments owned, at fair value in the Consolidated Statements of Financial Condition. We classify our equity investment in FXCM in the Consolidated Statements of Financial Condition as Loans to and investments in associated companies, as we have the ability to significantly influence FXCM through our seats on the board of directors.

We estimate the fair value of our term loan by using a valuation model with inputs including management's assumptions concerning the amount and timing of expected cash flows, the loan's implied credit rating and effective yield. Because of these inputs and the degree of judgment involved, we have categorized our term loan within Level 3 of the fair value hierarchy.

Loans to and Investments in Associated Companies

Corporate bonds are measured primarily using pricing data from external pricing services and are categorized within Level 2 of the fair value hierarchy. Non-exchange-traded equity warrants with no pricing from external pricing services are generally categorized within Level 3 of the fair value hierarchy. The warrants are measured using the Black-Scholes model with key inputs impacting the valuation including the underlying security price, implied volatility, interest rate curve, strike price and maturity date.

Other Secured Financings

Other secured financings that are accounted for at fair value are classified within Level 2 or Level 3 of the fair value hierarchy. Fair value is based on estimates of future cash flows incorporating assumptions regarding recovery rates.

Securities Received as Collateral and Obligations to Return Securities Received as Collateral

In connection with securities-for-securities transactions in which we are the lender of securities and are permitted to sell or repledge the securities received as collateral, we report the fair value of the collateral received and the related obligation to return the collateral. Valuation is based on the price of the underlying security and is categorized within the corresponding leveling guidance above. These financial instruments are typically categorized within Level 1 of the fair value hierarchy.

Short-term Borrowings and Long-term Debt

Short-term borrowings that are accounted for at fair value include equity-linked notes, which are generally categorized within Level 2 of the fair value hierarchy, as the fair value is based on the price of the underlying equity security. Long-term debt includes variable rate, fixed-to-floating rate, equity-linked notes, constant maturity swap, digital and Bermudan structured notes. These are valued using various valuation models that incorporate Jefferies Group's own credit spread, market price quotations from external pricing sources referencing the appropriate interest rate curves, volatilities and other inputs as well as prices for transactions in a given note during the period. Long-term debt notes are generally categorized within Level 2 of the fair value hierarchy, where market trades have been observed during the period or model pricing is available, otherwise the notes are categorized within Level 3.

Nonrecurring Fair Value Measurements
HomeFed has a 49% membership interest in the RedSky JZ Fulton Investors ("RedSky JZ Fulton Mall") joint venture, which owns a property in Brooklyn, New York. The property consists of 14 separate tax lots, divided into two development sites which may be redeveloped with buildings consisting of up to 540,000 square feet of floor area development rights. During the three months ended February 29, 2020, difficulties were encountered with attempts to refinance debt within the investment. We viewed this, combined with a softening of the Brooklyn, New York real estate market during the quarter, as a triggering event and evaluated HomeFed's equity method investment in RedSky JZ Fulton Mall to determine if there was an impairment. In connection with this evaluation, we obtained an appraisal which reflected a reduction in the value of the investment in comparison to an earlier appraisal obtained shortly before the beginning of the quarter. The appraisal was based off of Level 3 inputs consisting of prices of comparable properties and the appraisal indicated that the value of the property was worth less than the debt outstanding. HomeFed recorded an impairment charge of $55.6 million within Income (loss) related to associated companies during the first quarter of 2020, which represented all of its carrying value in the joint venture.

Due to a decline in oil and gas prices during the first quarter of 2020, JETX Energy, LLC ("JETX Energy"), an oil and gas production and development subsidiary, performed an impairment analysis for its oil and gas properties in the East Eagle Ford. JETX Energy first determined the estimated undiscounted cash flows based on the reserves and costs utilized in its reserve report and then updated those cash flows based on strip pricing as of February 29, 2020. The expected undiscounted future net cash flows were then compared to the end of quarter net carrying value of the proven properties. As the undiscounted future net cash flows were lower than the carrying value, JETX Energy then determined the estimated fair value of the proven properties. To measure the estimated fair value of its proven properties, JETX Energy used unobservable Level 3 inputs, including a 10.0% discount rate and estimated future cash flows from its reserve report. The estimated fair value of JETX Energy's proven oil and gas properties in the East Eagle Ford totaled $9.6 million, which was $33.0 million lower than the carrying value as of the end of first quarter of 2020. As a result, an impairment charge of $33.0 million was recorded in Selling, general and other expenses during the first quarter of 2020.

Due to a decline in oil and gas prices during the second quarter of 2020, Vitesse Energy performed impairment analyses on its proven oil and gas properties in the Denver-Julesburg Basin ("DJ Basin") of Wyoming and Colorado and the Williston Basin in North Dakota and Montana. Vitesse Energy first determined the estimated undiscounted cash flows based on the reserves and costs utilized in its reserve report and then updated those cash flows based on strip pricing as of May 31, 2020. The expected undiscounted future net cash flows were then compared to the end of quarter net carrying value of the oil and gas properties. No impairment of the Williston Basin assets was necessary as the undiscounted future net cash flows significantly exceeded the carrying value of these assets. As undiscounted future net cash flows were lower than the carrying value of the DJ Basin properties, Vitesse Energy then determined the estimated fair value of the proven properties. To measure the estimated fair value of its proven properties, Vitesse Energy used unobservable Level 3 inputs, including a 10.0% discount rate and estimated future cash flows from its reserve report. The estimated fair value of Vitesse Energy's proven oil and gas properties in the DJ Basin totaled $26.8 million, which was $13.2 million lower than the carrying value as of the end of the second quarter of 2020. As a result, an impairment charge of $13.2 million was recorded in Selling, general and other expenses during the second quarter of 2020.

Level 3 Rollforwards

The following is a summary of changes in the fair value of our financial assets and liabilities that have been categorized within Level 3 of the fair value hierarchy for the year ended November 30, 2021 (in thousands):

	Balance, November 30, 2020	Total gains (losses) (realized and unrealized) (1)	Purchases	Sales	Settlements	Issuances	Net transfers into (out of) Level 3	Balance, November 30, 2021	Changes in unrealized gains/losses included in earnings relating to instruments still held at November 30, 2021 (1)
Assets:
Financial instruments owned, at fair value:
Corporate equity securities	$75,904	$28,556	$8,778	$(34,307)	$(49)	$—	$8,765	$87,647	$20,932
Corporate debt securities	23,146	1,565	11,161	(7,978)	(1,417)	—	(14,674)	11,803	1,724
CDOs and CLOs	17,972	8,092	32,618	(27,332)	(5,042)	—	5,638	31,946	(4,390)
Residential mortgage-backed securities	21,826	(243)	708	(1,183)	(354)	—	(19,277)	1,477	(131)
Commercial mortgage-backed securities	2,003	(1,694)	2,445	(393)	(13)	—	(15)	2,333	(733)
Other asset-backed securities	79,995	5,335	65,277	(21,727)	(45,397)	—	10,041	93,524	(14,471)
Loans and other receivables	134,636	6,995	58,993	(61,560)	(20,442)	—	16,617	135,239	3,136
Investments at fair value	213,946	112,012	22,957	(47,243)	(9,809)	—	(137,490)	154,373	25,723
FXCM term loan	59,455	(9,000)	—	—	—	—	—	50,455	(9,000)
Loans to and investments in associated companies	40,185	(9,343)	—	—	—	—	—	30,842	(9,343)

Liabilities:
Financial instruments sold, not yet purchased, at fair value:
Corporate equity securities	$4,434	$(83)	$(21)	$318	$—	$—	$(13)	$4,635	$83
Corporate debt securities	141	1,205	(815)	—	(49)	—	—	482	(139)
Commercial mortgage-backed securities	35	—	(35)	210	—	—	—	210	—
Loans	16,635	1,826	(8,549)	5,673	—	—	185	15,770	(1,825)
Net derivatives (2)	26,017	7,246	—	—	(1,491)	44,453	(8,456)	67,769	(7,371)
Other secured financings	1,543	(649)	—	—	—	25,011	—	25,905	649
Long-term debt (1)	676,028	(22,132)	—	—	—	169,975	57,861	881,732	85,260

(1)Realized and unrealized gains (losses) are primarily reported in Principal transactions revenues in the Consolidated Statements of Operations. Changes in instrument specific credit risk related to structured notes within long-term debt are included in the Consolidated Statements of Comprehensive Income (Loss), net of tax. Changes in unrealized gains/losses included in other comprehensive income (loss) for instruments still held at November 30, 2021 were losses of $63.1 million.
(2)Net derivatives represent Financial instruments owned, at fair value - Derivatives and Financial instruments sold, not yet purchased, at fair value - Derivatives.

Analysis of Level 3 Assets and Liabilities for the year ended November 30, 2021

During the year ended November 30, 2021, transfers of assets of $38.3 million from Level 2 to Level 3 of the fair value hierarchy are attributed to:
•Loans and other receivables of $17.2 million, other asset-backed securities of $10.2 million, CDOs and CLOs of $7.6 million and corporate debt securities of $3.3 million due to reduced pricing transparency.

During the year ended November 30, 2021, transfers of assets of $168.7 million from Level 3 to Level 2 or Level 1 are primarily attributed to:
•Investments at fair value of $137.5 million, residential mortgage-backed securities of $19.3 million, corporate debt securities of $17.9 million and corporate equity securities of $5.4 million due to greater pricing transparency supporting classification into Level 2 or Level 1.

During the year ended November 30, 2021, transfers of liabilities of $74.3 million from Level 2 to Level 3 of the fair value hierarchy are primarily attributed to:
•Structured notes within long-term debt of $57.9 million and net derivatives of $16.2 million due to reduced market and pricing transparency.

During the year ended November 30, 2021, transfers of liabilities of $24.7 million from Level 3 to Level 2 of the fair value hierarchy are primarily attributed to:
•Net derivatives of $24.7 million due to greater pricing transparency.

Net gains on Level 3 assets were $142.3 million and net gains on Level 3 liabilities were $12.6 million for the year ended November 30, 2021. Net gains on Level 3 assets were primarily due to an increased market values of investments at fair value, corporate equity securities and CDOs and CLOs, partially offset by decreased valuations of loans to and investments in associated companies and the FXCM term loan. Net gains on Level 3 liabilities were primarily due to decreased market valuations of certain structured notes within long-term debt, partially offset by decreased values of certain derivatives and loans.

The following is a summary of changes in the fair value of our financial assets and liabilities that have been categorized within Level 3 of the fair value hierarchy for the year ended November 30, 2020 (in thousands):

	Balance, November 30, 2019	Total gains (losses) (realized and unrealized) (1)	Purchases	Sales	Settlements	Issuances	Net transfers into (out of) Level 3	Balance, November30, 2020	Changes in unrealized gains/losses included in earnings relating to instruments still held at November 30, 2020 (1)
Assets:
Financial instruments owned, at fair value:
Corporate equity securities	$58,426	$(4,086)	$31,885	$(37,706)	$—	$—	$27,385	$75,904	$(652)
Corporate debt securities	7,490	83	1,607	(391)	(602)	—	14,959	23,146	(270)
CDOs and CLOs	28,788	(3,821)	10,913	(14,389)	(5,201)	—	1,682	17,972	(17,212)
Residential mortgage-backed securities	17,740	(934)	7,887	(969)	(1,053)	—	(845)	21,826	(599)
Commercial mortgage-backed securities	6,110	(827)	393	(1,856)	(1,787)	—	(30)	2,003	(295)
Other asset-backed securities	42,563	(3,848)	69,701	(1,638)	(43,072)	—	16,289	79,995	(5,945)
Loans and other receivables	114,080	(12,341)	123,485	(36,929)	(57,455)	—	3,796	134,636	(11,153)
Investments at fair value	205,412	(31,666)	55,836	(167)	(17,298)	—	1,829	213,946	(33,514)
FXCM term loan	59,120	335	—	—	—	—	—	59,455	335
Loans to and investments in associated companies	—	5,497	—	—	—	—	34,688	40,185	5,497
Securities purchased under agreements to resell	25,000	—	—	—	(25,000)	—	—	—	—

Liabilities:
Financial instruments sold, not yet purchased, at fair value:
Corporate equity securities	$4,487	$456	$(513)	$—	$—	$—	$4	$4,434	$(81)
Corporate debt securities	340	(268)	(325)	394	—	—	—	141	27
Commercial mortgage-backed securities	35	—	—	35	—	—	(35)	35	—
Loans	9,463	(520)	(6,061)	13,851	—	—	(98)	16,635	360
Net derivatives (2)	77,168	(40)	(7,446)	19,376	(2,216)	—	(60,825)	26,017	(1,805)
Other secured financings	—	(2,475)	—	—	—	4,018	—	1,543	2,475
Long-term debt (1)	480,069	84,930	—	—	(57,088)	248,718	(80,601)	676,028	(51,567)

(1)Realized and unrealized gains (losses) are primarily reported in Principal transactions revenues in the Consolidated Statements of Operations. Changes in instrument specific credit risk related to structured notes within long-term debt are included in the Consolidated Statements of Comprehensive Income (Loss), net of tax. Changes in unrealized gains/losses included in other comprehensive income (loss) for instruments still held at November 30, 2020 were losses of $33.4 million.
(2)Net derivatives represent Financial instruments owned, at fair value - Derivatives and Financial instruments sold, not yet purchased, at fair value - Derivatives.

Analysis of Level 3 Assets and Liabilities for the year ended November 30, 2020

During the year ended November 30, 2020, transfers of assets of $88.0 million from Level 2 to Level 3 of the fair value hierarchy are attributed to:
•Corporate equity securities of $32.5 million, other asset-backed securities of $23.0 million, corporate debt securities of $18.0 million and loans and other receivables of $10.9 million due to reduced pricing transparency.

During the year ended November 30, 2020, transfers of assets into Level 3 also include $34.7 million related to loans to and investments in associated companies.

During the year ended November 30, 2020, transfers of assets of $24.7 million from Level 3 to Level 2 are primarily attributed to:
•Loans and other receivables of $7.1 million, other asset-backed securities of $6.8 million, corporate equity securities of $5.1 million and corporate debt securities of $3.0 million due to greater pricing transparency supporting classification into Level 2.

During the year ended November 30, 2020, transfers of liabilities of $1.9 million from Level 2 to Level 3 of the fair value hierarchy are primarily attributed to:
•Loans of $1.8 million due to reduced pricing transparency.

During the year ended November 30, 2020, transfers of liabilities of $143.4 million from Level 3 to Level 2 of the fair value hierarchy are primarily attributed to:
•Structured notes within long-term debt of $80.6 million and net derivatives of $60.8 million due to greater market and pricing transparency.

Net losses on Level 3 assets were $51.6 million and net losses on Level 3 liabilities were $82.1 million for the year ended November 30, 2020. Net losses on Level 3 assets were primarily due to a decreased market values of investments at fair value and loans and other receivables, partially offset by increased valuations of loans to and investments in associated companies. Net losses on Level 3 liabilities were primarily due to increased market valuations of certain structured notes within long-term debt, partially offset by decreased values of other secured financings.

The following is a summary of changes in fair value of our financial assets and liabilities that have been categorized within Level 3 of the fair value hierarchy for the year ended November 30, 2019 (in thousands):

	Balance, November 30, 2018	Total gains (losses) (realized and unrealized) (1)	Purchases	Sales	Settlements	Issuances	Net transfers into (out of) Level 3	Balance, November 30, 2019	Changes in unrealized gains/losses included in earnings relating to instruments still held at November 30, 2019 (1)
Assets:
Financial instruments owned, at fair value:
Corporate equity securities	$52,192	$(11,407)	$69,065	$(28,159)	$(18,208)	$—	$(5,057)	$58,426	$(13,848)
Corporate debt securities	9,484	(4,860)	8,900	(13,854)	(379)	—	8,199	7,490	(6,176)
CDOs and CLOs	36,105	(514)	49,658	(38,147)	(12,494)	—	(5,820)	28,788	(2,330)
Residential mortgage-backed securities	19,603	(1,669)	1,954	(2,472)	(152)	—	476	17,740	(530)
Commercial mortgage-backed securities	10,886	(2,888)	206	(2,346)	(5,317)	—	5,569	6,110	(2,366)
Other asset-backed securities	53,175	433	104,097	(73,335)	(51,374)	—	9,567	42,563	(98)
Loans and other receivables	46,985	(4,507)	106,965	(48,350)	(5,788)	—	18,775	114,080	(2,321)
Investments at fair value	396,254	(183,480)	11,236	(28,749)	—	—	10,151	205,412	(180,629)
FXCM term loan	73,150	(8,139)	1,500	—	(7,391)	—	—	59,120	(8,139)
Securities purchased under agreements to resell	—	—	—	—	—	25,000	—	25,000	—

Liabilities:
Financial instruments sold, not yet purchased, at fair value:
Corporate equity securities	$—	$(2,649)	$(4,322)	$11,458	$—	$—	$—	$4,487	$1,928
Corporate debt securities	522	(381)	(457)	—	(524)	—	1,180	340	383
Commercial mortgage-backed securities	—	35	—	—	—	—	—	35	35
Loans	6,376	(1,382)	(2,573)	6,494	—	—	548	9,463	1,382
Net derivatives (2)	21,614	(21,452)	(4,323)	36,144	2,227	—	42,958	77,168	12,098
Long-term debt (1)	200,745	(18,662)	—	—	(11,250)	348,275	(39,039)	480,069	29,656

(1)Realized and unrealized gains (losses) are primarily reported in Principal transactions revenues in the Consolidated Statements of Operations. Changes in instrument specific credit risk related to structured notes within long-term debt are included in the Consolidated Statements of Comprehensive Income (Loss), net of tax. Changes in unrealized gains/losses included in other comprehensive income (loss) for instruments still held at November 30, 2019 were losses of $11.0 million.
(2)Net derivatives represent Financial instruments owned, at fair value - Derivatives and Financial instruments sold, not yet purchased, at fair value - Derivatives.

Analysis of Level 3 Assets and Liabilities for the year ended November 30, 2019

During the year ended November 30, 2019, transfers of assets of $68.6 million from Level 2 to Level 3 of the fair value hierarchy are attributed to:
•Loans and other receivables of $27.4 million, other asset-backed securities of $12.1 million, investments at fair value of $10.2 million, corporate debt securities of $8.9 million, commercial mortgage-backed securities of $5.6 million and CDOs and CLOs of $3.0 million due to reduced pricing transparency.

During the year ended November 30, 2019, transfers of assets of $26.7 million from Level 3 to Level 2 are primarily attributed to:
•CDOs and CLOs of $8.8 million, loans and other receivables of $8.6 million, corporate equity securities of $6.0 million and other asset-backed securities of $2.6 million due to greater pricing transparency supporting classification into Level 2.

During the year ended November 30, 2019, there were transfers of net derivatives of $57.2 million from Level 2 to Level 3 due to reduced observability of inputs and market data. Transfers of net derivatives from Level 3 to Level 2 were $14.3 million for the year ended November 30, 2019 due to greater observability of inputs and market data.

During the year ended November 30, 2019, there were transfers of structured notes within long-term debt of $22.6 million from Level 2 to Level 3 due to reduced market transparency. Transfers of structured notes within long-term debt from Level 3 to Level 2 were $61.7 million for the year ended November 30, 2019 due to greater market transparency.

Net losses on Level 3 assets were $217.0 million and net gains on Level 3 liabilities were $44.5 million for the year ended November 30, 2019. Net losses on Level 3 assets were primarily due to a decreased valuation of investments at fair value, corporate equity securities, loans and other receivables, corporate debt securities, commercial mortgage-backed securities, CDOs and CLOs and the FXCM term loan. Net gains on Level 3 liabilities were primarily due to decreased market values across certain derivatives and valuations of certain structured notes within long-term debt.

Quantitative Information about Significant Unobservable Inputs used in Level 3 Fair Value Measurements

The tables below present information on the valuation techniques, significant unobservable inputs and their ranges for our financial assets and liabilities, subject to threshold levels related to the market value of the positions held, measured at fair value on a recurring basis with a significant Level 3 balance. The range of unobservable inputs could differ significantly across different firms given the range of products across different firms in the financial services sector. The inputs are not representative of the inputs that could have been used in the valuation of any one financial instrument (i.e., the input used for valuing one financial instrument within a particular class of financial instruments may not be appropriate for valuing other financial instruments within that given class). Additionally, the ranges of inputs presented below should not be construed to represent uncertainty regarding the fair values of our financial instruments; rather, the range of inputs is reflective of the differences in the underlying characteristics of the financial instruments in each category.

For certain categories, we have provided a weighted average of the inputs allocated based on the fair values of the financial instruments comprising the category. We do not believe that the range or weighted average of the inputs is indicative of the reasonableness of uncertainty of our Level 3 fair values. The range and weighted average are driven by the individual financial instruments within each category and their relative distribution in the population. The disclosed inputs when compared with the inputs as disclosed in other periods should not be expected to necessarily be indicative of changes in our estimates of unobservable inputs for a particular financial instrument as the population of financial instruments comprising the category will vary from period to period based on purchases and sales of financial instruments during the period as well as transfers into and out of Level 3 each period.

November 30, 2021
	Fair Value (in thousands)	Valuation Technique	Significant Unobservable Input(s)	Input/Range			Weighted Average
Financial instruments owned, at fair value
Corporate equity securities	$86,961
Non-exchange-traded securities		Market approach	Price	$1	to	$366	$183
		Volatility benchmarking	Volatility	40%	to	53%	45%

Corporate debt securities	$11,803	Market approach	Price	$13	to	$100	$86

CDOs and CLOs	$31,944	Discounted cash flows	Constant prepayment rate	20%			—
			Constant default rate	2%			—
			Loss severity	25%	to	30%	26%
			Discount rate/yield	8%	to	19%	16%
		Market approach	Price	$86	to	$103	$93

Commercial mortgage- backed securities	$2,333	Scenario analysis	Estimated recovery percentage	81%			—

Other asset-backed securities	$86,099	Discounted cash flows	Constant prepayment rate	0%	to	35%	31%
			Constant default rate	2%	to	4%	4%
			Loss severity	60%	to	85%	55%
			Discount rate/yield	3%	to	16%	10%
			Cumulative loss rate	7%	to	20%	14%
			Duration (years)	0.7 years	to	1.4 years	1.1 years
		Market approach	Price	$37	to	$100	$94

Loans and other receivables	$134,015	Market approach	Price	$31	to	$101	$54
		Scenario analysis	Estimated recovery percentage	9%	to	100%	76%

Derivatives	$6,501
Equity options		Volatility benchmarking	Volatility	46%			—
Interest rate swaps		Market approach	Basis points upfront	0.1	to	8.7	3.3
Total return swaps			Price	$100			—

Investments at fair value	$128,152
Private equity securities		Market approach	Price	$1	to	$152	$32
			EBITDA multiple	16.9			—
			Revenue multiple	4.9	to	5.1	5.0
		Scenario analysis	Estimated recovery percentage	7%			—
			Discount rate/yield	13%	to	21%	17%
			Revenue growth	0%			—

Investment in FXCM	$50,455
Term loan		Discounted cash flows	Term based on the pay off (years)	0 months	to	2.2 years	2.2 years

Loans to and investments in associated companies
Non-exchange-traded warrants	$30,842	Market approach	Underlying stock price	$662			—
			Underlying stock price	€15	to	€18	€16
			Volatility	25%	to	59%	31%

Financial instruments sold, not yet purchased, at fair value
Corporate equity securities	$4,635
Non-exchange-traded securities		Market approach	Price	$1			—

Loans	$15,770	Market approach	Price	$31	to	$100	$43
		Scenario analysis	Estimated recovery percentage	50%			—

Derivatives	$76,533
Equity options		Volatility benchmarking	Volatility	26%	to	77%	40%
Interest rate swaps		Market approach	Basis points upfront	0.1	to	8.7	3.1
Total return swaps			Price	$100			—

Other secured financings	$25,905	Scenario analysis	Estimated recovery percentage	13%	to	98%	92%

Long-term debt
Structured notes	$881,732	Market approach	Price	$76	to	$115	$94
			Price	€81	to	€113	€103

November 30, 2020
	Fair Value (in thousands)	Valuation Technique	Significant Unobservable Input(s)	Input/Range			Weighted Average
Financial instruments owned, at fair value
Corporate equity securities	$75,409
Non-exchange-traded securities		Market approach	Price	$1	to	$213	$86
			EBITDA multiple	4.0	to	8.0	5.7

Corporate debt securities	$23,146	Market approach	Price	$69			—
		Scenario analysis	Estimated recovery percentage	20%	to	44%	30%

CDOs and CLOs	$17,972	Discounted cash flows	Constant prepayment rate	20%			—
			Constant default rate	2%			—
			Loss severity	25%	to	30%	26%
			Discount rate/yield	14%	to	28%	20%
		Scenario analysis	Estimated recovery percentage	2%	to	34%	23%

Residential mortgage- backed securities	$21,826	Discounted cash flows	Cumulative loss rate	2%	to	3%	3%
			Loss severity	35%	to	50%	36%
			Duration (years)	2.0 years	to	12.9 years	5.1 years
			Discount rate/yield	3%	to	12%	4%

Other asset-backed securities	$67,816	Discounted cash flows	Cumulative loss rate	1%	to	28%	11%
			Loss severity	50%	to	85%	54%
			Duration (years)	0.2 years	to	2.1 years	1.3 years
			Discount rate/yield	1%	to	16%	9%
		Market approach	Price	$100			—

Loans and other receivables	$76,049	Market approach	Price	$31	to	$100	$84
		Scenario analysis	Estimated recovery percentage	19%	to	100%	52%

Derivatives	$19,951
Equity options		Volatility benchmarking	Volatility	47%			—
Interest rate swaps		Market approach	Basis points upfront	1.2	to	8.0	4.8

Investments at fair value	$96,906
Private equity securities		Market approach	Price	$1	to	$169	$29
		Scenario analysis	Estimated recovery percentage	17%			—
			Discount rate/yield	19%	to	21%	20%
			Revenue growth	0%			—

Investment in FXCM	$59,455
Term loan		Discounted cash flows	Term based on the pay off (years)	0 months	to	1.2 years	1.2 years

Loans to and investments in associated companies
Non-exchange-traded warrants	$40,185	Market approach	Underlying stock price	$778	to	$805	$792
			Underlying stock price	€15	to	€19	€16
			Volatility	25%	to	55%	30%

Financial instruments sold, not yet purchased, at fair value
Corporate equity securities	$4,434	Market approach	Price	$1			—

Corporate debt securities	$141	Scenario analysis	Estimated recovery percentage	20%			—

Loans	$16,635	Market approach	Price	$31	to	$99	$55

Derivatives	$46,971
Equity options		Volatility benchmarking	Volatility	33%	to	50%	42%
Interest rate swaps		Market approach	Basis points upfront	1.2	to	8.0	5.4

Other secured financings	$1,543	Scenario analysis	Estimated recovery percentage	19%	to	55%	45%

Long-term debt
Structured notes	$676,028	Market approach	Price	$100			—
			Price	€76	to	€113	€99

The fair values of certain Level 3 assets and liabilities that were determined based on third-party pricing information, unadjusted past transaction prices or a percentage of the reported enterprise fair value are excluded from the above tables. At November 30, 2021 and 2020, asset exclusions consisted of $40.8 million and $192.0 million, respectively, primarily comprised of certain investments at fair value, other asset-backed securities, residential mortgage-backed securities, commercial mortgage-backed securities, certain derivatives, loans and other receivables, corporate equity securities and CDOs and CLOs. At November 30, 2021 and 2020, liability exclusions consisted of $2.2 million and $0.8 million, respectively, primarily comprised of certain derivatives, corporate debt securities and commercial mortgage-backed securities.
Uncertainty of Fair Value Measurement from Use of Significant Unobservable Inputs
For recurring fair value measurements categorized within Level 3 of the fair value hierarchy, the uncertainty of the fair value measurement due to the use of significant unobservable inputs and interrelationships between those unobservable inputs (if any) are described below:
•    Non-exchange-traded securities, corporate debt securities, CDOs and CLOs, loans and other receivables, other asset-backed securities, private equity securities, non-exchange traded warrants, certain derivatives and structured notes using a market approach valuation technique. A significant increase (decrease) in the price of the private equity securities, non-exchange-traded securities, corporate debt securities, CDOs and CLOs, other asset-backed securities, loans and other receivables, non-exchange traded warrants, total return swaps or structured notes would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the EBITDA multiple related to non-exchange traded securities or private equity securities would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the revenue multiple related to private equity securities would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the underlying stock price of non-exchange-traded warrants would result in a significantly higher (lower) fair value measurement. A significant increase (decrease) in the volatility of the underlying stock price of non-exchange-traded warrants would result in a significantly higher (lower) fair value measurement. Depending on whether we are a receiver or (payer) of basis points upfront, a significant increase in basis points would result in a significant increase (decrease) in the fair value measurement of interest rate swaps.
•Loans and other receivables, corporate debt securities, CDOs and CLOs, commercial mortgage-backed securities, private equity securities and other secured financings using scenario analysis. A significant increase (decrease) in the possible recovery rates of the cash flow outcomes underlying the financial instrument would result in a significantly higher (lower) fair value measurement for the financial instrument. A significant increase (decrease) in the discount rate/yield underlying the investment would result in a significantly lower (higher) fair value measurement. A significant increase (decrease) in the revenue growth underlying the investment would result in a significantly higher (lower) fair value measurement.
•CDOs and CLOs, residential mortgage-backed securities, other asset-backed securities and the FXCM term loan using a discounted cash flow valuation technique. A significant increase (decrease) in isolation in the constant default rate, loss severity or cumulative loss rate would result in a significantly lower (higher) fair value measurement. The impact of changes in the constant prepayment rate and duration would have differing impacts depending on the capital structure and type of security. A significant increase (decrease) in the discount rate/security yield would result in a significantly lower (higher) fair value measurement. A significant increase (decrease) in term based on the time to pay off the loan would result in a lower (higher) fair value measurement.
•Derivative equity options and non-exchange-traded securities using volatility benchmarking. A significant increase (decrease) in volatility would result in a significantly higher (lower) fair value measurement.

Fair Value Option Election
We have elected the fair value option for all loans and loan commitments made by our investment banking and capital markets businesses. These loans and loan commitments include loans entered into by our investment banking division in connection with client bridge financing and loan syndications, loans purchased by our leveraged credit trading desk as part of its bank loan trading activities and mortgage and consumer loan commitments, purchases and fundings in connection with mortgage-backed and other asset-backed securitization activities. Loans and loan commitments originated or purchased by our leveraged credit and mortgage-backed businesses are managed on a fair value basis. Loans are included in Financial instruments owned, at fair value and loan commitments are included in Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value in the Consolidated Statements of Financial Condition. The fair value option election is not applied to loans made to affiliate entities as such loans are entered into as part of ongoing, strategic business ventures. Loans to affiliate entities are included in Loans to and investments in associated companies in the Consolidated Statements of Financial Condition and are accounted for on an amortized cost basis. We have also elected the fair value option for certain of our structured notes, which are managed by our investment banking and capital markets businesses and are included in Long-term debt and Short-term borrowings in the Consolidated Statements of Financial Condition. We have elected the fair value option for certain financial instruments held by subsidiaries as the investments are risk managed on a fair value basis. The fair value option has been elected for certain other secured financings that arise in connection with our securitization activities and other structured financings. Other secured financings, receivables from brokers, dealers and clearing organizations, receivables from customers of securities operations, other receivables, payables to brokers, dealers and clearing organizations and payables to customers of securities operations, are accounted for at cost plus accrued interest rather than at fair value; however, the recorded amounts approximate fair value due to their liquid or short-term nature.
The following is a summary of gains (losses) due to changes in instrument specific credit risk on loans, other receivables and debt instruments and gains (losses) due to other changes in fair value on short-term borrowings, other secured financings and long-term debt measured at fair value under the fair value option (in thousands):

	Year Ended November 30,
	2021	2020	2019
Financial instruments owned, at fair value:
Loans and other receivables	$11,682	$(25,623)	$(2,072)

Financial instruments sold, not yet purchased, at fair value:
Loans	$1,077	$—	$656
Loan commitments	—	464	(1,089)

Short-term borrowings:
Changes in instrument specific credit risk (1)	$—	$—	$114
Other changes in fair value (2)	—	(48)	(863)

Other secured financings:
Other changes in fair value (2)	$650	$2,475	$—

Long-term debt:
Changes in instrument specific credit risk (1)	$(113,027)	$70,201	$(20,332)
Other changes in fair value (2)	108,739	(84,116)	(25,144)
(1)    Changes in instrument specific credit risk related to structured notes are included in the Consolidated Statements of Comprehensive Income (Loss), net of taxes.
(2)    Other changes in fair value are included in Principal transactions revenues in the Consolidated Statements of Operations.

The following is a summary of the amount by which contractual principal is greater than (less than) fair value for loans and other receivables, long-term debt and short-term borrowings, and other secured financings measured at fair value under the fair value option (in thousands):

	November 30,
	2021	2020
Financial instruments owned, at fair value:
Loans and other receivables (1)	$5,600,648	$1,662,647
Loans and other receivables on nonaccrual status and/or 90 days or greater past due (1) (2)	64,203	287,889
Long-term debt and short-term borrowings	(38,391)	(42,819)
Other secured financings	3,432	2,782

(1)Interest income is recognized separately from other changes in fair value and is included in Interest income in the Consolidated Statements of Operations.
(2)Amounts include all loans and other receivables 90 days or greater past due by which contractual principal exceeds fair value of $19.7 million and $30.0 million at November 30, 2021 and 2020, respectively.
The aggregate fair value of our loans and other receivables on nonaccrual status and/or 90 days or greater past due was $56.9 million and $69.7 million at November 30, 2021 and 2020, respectively, which includes loans and other receivables 90 days or greater past due of $23.5 million and $3.8 million at November 30, 2021 and 2020, respectively.
As of November 30, 2018, we owned 7,514,477 common shares of Spectrum Brands, representing approximately 15% of Spectrum Brands outstanding common shares. The changes in the fair value of our investment in Spectrum Brands aggregated $80.0 million during the year ended November 30, 2019. We distributed all of our Spectrum Brands shares through a special pro rata dividend effective on October 11, 2019 to our stockholders of record as of the close of business on September 30, 2019. We recorded a $451.1 million dividend as of the September 16, 2019 declaration date, which was equal to the fair value of Spectrum Brands shares at that time.
Financial Instruments Not Measured at Fair Value
Certain of our financial instruments are not carried at fair value but are recorded at amounts that approximate fair value due to their liquid or short-term nature and generally negligible credit risk. These financial assets include Cash and cash equivalents and Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations and would generally be presented within Level 1 of the fair value hierarchy. Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations includes U.S. Treasury securities with a fair value of $0.0 million and $34.2 million at November 30, 2021 and 2020, respectively. See Note 24 for additional information related to financial instruments not measured at fair value.
Note 5.  Derivative Financial Instruments
Derivative Financial Instruments
Derivative activities are recorded at fair value in the Consolidated Statements of Financial Condition in Financial instruments owned, at fair value and Financial instruments sold, not yet purchased, at fair value, net of cash paid or received under credit support agreements and on a net counterparty basis when a legally enforceable right to offset exists under a master netting agreement. Predominantly, we enter into derivative transactions to satisfy the needs of our clients and to manage our own exposure to market and credit risks resulting from our trading activities. In addition, we apply hedge accounting to (1) interest rate swaps that have been designated as fair value hedges of the changes in fair value due to the benchmark interest rate for certain fixed rate senior long-term debt and (2) forward foreign exchange contracts designated as hedges to offset the change in the value of certain net investments in foreign operations. See Notes 4 and 22 for additional disclosures about derivative financial instruments.
Derivatives are subject to various risks similar to other financial instruments, including market, credit and operational risk. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with our other trading-related activities. We manage the risks associated with derivatives on an aggregate basis along with the risks associated with proprietary trading as part of our firm wide risk management policies.

In connection with our derivative activities, we may enter into ISDA master netting agreements or similar agreements with counterparties. See Note 2 for additional information regarding the offsetting of derivative contracts.
The following tables present the fair value and related number of derivative contracts at November 30, 2021 and 2020 categorized by type of derivative contract and the platform on which these derivatives are transacted. The fair value of assets/liabilities represents our receivable/payable for derivative financial instruments, gross of counterparty netting and cash collateral received and pledged. The following tables also provide information regarding (1) the extent to which, under enforceable master netting arrangements, such balances are presented net in the Consolidated Statements of Financial Condition as appropriate under GAAP and (2) the extent to which other rights of setoff associated with these arrangements exist and could have an effect on our financial position (in thousands, except contract amounts).

	Assets		Liabilities
	Fair Value	Number of Contracts (2)	Fair Value	Number of Contracts (2)
November 30, 2021 (1)
Derivatives designated as accounting hedges:
Interest rate contracts:
Cleared OTC	$35,726	2	$32,200	1
Foreign exchange contracts:
Bilateral OTC	30,462	4	—	—
Total derivatives designated as accounting hedges	66,188		32,200

Derivatives not designated as accounting hedges:
Interest rate contracts:
Exchange-traded	1,262	23,888	756	39,195
Cleared OTC	373,355	4,505	367,134	4,467
Bilateral OTC	322,353	1,037	283,481	967
Foreign exchange contracts:
Bilateral OTC	1,428,712	17,792	1,437,116	17,576
Equity contracts:
Exchange-traded	1,206,606	1,582,713	1,036,019	1,450,624
Bilateral OTC	377,132	2,888	1,824,418	2,682
Commodity contracts:
Exchange-traded	448	1,394	223	1,457
Bilateral OTC	2,703	616	9,862	825
Credit contracts:
Cleared OTC	84,180	132	108,999	128
Bilateral OTC	13,289	14	14,168	17
Total derivatives not designated as accounting hedges	3,810,040		5,082,176

Total gross derivative assets/liabilities:
Exchange-traded	1,208,316		1,036,998
Cleared OTC	493,261		508,333
Bilateral OTC	2,174,651		3,569,045

Amounts offset in the Consolidated Statement of Financial Condition (3):
Exchange-traded	(1,008,091)		(1,008,091)
Cleared OTC	(483,339)		(508,333)
Bilateral OTC	(1,814,326)		(2,185,776)
Net amounts in the Consolidated Statement of Financial Condition (4)	$570,472		$1,412,176

	Assets		Liabilities
	Fair Value	Number of Contracts (2)	Fair Value	Number of Contracts (2)
November 30, 2020 (1)
Derivatives designated as accounting hedges:
Interest rate contracts:
Cleared OTC	$67,381	1	$6,891	1
Foreign exchange contracts:
Bilateral OTC	—	—	3,306	11
Total derivatives designated as accounting hedges	67,381		10,197

Derivatives not designated as accounting hedges:
Interest rate contracts:
Exchange-traded	2,442	52,620	439	42,611
Cleared OTC	17,379	3,785	114,524	4,307
Bilateral OTC	626,210	1,493	317,534	466
Foreign exchange contracts:
Exchange-traded	—	—	—	180
Bilateral OTC	297,165	15,005	277,706	15,050
Equity contracts:
Exchange-traded	558,304	1,147,486	564,951	971,938
Bilateral OTC	429,304	2,374	1,125,944	2,421
Commodity contracts:
Exchange-traded	64	3,207	—	2,654
Bilateral OTC	13,190	1,556	—	—
Credit contracts:
Cleared OTC	24,696	39	26,298	31
Bilateral OTC	1,008	11	2,209	11
Total derivatives not designated as accounting hedges	1,969,762		2,429,605

Total gross derivative assets/liabilities:
Exchange-traded	560,810		565,390
Cleared OTC	109,456		147,713
Bilateral OTC	1,366,877		1,726,699
Amounts offset in the Consolidated Statement of Financial Condition (3):
Exchange-traded	(546,989)		(546,989)
Cleared OTC	(109,228)		(111,654)
Bilateral OTC	(899,919)		(1,140,016)
Net amounts in the Consolidated Statement of Financial Condition (4)	$481,007		$641,143

(1)    Exchange-traded derivatives include derivatives executed on an organized exchange. Cleared OTC derivatives include derivatives executed bilaterally and subsequently novated to and cleared through central clearing counterparties. Bilateral OTC derivatives include derivatives executed and settled bilaterally without the use of an organized exchange or central clearing counterparty.
(2)    Number of exchange-traded contracts may include open futures contracts. The unsettled fair value of these futures contracts is included in Receivables and Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition.
(3)    Amounts netted include both netting by counterparty and for cash collateral paid or received.
(4)    We have not received or pledged additional collateral under master netting agreements and/or other credit support agreements that is eligible to be offset beyond what has been offset in the Consolidated Statements of Financial Condition.

The following table provides information related to gains (losses) recognized in Interest expense of Jefferies Group in the Consolidated Statements of Operations related to fair value hedges (in thousands):

	Year Ended November 30,
	2021	2020	2019

Interest rate swaps	$(41,845)	$41,524	$56,385
Long-term debt	58,507	(36,668)	(58,931)
Total	$16,662	$4,856	$(2,546)

The following table provides information related to gains (losses) on net investment hedges recognized in Net unrealized foreign exchange gains (losses), a component of Other comprehensive income (loss), in the Consolidated Statements of Comprehensive Income (Loss) (in thousands):

	Year Ended November 30,
	2021	2020	2019

Foreign exchange contracts	$19,008	$(3,306)	$—
Total	$19,008	$(3,306)	$—

The following table presents unrealized and realized gains (losses) on derivative contracts which are primarily recognized in Principal transactions revenues in the Consolidated Statements of Operations, which are utilized in connection with our client activities and our economic risk management activities (in thousands):

	Year Ended November 30,
	2021	2020	2019

Interest rate contracts	$(48,510)	$(52,331)	$(188,605)
Foreign exchange contracts	(10,152)	2,266	(822)
Equity contracts	(427,593)	47,631	(108,961)
Commodity contracts	(28,012)	45,491	(5,630)
Credit contracts	653	15,218	9,147
Total	$(513,614)	$58,275	$(294,871)

The net gains (losses) on derivative contracts in the table above are one of a number of activities comprising our business activities and are before consideration of economic hedging transactions, which generally offset the net gains (losses) included above. We substantially mitigate our exposure to market risk on our cash instruments through derivative contracts, which generally provide offsetting revenues, and we manage the risk associated with these contracts in the context of our overall risk management framework.

OTC Derivatives.  The following tables set forth by remaining contract maturity the fair value of OTC derivative assets and liabilities as reflected in the Consolidated Statement of Financial Condition at November 30, 2021 (in thousands):

	OTC Derivative Assets (1) (2) (3)
	0-12 Months	1-5 Years	Greater Than 5 Years	Cross- Maturity Netting (4)	Total

Commodity swaps, options and forwards	$2,703	$—	$—	$—	$2,703
Equity options and forwards	26,603	3,524	—	(8,181)	21,946
Credit default swaps	1	1,226	497	—	1,724
Total return swaps	124,348	24,144	—	(1,211)	147,281
Foreign currency forwards, swaps and options	186,348	4,933	—	(1,959)	189,322
Fixed income forwards	31,527	—	—	—	31,527
Interest rate swaps, options and forwards	25,630	86,577	114,519	(23,162)	203,564
Total	$397,160	$120,404	$115,016	$(34,513)	598,067
Cross-product counterparty netting					(61,679)
Total OTC derivative assets included in Financial instruments owned, at fair value					$536,388

(1)At November 30, 2021, we held net exchange-traded derivative assets and other credit agreements with a fair value of $210.4 million, which are not included in this table.
(2)OTC derivative assets in the table above are gross of collateral received. OTC derivative assets are recorded net of collateral received in the Consolidated Statements of Financial Condition. At November 30, 2021, cash collateral received was $176.3 million.
(3)Derivative fair values include counterparty netting within product category.
(4)Amounts represent the netting of receivable balances with payable balances for the same counterparty within product category across maturity categories.

	OTC Derivative Liabilities (1) (2) (3)
	0-12 Months	1-5 Years	Greater Than 5 Years	Cross-Maturity Netting (4)	Total

Commodity swaps, options and forwards	$9,862	$—	$—	$—	$9,862
Equity options and forwards	15,539	642,337	41,996	(8,181)	691,691
Credit default swaps	6	13,690	11,632	—	25,328
Total return swaps	149,353	777,266	2,042	(1,211)	927,450
Foreign currency forwards, swaps and options	159,206	10,028	—	(1,959)	167,275
Fixed income forwards	30,368	—	—	—	30,368
Interest rate swaps, options and forwards	11,364	42,713	132,289	(23,162)	163,204
Total	$375,698	$1,486,034	$187,959	$(34,513)	2,015,178
Cross-product counterparty netting					(61,679)
Total OTC derivative liabilities included in Financial instruments sold, not yet purchased, at fair value					$1,953,499

(1)At November 30, 2021, we held net exchange-traded derivative liabilities and other credit agreements with a fair value of $31.5 million, which are not included in this table.
(2)OTC derivative liabilities in the table above are gross of collateral pledged. OTC derivative liabilities are recorded net of collateral pledged in the Consolidated Statements of Financial Condition. At November 30, 2021, cash collateral pledged was $572.8 million.
(3)Derivative fair values include counterparty netting within product category.
(4)    Amounts represent the netting of receivable balances with payable balances for the same counterparty within product category across maturity categories.

At November 30, 2021, the counterparty credit quality with respect to the fair value of our OTC derivative assets was as follows (in thousands):

Counterparty credit quality (1):
A- or higher	$175,204
BBB- to BBB+	71,870
BB+ or lower	140,008
Unrated	149,306
Total	$536,388
(1)We utilize internal credit ratings determined by the Jefferies Group's Risk Management department. Credit ratings determined by Jefferies Group Risk Management use methodologies that produce ratings generally consistent with those produced by external rating agencies.

Credit Related Derivative Contracts
The external credit ratings of the underlyings or referenced assets for our written credit related derivative contracts are as follows (in millions):

	External Credit Rating
	Investment Grade	Non-investment Grade	Unrated	Total Notional
November 30, 2021
Credit protection sold:
Index credit default swaps	$2,612.0	$1,298.8	$—	$3,910.8
Single name credit default swaps	—	17.6	0.2	17.8

November 30, 2020
Credit protection sold:
Index credit default swaps	$62.0	$262.8	$—	$324.8
Single name credit default swaps	—	6.2	0.2	6.4
Contingent Features
Certain of Jefferies Group's derivative instruments contain provisions that require its debt to maintain an investment grade credit rating from each of the major credit rating agencies. If Jefferies Group's debt was to fall below investment grade, it would be in violation of these provisions and the counterparties to the derivative instruments could request immediate payment or demand immediate and ongoing full overnight collateralization on the derivative instruments in liability positions. The following table presents the aggregate fair value of all derivative instruments with such credit-risk-related contingent features that are in a liability position, the collateral amounts posted or received in the normal course of business and the potential collateral we would have been required to return and/or post additionally to our counterparties if the credit-risk-related contingent features underlying these agreements were triggered (in millions).

	November 30,
	2021	2020

Derivative instrument liabilities with credit-risk-related contingent features	$821.5	$284.6
Collateral posted	(160.5)	(129.8)
Collateral received	369.3	141.4
Return of and additional collateral required in the event of a credit rating downgrade below investment grade (1)	1,030.4	296.2
(1) These potential outflows include initial margin received from counterparties at the execution of the derivative contract. The initial margin will be returned if counterparties elect to terminate the contract after a downgrade.

Other Derivatives

Vitesse Energy uses swaps and call and put options in order to reduce exposure to future oil price fluctuations. Vitesse Energy accounts for the derivative instruments at fair value. The gains and losses associated with the change in fair value of the derivatives are recorded in Other revenues.
Note 6.  Collateralized Transactions
Our repurchase agreements and securities borrowing and lending arrangements are generally recorded at cost in the Consolidated Statements of Financial Condition, which is a reasonable approximation of their fair values due to their short-term nature. We enter into secured borrowing and lending arrangements to obtain collateral necessary to effect settlement, finance inventory positions, meet customer needs or re-lend as part of dealer operations. We monitor the fair value of the securities loaned and borrowed on a daily basis as compared with the related payable or receivable, and request additional collateral or return excess collateral, as appropriate. We pledge financial instruments as collateral under repurchase agreements, securities lending agreements and other secured arrangements, including clearing arrangements. Our agreements with counterparties generally contain contractual provisions allowing the counterparty the right to sell or repledge the collateral. Pledged securities owned that can be sold or repledged by the counterparty are included in Financial instruments owned, at fair value, and noted parenthetically as Securities pledged in the Consolidated Statements of Financial Condition.

In instances where we receive securities as collateral in connection with securities-for-securities transactions in which we are the lender of securities and are permitted to sell or repledge the securities received as collateral, we report the fair value of the collateral received and the related obligation to return the collateral in the Consolidated Statements of Financial Condition.

The following tables set forth the carrying value of securities lending arrangements, repurchase agreements and obligation to return securities received as collateral, at fair value, by class of collateral pledged and remaining contractual maturity (in thousands):

Collateral Pledged	Securities Lending Arrangements	Repurchase Agreements	Obligation to Return Securities Received as Collateral, at Fair Value	Total
November 30, 2021
Corporate equity securities	$1,160,916	$150,602	$7,289	$1,318,807
Corporate debt securities	321,356	2,684,458	—	3,005,814
Mortgage-backed and asset-backed securities	—	1,209,442	—	1,209,442
U.S. government and federal agency securities	6,348	8,426,536	—	8,432,884
Municipal securities	—	413,073	—	413,073
Sovereign securities	37,101	2,422,901	—	2,460,002
Loans and other receivables	—	712,388	—	712,388
Total	$1,525,721	$16,019,400	$7,289	$17,552,410

November 30, 2020
Corporate equity securities	$1,371,978	$157,912	$7,517	$1,537,407
Corporate debt securities	369,218	1,869,844	—	2,239,062
Mortgage-backed and asset-backed securities	—	1,547,140	—	1,547,140
U.S. government and federal agency securities	14,789	7,149,992	—	7,164,781
Municipal securities	—	278,470	—	278,470
Sovereign securities	54,763	2,763,032	—	2,817,795
Loans and other receivables	—	1,392,883	—	1,392,883
Total	$1,810,748	$15,159,273	$7,517	$16,977,538

	Contractual Maturity
	Overnight and Continuous	Up to 30 Days	31 to 90 Days	Greater than 90 Days	Total
November 30, 2021
Securities lending arrangements	$595,628	$1,318	$539,623	$389,152	$1,525,721
Repurchase agreements	6,551,934	1,798,716	4,361,993	3,306,757	16,019,400
Obligation to return securities received as collateral, at fair value	7,289	—	—	—	7,289
Total	$7,154,851	$1,800,034	$4,901,616	$3,695,909	$17,552,410

November 30, 2020
Securities lending arrangements	$636,256	$59,735	$459,455	$655,302	$1,810,748
Repurchase agreements	5,510,476	1,747,526	5,019,885	2,881,386	15,159,273
Obligation to return securities received as collateral, at fair value	7,517	—	—	—	7,517
Total	$6,154,249	$1,807,261	$5,479,340	$3,536,688	$16,977,538
We receive securities as collateral under resale agreements, securities borrowing transactions and customer margin loans. We also receive securities as collateral in connection with securities-for-securities transactions in which we are the lender of securities. In many instances, we are permitted by contract to rehypothecate the securities received as collateral. These securities may be used to secure repurchase agreements, enter into securities lending transactions, satisfy margin requirements on derivative transactions or cover short positions. At November 30, 2021 and 2020, the approximate fair value of securities received as collateral by us that may be sold or repledged was $31.97 billion and $25.85 billion, respectively. At November 30, 2021 and 2020, a substantial portion of the securities received have been sold or repledged.
Offsetting of Securities Financing Agreements

To manage our exposure to credit risk associated with securities financing transactions, we may enter into master netting agreements and collateral arrangements with counterparties. Generally, transactions are executed under standard industry agreements, including, but not limited to, master securities lending agreements (securities lending transactions) and master repurchase agreements (repurchase transactions).

The following table provides information regarding repurchase agreements, securities borrowing and lending arrangements and securities received as collateral, at fair value, and obligation to return securities received as collateral, at fair value, that are recognized in the Consolidated Statements of Financial Condition and (1) the extent to which, under enforceable master netting arrangements, such balances are presented net in the Consolidated Statements of Financial Condition as appropriate under GAAP and (2) the extent to which other rights of setoff associated with these arrangements exist and could have an effect on our consolidated financial position.

(In thousands)	Gross Amounts	Netting in Consolidated Statements of Financial Condition	Net Amounts in Consolidated Statements of Financial Condition	Additional Amounts Available for Setoff (1)	Available Collateral (2)	Net Amount (3)
Assets at November 30, 2021
Securities borrowing arrangements	$6,409,420	$—	$6,409,420	$(271,475)	$(1,528,206)	$4,609,739
Reverse repurchase agreements	15,215,785	(7,573,301)	7,642,484	(540,312)	(7,048,823)	53,349
Securities received as collateral, at fair value	7,289	—	7,289	—	(7,289)	—

Liabilities at November 30, 2021
Securities lending arrangements	$1,525,721	$—	$1,525,721	$(271,475)	$(1,213,563)	$40,683
Repurchase agreements	16,019,400	(7,573,301)	8,446,099	(540,312)	(7,336,585)	569,202
Obligation to return securities received as collateral, at fair value	7,289	—	7,289	—	(7,289)	—

Assets at November 30, 2020
Securities borrowing arrangements	$6,934,762	$—	$6,934,762	$(395,342)	$(1,706,046)	$4,833,374
Reverse repurchase agreements	11,939,773	(6,843,004)	5,096,769	(412,327)	(4,578,560)	105,882
Securities received as collateral, at fair value	7,517	—	7,517	—	—	7,517

Liabilities at November 30, 2020
Securities lending arrangements	$1,810,748	$—	$1,810,748	$(395,342)	$(1,397,550)	$17,856
Repurchase agreements	15,159,273	(6,843,004)	8,316,269	(412,327)	(7,122,422)	781,520
Obligation to return securities received as collateral, at fair value	7,517	—	7,517	—	—	7,517

(1)Under master netting agreements with our counterparties, we have the legal right of offset with a counterparty, which incorporates all of the counterparty's outstanding rights and obligations under the arrangement. These balances reflect additional credit risk mitigation that is available by a counterparty in the event of a counterparty's default, but which are not netted in the Consolidated Statements of Financial Condition because other netting provisions of GAAP are not met.
(2)Includes securities received or paid under collateral arrangements with counterparties that could be liquidated in the event of a counterparty default and thus offset against a counterparty's rights and obligations under the respective repurchase agreements or securities borrowing or lending arrangements.
(3)At November 30, 2021, amounts include $4.51 billion of securities borrowing arrangements, for which we have received securities collateral of $4.35 billion, and $765.0 million of repurchase agreements, for which we have pledged securities collateral of $781.8 million, which are subject to master netting agreements, but we have not determined the agreements to be legally enforceable. At November 30, 2020, amounts include $4.76 billion of securities borrowing arrangements, for which we have received securities collateral of $4.62 billion, and $720.0 million of repurchase agreements, for which we have pledged securities collateral of $733.9 million, which are subject to master netting agreements, but we have not determined the agreements to be legally enforceable.

Cash and Securities Segregated and on Deposit for Regulatory Purposes or Deposited with Clearing and Depository Organizations

Cash and securities segregated in accordance with regulatory regulations and deposited with clearing and depository organizations totaled $1.02 billion and $604.3 million at November 30, 2021 and 2020, respectively. Segregated cash and securities consist of deposits in accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, which subjects Jefferies LLC as a broker-dealer carrying customer accounts to requirements related to maintaining cash or qualified securities in segregated special reserve bank accounts for the exclusive benefit of its customers.

Note 7.  Securitization Activities
We engage in securitization activities related to corporate loans, mortgage loans, consumer loans and mortgage-backed and other asset-backed securities. In our securitization transactions, we transfer these assets to special purpose entities ("SPEs") and act as the placement or structuring agent for the beneficial interests sold to investors by the SPE. A significant portion of our securitization transactions are the securitization of assets issued or guaranteed by U.S. government agencies. These SPEs generally meet the criteria of VIEs; however, we generally do not consolidate the SPEs as we are not considered the primary beneficiary for these SPEs. See Note 8 for additional information regarding VIEs and our determination of the primary beneficiary.
We account for our securitization transactions as sales, provided we have relinquished control over the transferred assets. Transferred assets are carried at fair value with unrealized gains and losses reflected in Principal transactions revenues in the Consolidated Statements of Operations prior to the identification and isolation for securitization. Subsequently, revenues recognized upon securitization are reflected as net underwriting revenues. We generally receive cash proceeds in connection with the transfer of assets to an SPE. We may, however, have continuing involvement with the transferred assets, which is limited to retaining one or more tranches of the securitization (primarily senior and subordinated debt securities in the form of mortgage-backed and other asset-backed securities or CLOs). These securities are included in Financial instruments owned, at fair value in the Consolidated Statements of Financial Condition and are generally initially categorized as Level 2 within the fair value hierarchy. See Notes 2 and 4 for additional information regarding fair value measurement and the fair value hierarchy.
The following table presents activity related to our securitizations that were accounted for as sales in which we had continuing involvement (in millions):

	Year Ended November 30,
	2021	2020	2019

Transferred assets	$10,487.3	$6,556.2	$4,780.9
Proceeds on new securitizations	10,488.6	6,556.2	4,852.8
Cash flows received on retained interests	21.8	26.8	48.3
We have no explicit or implicit arrangements to provide additional financial support to these SPEs, have no liabilities related to these SPEs and do not have any outstanding derivative contracts executed in connection with these securitization activities at November 30, 2021 and 2020.
The following table summarizes our retained interests in SPEs where we transferred assets and have continuing involvement and received sale accounting treatment (in millions):

	November 30, 2021		November 30, 2020
Securitization Type	Total Assets	Retained Interests	Total Assets	Retained Interests

U.S. government agency residential mortgage-backed securities	$330.2	$4.9	$562.5	$7.8
U.S. government agency commercial mortgage-backed securities	2,201.8	69.2	2,461.2	205.2
CLOs	3,382.3	31.0	3,345.5	39.5
Consumer and other loans	2,271.4	136.4	1,290.6	56.6
Total assets represent the unpaid principal amount of assets in the SPEs in which we have continuing involvement and are presented solely to provide information regarding the size of the transactions and the size of the underlying assets supporting our retained interests, and are not considered representative of the risk of potential loss. Assets retained in connection with a securitization transaction represent the fair value of the securities of one or more tranches issued by an SPE, including senior and subordinated tranches. Our risk of loss is limited to this fair value amount, which is included in total Financial instruments owned, at fair value in the Consolidated Statements of Financial Condition.
Although not obligated, in connection with secondary market-making activities we may make a market in the securities issued by these SPEs. In these market-making transactions, we buy these securities from and sell these securities to investors. Securities purchased through these market-making activities are not considered to be continuing involvement in these SPEs. To the extent we purchased securities through these market-making activities and we are not deemed to be the primary beneficiary of the VIE, these securities are included in agency and non-agency mortgage-backed and asset-backed securitizations in the nonconsolidated VIEs section presented in Note 8.

Foursight Capital also utilizes SPEs to securitize automobile loans receivable. These SPEs are VIEs and our subsidiary is the primary beneficiary; the related assets and the secured borrowings are recognized in the Consolidated Statements of Financial Condition. These secured borrowings do not have recourse to our subsidiary's general credit. See Note 8 for further information on securitization activities and VIEs.
Note 8.  Variable Interest Entities
VIEs are entities in which equity investors lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary. The primary beneficiary is the party who has both (1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (2) an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity.
Our variable interests in VIEs include debt and equity interests, equity interests in associated companies, commitments, guarantees and certain fees. Our involvement with VIEs arises primarily from the following activities, but also includes other activities discussed below:
•Purchases of securities in connection with our trading and secondary market-making activities;
•Retained interests held as a result of securitization activities;
•Acting as placement agent and/or underwriter in connection with client-sponsored securitizations;
•Financing of agency and non-agency mortgage-backed and other asset-backed securities;
•Warehouse funding arrangements for client-sponsored consumer and mortgage loan vehicles and CLOs through participation agreements, forward sale agreements, reverse repurchase agreements and revolving loan and note commitments; and
•Loans to, investments in and fees from various investment vehicles.
We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires judgment. Our considerations in determining the VIE's most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE's purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design and the existence of explicit or implicit financial guarantees. In situations where we have determined that the power over the VIE's significant activities is shared, we assess whether we are the party with the power over the most significant activities. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that decisions require consent of each sharing party, we do not meet the "power" criteria of the primary beneficiary.
We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of or a right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Consolidated VIEs

The following table presents information about our consolidated VIEs (in millions). The assets and liabilities in the table below are presented prior to consolidation and thus a portion of these assets and liabilities are eliminated in consolidation.

	November 30, 2021		November 30, 2020
	Secured Funding Vehicles	Other	Secured Funding Vehicles	Other

Cash (1)	$3.8	$—	$—	$1.2
Financial instruments owned, at fair value	173.1	146.4	—	5.2
Securities purchased under agreements to resell (2)	3,697.1	—	2,908.9	—
Receivables (3)	626.8	40.6	510.6	12.9
Other (4)	114.6	—	46.4	0.1
Total assets	$4,615.4	$187.0	$3,465.9	$19.4

Financial instruments sold, not yet purchased, at fair value	$—	$109.1	$—	$2.5
Other secured financings (5)	4,521.6	—	3,425.0	—
Other liabilities (6)	46.6	75.3	1.8	0.4
Total liabilities	$4,568.2	$184.4	$3,426.8	$2.9
(1)Approximately $0.7 million of the cash amounts at November 30, 2020 represent cash on deposit with related consolidated entities and are eliminated in consolidation.
(2)Securities purchased under agreements to resell primarily represent amounts due under collateralized transactions on related consolidated entities, which are eliminated in consolidation.
(3)Approximately $1.2 million of receivables at November 30, 2021 are with related consolidated entities, which are eliminated in consolidation.
(4)Approximately $56.5 million and $9.7 million of the other assets amount at November 30, 2021 and 2020, respectively, represent intercompany receivables with related consolidated entities, which are eliminated in consolidation.
(5)Approximately $36.7 million and $138.2 million of the other secured financings at November 30, 2021 and 2020, respectively, are with related consolidated entities, which are eliminated in consolidation.
(6)Approximately $75.3 million and $0.3 million of the other liabilities amounts at November 30, 2021 and 2020, respectively, represent intercompany payables with related consolidated entities, which are eliminated in consolidation.

Secured Funding Vehicles.  Substantially all of the VIEs for which we are the primary beneficiary are asset-backed financing vehicles to which we sell agency and non-agency residential and commercial mortgage loans and asset-backed securities pursuant to the terms of a master repurchase agreement. Our variable interests in these vehicles consist of our collateral margin maintenance obligations under the master repurchase agreement, which we manage, and retained interests in securities issued. The assets of these VIEs consist of reverse repurchase agreements, which are available for the benefit of the vehicle's debt holders.
At November 30, 2021 and 2020, Foursight Capital is the primary beneficiary of SPEs it utilized to securitize automobile loan receivables. Foursight Capital acts as the servicer for which it receives a fee, and owns an equity interest in the SPEs. The notes issued by the SPEs are secured solely by the assets of the SPEs and do not have recourse to Foursight Capital's general credit and the assets of the VIEs are not available to satisfy any other debt. During the year ended November 30, 2021, automobile loan receivables aggregating $531.1 million were securitized by Foursight Capital in connection with secured borrowing offerings. The majority of the proceeds from issuance of the secured borrowings were used to pay down Foursight Capital's two credit facilities.
Other. We are the primary beneficiary of certain investment vehicles set up for the benefit of our employees. We manage and invest alongside our employees in these vehicles. The assets of these VIEs consist of private equity securities and are available for the benefit of the entities' equity holders. Our variable interests in these vehicles consist of equity securities. The creditors of these VIEs do not have recourse to our general credit and each such VIE's assets are not available to satisfy any other debt.

Nonconsolidated VIEs
The following tables present information about our variable interests in nonconsolidated VIEs (in millions):

	Carrying Amount		Maximum Exposure to Loss	VIE Assets
	Assets	Liabilities
November 30, 2021
CLOs	$582.2	$2.0	$2,557.1	$10,277.5
Asset-backed vehicles	281.9	—	359.3	3,474.6
Related party private equity vehicles	27.1	—	37.8	78.9
Other investment vehicles	1,111.5	—	1,201.6	15,101.4
Total	$2,002.7	$2.0	$4,155.8	$28,932.4

November 30, 2020
CLOs	$60.7	$0.2	$642.7	$6,849.1
Asset-backed vehicles	251.6	—	377.2	2,462.7
Related party private equity vehicles	19.0	—	30.0	53.0
Other investment vehicles	899.9	—	1,042.9	15,735.5
Total	$1,231.2	$0.2	$2,092.8	$25,100.3

Our maximum exposure to loss often differs from the carrying value of the variable interests. The maximum exposure to loss is dependent on the nature of the variable interests in our VIEs and is limited to the notional amounts of certain loan and equity commitments and guarantees. Our maximum exposure to loss does not include the offsetting benefit of any financial instruments that may be utilized to hedge the risks associated with our variable interests and is not reduced by the amount of collateral held as part of a transaction with a VIE.
Collateralized Loan Obligations. Assets collateralizing the CLOs include bank loans, participation interests, sub-investment grade and senior secured U.S. loans and senior secured Euro denominated corporate leveraged loans and bonds. We underwrite securities issued in CLO transactions on behalf of sponsors and provide advisory services to the sponsors. We may also sell corporate loans to the CLOs. Our variable interests in connection with CLOs where we have been involved in providing underwriting and/or advisory services consist of the following:
•Forward sale agreements whereby we commit to sell, at a fixed price, corporate loans and ownership interests in an entity holding such corporate loans to CLOs;
•Warehouse funding arrangements in the form of:
◦Participation interests in corporate loans held by CLOs and commitments to fund such participation interests;
◦Reverse repurchase agreements with collateral margin maintenance obligations and commitments to fund such reverse repurchase agreements; and
◦Senior and subordinated notes issued in connection with CLO warehousing activities.
•Trading positions in securities issued in CLO transactions; and
•Investments in variable funding notes issued by CLOs.

Asset-Backed Vehicles. We provide financing and lending related services to certain client-sponsored VIEs in the form of revolving funding note agreements, revolving credit facilities, forward purchase agreements and reverse repurchase agreements. The underlying assets, which are collateralizing the vehicles, are primarily composed of unsecured consumer loans and mortgage loans. In addition, we may provide structuring and advisory services and act as an underwriter or placement agent for securities issued by the vehicles. We do not control the activities of these entities.

Related Party Private Equity Vehicles. We committed to invest in private equity funds (the "JCP Funds", including Jefferies Group's interests in Jefferies Capital Partners V L.P. and the Jefferies SBI USA Fund L.P. (together, "JCP Fund V")) managed by Jefferies Capital Partners, LLC (the "JCP Manager"). Additionally, we committed to invest in the general partners of the JCP Funds (the "JCP General Partners") and the JCP Manager. Our variable interests in the JCP Funds, JCP General Partners and JCP Manager (collectively, the "JCP Entities") consist of equity interests that, in total, provide us with limited and general partner investment returns of the JCP Funds, a portion of the carried interest earned by the JCP General Partners and a portion of the management fees earned by the JCP Manager. At November 30, 2021 and 2020, our total equity commitment in the JCP Entities was $133.0 million, of which $122.3 million and $122.0 million, respectively, had been funded. The carrying value of our equity investments in the JCP Entities was $27.1 million and $19.0 million at November 30, 2021 and 2020, respectively.

Our exposure to loss is limited to the total of our carrying value and unfunded equity commitment. The assets of the JCP Entities primarily consist of private equity and equity related investments.

Other Investment Vehicles.  The carrying amount of our equity investment was $1.11 billion and $899.9 million at November 30, 2021 and 2020, respectively. Our unfunded equity commitment related to these investments totaled $90.0 million and $143.0 million at November 30, 2021 and 2020, respectively. Our exposure to loss is limited to the total of our carrying value and unfunded equity commitment. These investment vehicles have assets primarily consisting of private and public equity investments, debt instruments, trade and insurance claims and various oil and gas assets.

Mortgage-Backed and Other Asset-Backed Secured Funding Vehicles.  In connection with our secondary trading and market-making activities, we buy and sell agency and non-agency mortgage-backed securities and other asset-backed securities, which are issued by third-party securitization SPEs and are generally considered variable interests in VIEs. Securities issued by securitization SPEs are backed by residential mortgage loans, U.S. agency collateralized mortgage obligations, commercial mortgage loans, CDOs and CLOs and other consumer loans, such as installment receivables, auto loans and student loans. These securities are accounted for at fair value and included in Financial instruments owned, at fair value in the Consolidated Statements of Financial Condition. We have no other involvement with the related SPEs and therefore do not consolidate these entities.

We also engage in underwriting, placement and structuring activities for third-party-sponsored securitization trusts generally through agency (Fannie Mae, Federal Home Loan Mortgage Corporation ("Freddie Mac") or Ginnie Mae or non-agency-sponsored SPEs and may purchase loans or mortgage-backed securities from third-parties that are subsequently transferred into the securitization trusts. The securitizations are backed by residential and commercial mortgage, home equity and auto loans. We do not consolidate agency-sponsored securitizations as we do not have the power to direct the activities of the SPEs that most significantly impact their economic performance. Further, we are not the servicer of non-agency-sponsored securitizations and therefore do not have power to direct the most significant activities of the SPEs and accordingly, do not consolidate these entities. We may retain unsold senior and/or subordinated interests at the time of securitization in the form of securities issued by the SPEs.
At November 30, 2021 and 2020, we held $1.31 billion and $1.57 billion of agency mortgage-backed securities, respectively, and $253.9 million and $252.0 million of non-agency mortgage-backed and other asset-backed securities, respectively, as a result of our secondary trading and market-making activities, and underwriting, placement and structuring activities. Our maximum exposure to loss on these securities is limited to the carrying value of our investments in these securities. These mortgage-backed and other asset-backed secured funding vehicles discussed are not included in the above table containing information about our variable interests in nonconsolidated VIEs.
FXCM is considered a VIE and our term loan and equity ownership are variable interests. We have determined that we are not the primary beneficiary of FXCM because we do not have the power to direct the activities that most significantly impact FXCM's performance. Therefore, we do not consolidate FXCM and we account for our equity interest under the equity method as an investment in an associated company. FXCM reported total assets of $387.9 million in its latest financial statements. Our maximum exposure to loss as a result of our involvement with FXCM is limited to the total of the carrying value of the term loan ($50.5 million) and the investment in associated company ($49.0 million) at November 30, 2021. FXCM is not included in the above table containing information about our variable interests in nonconsolidated VIEs.

Note 9.  Loans to and Investments in Associated Companies
A summary of Loans to and investments in associated companies accounted for under the equity method of accounting during the years ended November 30, 2021, 2020 and 2019 is as follows (in thousands):

	Loans to and investments in associated companies as of November 30, 2020	Income (losses) related to associated companies	Other income (losses) related to associated companies (1)	Contributions to (distributions from) associated companies, net	Other, including foreign exchange and unrealized gains (losses)	Loans to and investments in associated companies as of November 30, 2021

Jefferies Finance	$693,201	$—	$74,626	$8,335	$—	$776,162
Berkadia	301,152	—	130,641	(58,007)	(369)	373,417
FXCM (2)	73,920	(30,011)	—	5,000	77	48,986
Linkem (3)	198,991	(55,262)	—	(9,226)	(725)	133,778
Real estate associated companies (4)	168,678	(6,177)	—	(39,781)	—	122,720
Golden Queen (3) (5)	80,756	(7,054)	—	(167)	—	73,535
Other	169,865	4,085	45,642	(2,398)	(2)	217,192
Total	$1,686,563	$(94,419)	$250,909	$(96,244)	$(1,019)	$1,745,790

	Loans to and investments in associated companies as of November 30, 2019	Income (losses) related to associated companies	Other income (losses) related to associated companies (1)	Contributions to (distributions from) associated companies, net	Other, including foreign exchange and unrealized gains (losses)	Loans to and investments in associated companies as of November 30, 2020

Jefferies Finance	$673,867	$—	$(54,256)	$73,590	$—	$693,201
Berkadia	268,949	—	68,902	(37,130)	431	301,152
FXCM (2)	70,223	3,604	—	—	93	73,920
Linkem (3)	194,847	(28,662)	—	34,955	(2,149)	198,991
Real estate associated companies (4) (6)	255,309	(46,050)	—	(40,581)	—	168,678
Golden Queen (3) (5)	78,196	(50)	—	2,610	—	80,756
Other	111,566	(4,325)	9,288	44,101	9,235	169,865
Total	$1,652,957	$(75,483)	$23,934	$77,545	$7,610	$1,686,563

	Loans to and investments in associated companies as of November 30, 2018	Income (losses) related to associated companies	Other income (losses) related to associated companies (1)	Contributions to (distributions from) associated companies, net	Other, including foreign exchange and unrealized gains (losses)	Loans to and investments in associated companies as of November 30, 2019

Jefferies Finance	$728,560	$—	$(1,286)	$(53,407)	$—	$673,867
Berkadia	245,228	—	88,174	(65,045)	592	268,949
National Beef (7)	653,630	232,042	—	(300,248)	(585,424)	—
FXCM (2)	75,031	(8,212)	—	3,500	(96)	70,223
Linkem	165,157	(27,956)	—	66,996	(9,350)	194,847
HomeFed (4)	337,542	7,902	—	—	(345,444)	—
Real estate associated companies (4)	87,074	(353)	—	(29,685)	198,273	255,309
Golden Queen (5)	63,956	6,740	—	7,500	—	78,196
Other	61,154	(7,168)	(1,719)	58,432	867	111,566
Total	$2,417,332	$202,995	$85,169	$(311,957)	$(740,582)	$1,652,957

(1)Primarily related to Jefferies Group and classified in Other revenues.
(2)As further described in Note 4, our investment in FXCM includes both our equity method investment in FXCM and our term loan with FXCM. Our equity method investment is included in Loans to and investments in associated companies and our term loan is included in Financial instruments owned, at fair value in the Consolidated Statements of Financial Condition.
(3)Loans to and investments in associated companies include loans and debt securities aggregating $15.3 million at November 30, 2021 related to Golden Queen Mining Company, LLC ("Golden Queen") and $104.1 million at November 30, 2020 related to Linkem and Golden Queen. In the fourth quarter of 2021, our shareholder loans to Linkem were converted into newly issued redeemable preferred stock of Linkem.
(4)During the third quarter of 2019, we completed a merger with HomeFed by which we acquired the remaining common stock of HomeFed. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis. From July 1, 2019, HomeFed's equity method investments are included in Real estate associated companies.
(5)At November 30, 2021, 2020 and 2019, the balance reflects $13.5 million, $15.2 million and $15.7 million, respectively, related to a noncontrolling interest.
(6)Income (loss) related to Real estate associated companies for the year ended November 30, 2020 includes a non-cash charge of $6.9 million to fully write off the value of HomeFed's interest in the Brooklyn Renaissance Plaza hotel due to the significant impact of the global novel coronavirus ("COVID-19") during the second quarter of 2020 and a non-cash charge of $55.6 million to fully write off the value of HomeFed's RedSky JZ Fulton Mall joint venture investment related to a softening of the Brooklyn real estate market.
(7)On November 29, 2019, we sold our 31% equity interest in National Beef to Marfrig and other shareholders.

Jefferies Finance

Through Jefferies Group, we own 50% of Jefferies Finance, a joint venture entity pursuant to an agreement with MassMutual. Jefferies Finance is a commercial finance company that structures, underwrites and syndicates primarily senior secured loans to corporate borrowers; and manages proprietary and third-party investments for both broadly syndicated and direct lending loans. Jefferies Finance conducts its operations primarily through two business lines, Leveraged Finance Arrangement and Portfolio and Asset Management. Loans are originated primarily through Jefferies Group's investment banking efforts and Jefferies Finance typically syndicates to third-party investors substantially all of its arranged volume through Jefferies Group. The Portfolio and Asset Management business lines, collectively referred to as Jefferies Credit Partners, manages a broad portfolio of assets under management comprised of portions of loans it has arranged, as well as loan positions that it has purchased in the primary and secondary markets. Jefferies Credit Partners is comprised of three registered Investment Advisors: Jefferies Finance, Apex Credit Partners LLC and JFIN Asset Management LLC, which serve as a private credit platform managing proprietary and third-party capital across commingled funds, separately managed accounts and CLOs.

At November 30, 2021, Jefferies Group and MassMutual each had equity commitments to Jefferies Finance of $750.0 million. The equity commitment is reduced quarterly based on Jefferies Group's share of any undistributed earnings from Jefferies Finance and the commitment is increased only to the extent the share of such earnings are distributed. At November 30, 2021,

Jefferies Group's remaining commitment to Jefferies Finance was $42.6 million. The investment commitment is scheduled to expire on March 1, 2022 with automatic one year extensions absent a 60-day termination notice by either party.
Jefferies Finance has executed a Secured Revolving Credit Facility with Jefferies Group and MassMutual, to be funded equally, to support loan underwritings by Jefferies Finance, which bears interest based on the interest rates of the related Jefferies Finance underwritten loans and is secured by the underlying loans funded by the proceeds of the facility. The total Secured Revolving Credit Facility is a committed amount of $500.0 million at November 30, 2021. Advances are shared equally between Jefferies Group and MassMutual. The facility is scheduled to mature on March 1, 2022 with automatic one year extensions absent a 60-day termination notice by either party. At November 30, 2021, Jefferies Group had funded $0.0 million of its $250.0 million commitment. Jefferies Group recognized interest income and unfunded commitment fees related to the facility of $2.7 million, $3.5 million and $1.3 million during the years ended November 30, 2021, 2020 and 2019, respectively.
The following summarizes activity related to our other transactions with Jefferies Finance (in millions):

	Year Ended November 30,
	2021	2020	2019

Origination and syndication fee revenues (1)	$410.5	$198.1	$176.3
Origination fee expenses (1)	66.8	27.3	27.6
CLO placement fee revenues (2)	5.7	1.7	6.0
Underwriting fees (3)	2.5	1.7	3.9
Service fees (4)	85.1	65.1	60.8
(1)    Jefferies Group engages in the origination and syndication of loans underwritten by Jefferies Finance. In connection with such services, Jefferies Group earned fees, which are recognized in Investment banking revenues in the Consolidated Statements of Operations. In addition, Jefferies Group paid fees to Jefferies Finance in respect of certain loans originated by Jefferies Finance, which are recognized in Selling, general and other expenses in the Consolidated Statements of Operations.
(2)    Jefferies Group acts as a placement agent for CLOs managed by Jefferies Finance, for which Jefferies Group recognized fees, which are included in Investment banking revenues in the Consolidated Statements of Operations. At November 30, 2021 and 2020, Jefferies Group held securities issued by CLOs managed by Jefferies Finance, which are included in Financial instruments owned, at fair value.
(3)    Jefferies Group acted as underwriter in connection with term loans issued by Jefferies Finance.
(4)    Under a service agreement, Jefferies Group charges Jefferies Finance for services provided.

In connection with non-U.S. dollar loans originated by Jefferies Finance to borrowers who are investment banking clients of Jefferies Group, Jefferies Group has entered into an agreement to indemnify Jefferies Finance with respect to any foreign currency exposure.
At November 30, 2021 and 2020, we had receivables from Jefferies Finance, included in Other assets in the Consolidated Statements of Financial Condition of $26.2 million and $24.2 million, respectively. At November 30, 2021 and 2020, we had payables to Jefferies Finance, related to cash deposited with Jefferies Group, included in Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition of $8.5 million and $13.7 million, respectively.
In, 2019, Jefferies Group had a promissory note with Jefferies Finance with a principal amount of $1.0 billion, the proceeds of which were used in connection with Jefferies Group's investment banking loan syndication activities. Interest paid on the note of $3.8 million is included in Interest expense of Jefferies Group within the Consolidated Statement of Operations during the year ended November 30, 2019.

Berkadia
Berkadia is a commercial mortgage banking and servicing joint venture that was formed in 2009 with Berkshire Hathaway Inc. We and Berkshire Hathaway each contributed $217.2 million of equity capital to the joint venture and each have a 50% membership interest in Berkadia. We are entitled to receive 45% of the profits. Berkadia originates commercial/multifamily real estate loans that are sold to U.S. government agencies or other investors. Berkadia also is an investment sales advisor focused on the multifamily industry. Berkadia is a servicer of commercial real estate loans in the U.S., performing primary, master and special servicing functions for U.S. government agency programs, commercial mortgage-backed securities transactions, banks, insurance companies and other financial institutions.
Berkadia uses all of the proceeds from the commercial paper sales of an affiliate of Berkadia to fund new mortgage loans, servicer advances, investments and other working capital requirements. Repayment of the commercial paper is supported by a $1.5 billion surety policy issued by a Berkshire Hathaway insurance subsidiary and corporate guaranty, and we have agreed to reimburse Berkshire Hathaway for one-half of any losses incurred thereunder. As of November 30, 2021, the aggregate amount of commercial paper outstanding was $1.47 billion.
National Beef

National Beef processes and markets fresh and chilled boxed beef, ground beef, beef by-products, consumer-ready beef and pork, and wet blue leather for domestic and international markets. On November 29, 2019, we sold our 31% equity interest in National Beef to Marfrig and other shareholders. We received a total of $970.0 million in cash, including $790.6 million of proceeds and $179.4 million from final distributions from National Beef around the time of the sale. The pre-tax gain recognized as a result of this transaction, $205.0 million for the year ended November 30, 2019, is classified as Other revenue. As of November 30, 2019, we no longer hold an equity interest in National Beef.

FXCM

As discussed more fully in Note 4, at November 30, 2021, we have a 50% voting interest in FXCM and a senior secured term loan to FXCM due February 15, 2022. On September 1, 2016, we gained the ability to significantly influence FXCM through our seats on the board of directors. As a result, we classify our equity investment in FXCM in the Consolidated Statements of Financial Condition as Loans to and investments in associated companies. Our term loan remains classified within Financial instruments owned, at fair value. We account for our equity interest in FXCM on a one month lag. We are amortizing our basis difference between the estimated fair value and the underlying book value of FXCM customer relationships, technology and tradename over their respective useful lives (weighted average life of 11 years).

FXCM is considered a VIE and our term loan and equity interest are variable interests. We have determined that we are not the primary beneficiary of FXCM because we do not have the power to direct the activities that most significantly impact FXCM's performance. Therefore, we do not consolidate FXCM.
Linkem
We own approximately 42% of the common shares of Linkem, the largest fixed wireless broadband services provider in Italy. In addition, we own convertible preferred stock, which is automatically convertible to common shares in 2026, redeemable preferred stock with a redemption value of $107.6 million at November 30, 2021 and warrants. If all of our convertible preferred stock was converted and warrants were exercised, it would increase our ownership to approximately 56% of Linkem's common equity at November 30, 2021. We have approximately 48% of the total voting securities of Linkem. We account for our equity interest in Linkem on a two month lag.
HomeFed
HomeFed develops and owns residential and mixed-use real estate properties. Through June 30, 2019, we owned an approximate 70% equity interest of HomeFed's outstanding common shares; however, we had contractually agreed to limit our voting rights such that we would not be able to vote more than 45% of HomeFed's total voting securities voting on any matter, assuming all HomeFed shares not owned by us were voted. Since we did not control HomeFed, our investment in HomeFed was accounted for under the equity method as an investment in an associated company. We accounted for our equity interest in HomeFed on a two month lag.
On July 1, 2019, we completed a merger with HomeFed by which we acquired the remaining common stock of HomeFed. During the year ended November 30, 2019, we recognized a $72.1 million non-cash pre-tax gain in Other revenues on the remeasurement of our prior 70% interest in HomeFed to fair value. From July 1, 2019, the results of HomeFed are reflected on a consolidated basis. In connection with the merger, HomeFed stockholders received two shares of our common stock for each share of HomeFed common stock. A total of 9.3 million shares were issued.
Real Estate Associated Companies
Real estate equity method investments primarily consist of HomeFed's interests in Brooklyn Renaissance Plaza and Hotel and 54 Madison. These equity interests are accounted for on a two month lag.

Brooklyn Renaissance Plaza is comprised of a hotel operated by Marriott, an office building complex and a parking garage located in Brooklyn, New York. HomeFed owns a 25.8% equity interest in the hotel and a 61.25% equity interest in the office building and garage. Although HomeFed has a majority interest in the office building and garage, it does not have control, but only has the ability to exercise significant influence on this investment. As such, HomeFed accounts for the office building and garage under the equity method of accounting. We are amortizing our basis difference between the estimated fair value and the underlying book value of Brooklyn Renaissance office building and garage over the respective useful lives (weighted average life of 39 years). Due to the significant impact of COVID-19 during the second quarter of 2020, HomeFed recorded an impairment charge of $6.9 million within Income (loss) related to associated companies during the year ended November 30, 2020, which represented all of its carrying value in the Brooklyn Renaissance Plaza hotel.

We own approximately 48.1% of 54 Madison, a fund that seeks long-term capital appreciation through investment in real estate development and similar projects. 54 Madison invests both in projects which they consolidate and projects where they have significant influence and utilize the equity method of accounting. Based on total committed capital of the 54 Madison fund, all projects of this fund have already been identified and launched.
Golden Queen Mining Company
Since 2014, we invested $93.0 million, net in cash in a limited liability company (Gauss LLC) to partner with the Clay family and Golden Queen Mining Co. Ltd., to jointly fund, develop and operate the Soledad Mountain gold and silver mine project. Previously 100% owned by Golden Queen Mining Co. Ltd., the project is a fully-permitted, open pit, heap leach gold and silver project located in Kern County, California, which commenced gold and silver production in March 2016. In exchange for a noncontrolling ownership interest in Gauss LLC, the Clay family contributed $34.5 million, net in cash. Gauss LLC invested both our and the Clay family's net contributions totaling $127.5 million to the joint venture, Golden Queen, in exchange for a 50% ownership interest. Golden Queen Mining Co. Ltd. contributed the Soledad Mountain project to the joint venture in exchange for the other 50% interest. We account for our interest in Golden Queen on a two month lag.
As a result of our consolidating Gauss LLC, our Loans to and investments in associated companies reflects Gauss LLC's net investment of $127.5 million in the joint venture, which includes both the amount we contributed and the amount contributed by the Clay family.

Other
The following table provides summarized data for our equity method investments as of November 30, 2021 and 2020 and for the years ended November 30, 2021, 2020 and 2019 (in thousands):

	November 30,
	2021	2020

Assets	$16,568,239	$15,314,204
Liabilities	12,368,680	11,929,100
Noncontrolling interests	702,762	254,392

	Year Ended November 30,
	2021	2020	2019

Revenues	$3,529,405	$2,930,308	$10,589,489
Income from continuing operations before extraordinary items	876,910	73,715	732,575
Net income	890,861	68,846	749,649
The Company's income (loss) related to associated companies	150,357	(41,814)	248,693
Except for our investment in Berkadia and Jefferies Finance, we have not provided any guarantees, nor are we contingently liable for any of the liabilities reflected in the above table. All such liabilities are non-recourse to us. Our exposure to adverse events at the investee companies is limited to the book value of our investment. See Note 22 for further discussion of these guarantees.
Included in consolidated retained earnings at November 30, 2021 is approximately $218.3 million of undistributed earnings of the associated companies accounted for under the equity method of accounting.
Note 10.  Intangible Assets, Net and Goodwill
A summary of intangible assets, net and goodwill is as follows (in thousands):

	November 30,
	2021	2020
Indefinite lived intangibles:
Exchange and clearing organization membership interests and registrations	$7,732	$7,884

Amortizable intangibles:
Customer and other relationships, net of accumulated amortization of $128,012 and $119,694	42,808	51,285
Trademarks and tradename, net of accumulated amortization of $32,244 and $28,585	96,509	100,255
Other, net of accumulated amortization of $11,329 and $8,953	5,353	7,729
Total intangible assets, net	152,402	167,153

Goodwill:
Investment Banking and Capital Markets (1)	1,561,928	1,563,144
Asset Management	143,000	143,000
Real estate	36,711	36,711
Other operations	3,459	3,459
Total goodwill	1,745,098	1,746,314

Total intangible assets, net and goodwill	$1,897,500	$1,913,467

(1)    The decrease in Investment Banking and Capital Markets goodwill during the year ended November 30, 2021, primarily relates to translation adjustments.

Amortization expense on intangible assets was $14.2 million, $15.3 million and $14.6 million for the years ended November 30, 2021, 2020 and 2019, respectively.

The estimated aggregate future amortization expense for the intangible assets for each of the next five fiscal years is as follows (in thousands):

2022	$11,134
2023	9,900
2024	9,143
2025	8,632
2026	8,606
Goodwill Impairment Testing
We performed our annual impairment testing of goodwill within the Investment Banking and Capital Markets, and Asset Management reportable segments as of August 1, 2021. The quantitative goodwill impairment test is performed at our reporting unit level. The fair value of the reporting unit is compared with its carrying value, including goodwill and allocated intangible assets. If the fair value is in excess of the carrying value, the goodwill for the reporting unit is considered not to be impaired. If the fair value is less than the carrying value, an impairment loss is recognized as the difference between the fair value and carrying value of the reporting unit.
The estimated fair value of both the Investment Banking and Capital Markets reportable segment and the Asset Management reportable segment are based on valuation techniques that we believe market participants would use, although the valuation process requires significant judgment and often involves the use of significant estimates and assumptions. The methodologies we utilize in estimating fair value include price-to-earnings and price-to-book multiples of comparable public companies and/or projected cash flows. In addition, as the fair values determined under the market approach represent a noncontrolling interest, we applied a control premium to arrive at the estimated fair value of our reporting units on a controlling basis. An independent valuation specialist was engaged to assist with the valuation process at August 1, 2021. The results of our annual goodwill impairment test for both the Investment Banking and Capital Markets reportable segment and the Asset Management reportable segment did not indicate any goodwill impairment.

Intangible Asset Impairment Testing
We performed our annual impairment testing of intangible assets with an indefinite useful life, which consists of exchange and clearing organization membership interests and registrations within our Investment Banking and Capital Markets reportable segment, at August 1, 2021. We utilized quantitative assessments of membership interests and registrations that have available quoted sales prices as well as certain other membership interests and registrations that have declined in utilization and qualitative assessments were performed on the remainder of our indefinite-life intangible assets. In applying our quantitative assessments, we recognized immaterial impairment losses on certain exchange membership interests and registrations. With regard to our qualitative assessments of the remaining indefinite-life intangible assets, based on our assessments of market conditions, the utilization of the assets and the replacement costs associated with the assets, we have concluded that it is not more likely than not that the intangible assets are impaired.

Note 11.  Short-Term Borrowings
Our short-term borrowings, which mature in one year or less, are as follows (in thousands):

	November 30,
	2021	2020

Bank loans (1)	$215,063	$752,848
Floating rate puttable notes (1)	6,800	6,800
Equity-linked notes (2)	—	5,067
Total short-term borrowings	$221,863	$764,715

(1)    These short-term borrowings are recorded at cost in the Consolidated Statements of Financial Condition, which is a reasonable approximation of their fair values due to their liquid and short-term nature.
(2)    See Note 4 for further information on these notes.

At November 30, 2021 and 2020, the weighted average interest rate on short-term borrowings outstanding was 1.41% and 1.87% per annum, respectively.

Our bank loans include facilities that contain certain covenants that, among other things, require Jefferies Group to maintain a specified level of tangible net worth and impose certain restrictions on the future indebtedness of certain of Jefferies Group's subsidiaries that are borrowers. At November 30, 2021, Jefferies Group was in compliance with all covenants under these facilities. The outstanding balance of Jefferies Group's facilities, which are with a bank and are included within bank loans, were $200.0 million and $746.0 million at November 30, 2021 and 2020, respectively. Interest is based on a rate per annum at spreads over the federal funds rate, as defined in the credit agreements.

A bank has agreed to make revolving intraday credit advances to Jefferies Group ("Jefferies Group Intraday Credit Facility") for an aggregate committed amount of $150.0 million. The Jefferies Group Intraday Credit Facility is structured so that advances are generally repaid before the end of each business day. However, if an advance is not repaid by the end of any business day, the advance is converted to an overnight loan. Intraday loans accrue interest at a rate of 0.12% based on the number of minutes in a day the advance is outstanding. Overnight loans are charged interest at the base rate plus 3.00% on a daily basis. The base rate is the higher of the federal funds rate plus 0.50% or the prime rate in effect at that time. The Jefferies Group Intraday Credit Facility contains financial covenants, which include a minimum regulatory net capital requirement for Jefferies Group's U.S. broker-dealer, Jefferies LLC. At November 30, 2021, Jefferies Group was in compliance with all debt covenants under the Jefferies Group Intraday Credit Facility.

In addition, this bank also provides Jefferies Group a $200.0 million revolving credit facility with a termination date of September 12, 2022, which is used for margin calls at a domestic clearing corporation. Overnight loans are charged interest at a spread over the federal funds rate.

Another bank provides Jefferies Group committed revolving credit facilities for a total of $200.0 million, including a $150.0 million intraday component and a $50.0 million overnight component, that are used to fund Jefferies Group's Asia Pacific business activity. The intraday component is structured so that advances are generally repaid before the end of each business day. However, if an advance is not repaid by the end of any business day, the advance is converted to an overnight loan. Intraday loans accrue interest at a rate of 1.00%. Overnight loans are charged as agreed between the bank and Jefferies Group in reference to the bank's cost of funding.

Note 12.  Long-Term Debt
Principal amounts included in the table below are shown net of unamortized discounts, premiums and debt issuance costs (dollars in thousands).

	November 30,
	2021	2020
Parent Company Debt:
Senior Notes:
5.50% Senior Notes due October 18, 2023, $441,748 and $750,000 principal	$440,120	$745,883
6.625% Senior Notes due October 23, 2043, $250,000 principal	246,888	246,828
Total long-term debt – Parent Company	687,008	992,711

Subsidiary Debt (non-recourse to Parent Company):
Jefferies Group:
2.25% Euro Medium Term Notes, due July 13, 2022, $0 and $4,779 principal	—	4,638
5.125% Senior Notes, due January 20, 2023, $0 and $750,000 principal	—	759,901
1.00% Euro Medium Term Notes, due July 19, 2024, $566,150 and $597,350 principal	564,985	595,700
4.85% Senior Notes, due January 15, 2027, $750,000 principal (1)	775,550	809,039
6.45% Senior Debentures, due June 8, 2027, $350,000 principal	366,556	369,057
4.15% Senior Notes, due January 23, 2030, $1,000,000 principal	990,525	989,574
2.625% Senior Notes due October 15, 2031, $1,000,000 and $0 principal	988,059	—
2.75% Senior Notes, due October 15, 2032, $500,000 principal (1)	460,724	485,134
6.25% Senior Debentures, due January 15, 2036, $495,000 and $500,000 principal	505,267	510,834
6.50% Senior Notes, due January 20, 2043, $391,000 and $400,000 principal	409,926	419,826
Floating Rate Senior Notes, due October 29, 2071	61,703	—
Jefferies Group Unsecured Revolving Credit Facility	348,951	—
Structured Notes (2) (3)	1,843,598	1,712,245
Jefferies Group Revolving Credit Facility	248,982	189,732
Jefferies Group Secured Credit Facility	375,000	—
Jefferies Group Secured Bank Loan	100,000	50,000
HomeFed EB-5 Program debt	203,132	191,294
HomeFed construction loans	45,581	45,471
Foursight Capital Credit Facilities	82,626	129,000
Vitesse Energy Revolving Credit Facility	67,572	97,883
Total long-term debt – subsidiaries	8,438,737	7,359,328

Long-term debt	$9,125,745	$8,352,039

(1)    Amounts include net gains (losses) of $58.5 million and $(36.7) million during the years ended November 30, 2021 and 2020, respectively, associated with interest rate swaps based on designation as fair value hedges. See Notes 2 and 5 for further information.
(2)    These structured notes contain various interest rate payment terms and are accounted for at fair value, with changes in fair value resulting from a change in the instrument specific credit risk presented in Accumulated other comprehensive income (loss) and changes in fair value resulting from non-credit components recognized in Principal transactions revenues. Gains and losses in the fair value of structured notes resulting from non-credit components are recognized within Other operating activities in the Consolidated Statements of Cash Flow.
(3)    Of the $1.84 billion of structured notes at November 30, 2021, $12.0 million matures in 2022, $2.8 million matures in 2023, $3.9 million matures in 2024, $30.7 million matures in 2025, $35.5 million matures in 2026, and the remaining $1.76 billion matures in 2027 or thereafter.

At November 30, 2021, $1.50 billion of consolidated assets (primarily receivables and other assets) are pledged for indebtedness aggregating $747.9 million.
The aggregate annual mandatory redemptions of all long-term debt during the five fiscal years in the period ending November 30, 2026 are as follows (in millions):

2022	$57.1
2023	1,320.3
2024	1,062.1
2025	78.8
2026	55.7
Parent Company Debt
Our senior note indentures contain covenants that restrict our ability to incur more Indebtedness or issue Preferred Stock of Subsidiaries unless, at the time of such incurrence or issuance, the Company meets a specified ratio of Consolidated Debt to Consolidated Tangible Net Worth, limit the ability of the Company and Material Subsidiaries to incur, in certain circumstances, Liens, limit the ability of Material Subsidiaries to incur Funded Debt in certain circumstances, and contain other terms and restrictions all as defined in the senior note indentures. We have the ability to incur substantial additional indebtedness or make distributions to our shareholders and still remain in compliance with these restrictions. If we are unable to meet the specified ratio, we would not be able to issue additional Indebtedness or Preferred Stock, but our inability to meet the applicable ratio would not result in a default under our senior note indentures. The senior note indentures do not restrict the payment of dividends.
On October 8, 2021, we announced a tender offer for any and all of our $750.0 million outstanding 5.50% Senior Notes due October 18, 2023. During the fourth quarter of 2021, $308.3 million in aggregate principal amount of the notes were repurchased, for an aggregate cash payment of $332.7 million and we recognized a loss of approximately $26.0 million on the early redemption.
Subsidiary Debt
During the year ended November 30, 2021, structured notes with a total principal amount of approximately $175.6 million, net of retirements, were issued by Jefferies Group. In addition, Jefferies Group issued 2.625% senior notes with a principal amount of $1.0 billion, due October 15, 2031, and floating rate senior notes with a principal amount of $62.3 million, due October 29, 2071. Additionally, Jefferies Group redeemed its 5.125% senior notes, due January 20, 2023 and Jefferies Group recognized a loss of $33.4 million on the early redemption.

During April 2021, Jefferies Group entered into a Revolving Credit Facility ("Jefferies Group Revolving Credit Facility") with a group of commercial banks following the maturity of its previous revolving credit facility. At November 30, 2021, borrowings under the Jefferies Group Revolving Credit Facility amounted to $249.0 million. Interest is based on an adjusted London Interbank Offered Rate ("LIBOR"), as defined in the credit agreement. The Jefferies Group Revolving Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain specified levels of tangible net worth and liquidity amounts, and impose certain restrictions on future indebtedness of and require specified levels of regulated capital for certain of its subsidiaries. Throughout the period and at November 30, 2021, no instances of noncompliance with the Jefferies Group Revolving Credit Facility covenants occurred and Jefferies Group expects to remain in compliance given its current liquidity and anticipated funding requirements given its business plan and profitability expectations.

During May 2021, Jefferies Group entered into a Secured Credit Facility agreement ("Jefferies Group Secured Credit Facility") with a bank under which it has borrowed $375.0 million at November 30, 2021. Interest is based on a rate per annum at spreads over an Adjusted LIBOR Rate, as defined in the credit agreement. The Jefferies Group Secured Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain a specified level of tangible net worth. The covenants also require a certain subsidiary of Jefferies Group to maintain specified leverage amounts and impose certain restrictions on its future indebtedness. At November 30, 2021, Jefferies Group was in compliance with all covenants under the Jefferies Group Secured Credit Facility.

During August 2021, Jefferies Group entered into a senior unsecured revolving credit facility ("Jefferies Group Unsecured Revolving Credit Facility") agreement with a bank under which it has borrowed $349.0 million. Interest is based on a rate per annum at spreads over an Adjusted LIBOR Rate or a Base Rate, as defined in the credit agreement. The Jefferies Group

Unsecured Revolving Credit Facility contains certain covenants that, among other things, require Jefferies Group LLC to maintain a specified level of tangible net worth, net cash capital and a minimum regulatory net capital requirement for Jefferies LLC. At November 30, 2021, Jefferies Group was in compliance with all covenants under the Jefferies Group Unsecured Revolving Credit Facility.

During September 2021, one of Jefferies Group's subsidiaries amended a Loan and Security Agreement with a bank for a term loan ("Jefferies Group Secured Bank Loan") due to the maturity of its previous secured bank loan. At November 30, 2021, borrowings under the Jefferies Group Secured Bank Loan amounted to $100.0 million. The Jefferies Group Secured Bank Loan matures on September 13, 2024 and is collateralized by certain trading securities. Interest on the Jefferies Group Secured Bank Loan is 1.25% plus LIBOR. The agreement contains certain covenants that, among other things, restrict lien or encumbrance upon any of the pledged collateral. At November 30, 2021, Jefferies Group was in compliance with all covenants under the Jefferies Group Secured Bank Loan.

HomeFed funds certain of its real estate projects in part by raising funds under the Immigrant Investor Program administered by the U.S. Citizenship and Immigration Services pursuant to the Immigration and Nationality Act ("EB-5 Program"). This program was created to stimulate the U.S. economy through the creation of jobs and capital investments in U.S. companies by foreign investors. This debt is secured by certain real estate of HomeFed. At November 30, 2021, HomeFed was in compliance with all debt covenants which include, among other requirements, limitations on incurrence of debt, collateral requirements and restricted use of proceeds. Primarily all of HomeFed's EB-5 Program debt matures in 2024 and 2025.

At November 30, 2021, HomeFed has construction loans with an aggregate committed amount of $151.9 million. The proceeds are being used for construction at certain of its real estate projects. The outstanding principal amount of the loans bear interest based on spreads of 2.15% to 3.15% over the 30-day LIBOR, subject to adjustment on the first of each calendar month. At November 30, 2021, the weighted average interest rate on these loans was 3.24%. The loans mature between March 2022 and May 2024 and are collateralized by the property underlying the related project with a guarantee by HomeFed. At November 30, 2021 and 2020, $46.8 million and $46.2 million, respectively, was outstanding under the construction loan agreements.

At November 30, 2021, Foursight Capital's credit facilities consisted of two warehouse credit commitments aggregating $175.0 million. The $75.0 million credit facility matures in May 2023 and bears interest based on the one-month LIBOR plus a credit spread fixed through its maturity. The $100.0 million credit facility matures in November 2023 and bears interest based on a commercial paper rate plus a fixed spread. As a condition of the credit facilities, Foursight Capital is obligated to maintain cash reserves to comply with the hedging requirements of the credit commitment. The credit facilities are secured by first priority liens on automobile loan receivables owed to Foursight Capital of approximately $103.0 million at November 30, 2021. At November 30, 2021 and 2020, $82.8 million and $129.3 million, respectively, was outstanding under Foursight Capital's credit facilities.

Vitesse Energy has a revolving credit facility with a syndicate of banks that matures in April 2023 and has a maximum borrowing base of $140.0 million at November 30, 2021. Amounts outstanding under the facility at November 30, 2021 and 2020 were $68.0 million and $98.5 million, respectively. Borrowings under the facility have been made as Eurodollar loans that bear interest at adjusted LIBOR plus a spread ranging from 2.75% to 3.75% based on the borrowing base utilization percentage. The credit facility is guaranteed by Vitesse Energy's subsidiaries and is collateralized with a minimum of 85% of Vitesse Energy's proved reserve value of its oil and gas properties. Vitesse Energy's borrowing base is subject to regular re-determination on or about April 1 and October 1 of each year based on proved oil and gas reserves, hedge positions and estimated future cash flows from these reserves calculated using future commodity pricing provided by Vitesse Energy's lenders.

Note 13. Leases

We enter into lease and sublease agreements primarily for office space across our geographic locations. Information related to operating leases in the Consolidated Statements of Financial Condition is as follows (in thousands, except lease term and discount rate):

	November 30,
	2021	2020

Property, equipment and leasehold improvements, net - ROU assets	$472,014	$507,046

Weighted average:
Remaining lease term (in years)	10.0 years	10.6 years
Discount rate	2.9%	3.0%

The following table presents the maturities of our operating lease liabilities and a reconciliation to the Lease liabilities included in the Consolidated Statements of Financial Condition at November 30, 2021 and 2020 (in thousands):

	November 30,
	2021	2020
Fiscal Year

2021	$—	$72,491
2022	75,384	76,987
2023	71,383	67,164
2024	67,039	63,476
2025	66,939	64,563
2026	64,105	57,906
2027 and thereafter	290,686	284,289
Total undiscounted cash flows	635,536	686,876
Less: Difference between undiscounted and discounted cash flows	(87,470)	(102,431)
Operating leases amount in the Consolidated Statement of Financial Condition	548,066	584,445
Finance leases amount in the Consolidated Statement of Financial Condition	229	362
Total amount in the Consolidated Statement of Financial Condition	$548,295	$584,807

The following table presents our lease costs (in thousands):

	Year Ended November 30,
	2021	2020

Operating lease costs (1)	$79,701	$77,452
Variable lease costs (2)	11,168	13,576
Less: Sublease income	(7,191)	(7,590)
Total lease cost, net	$83,678	$83,438
(1)    Includes short-term leases, which are not material.
(2)    Includes property taxes, insurance costs, common area maintenance, utilities, and other costs that are not fixed. The amount also includes rent increases resulting from inflation indices and periodic market rent reviews.

Consolidated Statement of Cash Flows supplemental information is as follows (in thousands):

	Year Ended November 30,
	2021	2020

Cash outflows - lease liabilities	$79,437	$73,300
Non-cash - ROU assets recorded for new and modified leases	30,246	22,460

The amortization of the ROU assets is included within Other adjustments on the Consolidated Statements of Cash Flows.

Rental expense, net of sublease rental income, was $65.6 million for the year ended November 30, 2019.

Note 14.  Mezzanine Equity
Redeemable Noncontrolling Interests
At November 30, 2021 and 2020, redeemable noncontrolling interests include other redeemable noncontrolling interests of $25.4 million and $24.7 million, respectively, primarily related to our oil and gas exploration and development businesses.
Mandatorily Redeemable Convertible Preferred Shares
We have one series of callable mandatorily redeemable cumulative convertible preferred shares ("Preferred Shares"). Our 125,000 Preferred Shares are callable beginning January 2023 at a price of $1,000 per share, plus accrued interest and are mandatorily redeemable in 2038 for $125.0 million. The Preferred Shares have a dividend rate equal to the sum of 3.25% annual, cumulative cash dividend, plus an additional quarterly payment based on the amount by which our common stock dividends exceed $0.0625 per common share. The Preferred Shares are currently convertible into 4,440,863 common shares, an effective conversion price of $28.15 per share. Based on the current quarterly dividend of $0.30 per common share, the effective rate on these Preferred Shares is approximately 6.6%.
Note 15.  Compensation Plans
Equity Compensation Plan
Upon completion of our combination with Jefferies Group in 2013, we assumed its 2003 Incentive Compensation Plan, as Amended and Restated (the "Incentive Plan"). The Incentive Plan allowed awards in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, RSUs, dividend equivalents or other share-based awards. We also assumed the 1999 Directors' Stock Compensation Plan, as Amended and Restated July 25, 2013 (the "Directors' Plan"), which provided for equity awards to our non-employee directors.
On March 25, 2021, a new Equity Compensation Plan (the "ECP") was approved by shareholders. The ECP replaced the Incentive Plan and Directors' Plan; no further awards will be granted under the replaced plans. The ECP is an omnibus plan authorizing a variety of equity award types, as well as cash incentive awards, to be used for employees, non-employee directors and other service providers.
Restricted stock awards are grants of our common shares that require service as a condition of vesting. RSUs give a participant the right to receive shares if service or performance conditions are met, and which may specify an additional deferral period allowing a participant to hold an interest tied to common stock on a tax deferred basis. Prior to settlement, RSUs carry no voting or dividend rights associated with the stock ownership, but dividend equivalents are accrued to the extent there are dividends declared on the underlying common shares as cash amounts or as deemed reinvestments in additional RSUs.

Restricted stock and RSUs may be granted to new employees as "sign-on" awards, to existing employees as "retention" awards and to certain executive officers as incentive awards. Sign-on and retention awards are generally subject to annual ratable vesting over a multi-year service period and are amortized as compensation expense on a straight-line basis over the service period. Restricted stock and RSUs are granted to certain senior executives and may contain market, performance and/or service conditions. Market conditions are incorporated into the grant-date fair value of senior executive awards using a Monte Carlo valuation model. Compensation expense for awards with market conditions is recognized over the service period and is not reversed if the market conditions are not met. Awards with performance conditions are amortized over the service period if, and to the extent, it is determined to be probable that the performance condition will be achieved. If awards are forfeited due to failure to achieve performance conditions or failure to satisfy service conditions, any previously recognized expense for such awards is reversed.
The Deferred Compensation Plan (the "DCP") and the Employee Stock Purchase Plan (the "ESPP") have been implemented under both the prior Incentive Plan and the new ECP. The DCP permits eligible executive officers and other employees to defer cash compensation, which may be deemed invested in stock units or directed among other investment alternatives. Stock units generally have been acquired at a discounted price, which encourages employee participation in the DCP and enhances long-

term retention of equity interests by participants and aligns executive interests with those of shareholders. The ESPP allows eligible employees to make payroll contributions that are used to acquire shares of our stock, generally at a discounted price.
The number of equity awards available under the ECP was initially set at 12,000,000. At November 30, 2021, 9,105,938 common shares remained available for new grants under the ECP. Shares issued pursuant to the DCP and ESPP reduce the shares available under the ECP.
The following table details the activity in restricted stock during the years ended November 30, 2021, 2020 and 2019 (in thousands, except per share amounts):

	Restricted Stock	Weighted- Average Grant Date Fair Value

Balance at December 1, 2018	1,795	$22.42
Grants	518	$19.57
Forfeited	—	$—
Fulfillment of vesting requirement	(305)	$20.09
Balance at November 30, 2019	2,008	$22.04
Grants	115	$13.20
Forfeited	(21)	$23.38
Fulfillment of vesting requirement	(619)	$19.99
Balance at November 30, 2020	1,483	$22.19
Grants	337	$30.81
Forfeited	(40)	$24.92
Fulfillment of vesting requirement	(196)	$23.55
Balance at November 30, 2021	1,584	$23.78

The following table details the activity in RSUs during the years ended November 30, 2021, 2020 and 2019 (in thousands, except per share amounts):

			Weighted-Average Grant Date Fair Value
	Future Service Required	No Future Service Required	Future Service Required	No Future Service Required

Balance at December 1, 2018	2	10,309	$26.90	$26.48
Grants	10	1,308	$18.83	$18.15
Distributions of underlying shares	—	(166)	$—	$25.91
Forfeited	—	—	$—	$—
Fulfillment of service requirement (1)	(2)	4,216	$26.90	$9.99
Balance at November 30, 2019	10	15,667	$18.83	$21.35
Grants	14	487	$13.20	$15.73
Distributions of underlying shares	—	(88)	$—	$25.48
Forfeited	—	—	$—	$—
Fulfillment of service requirement (1)	(3)	2,477	$18.83	$19.80
Balance at November 30, 2020	21	18,543	$14.99	$20.97
Grants	80	445	$27.10	$30.03
Distributions of underlying shares	—	(1,803)	$—	$26.32
Forfeited	—	—	$—	$—
Fulfillment of vesting requirement (1)	(53)	8	$25.03	$15.52
Balance at November 30, 2021	48	17,193	$24.07	$20.64

(1)    Fulfillment of vesting requirement during the years ended November 30, 2021, 2020 and 2019, includes 0 RSUs, 2,474 RSUs and 4,214 RSUs, respectively, related to the senior executive compensation plans.

During the years ended November 30, 2021, 2020 and 2019, grants include approximately 445,000, 484,000 and 1,298,000, respectively, of dividend equivalents declared on RSUs; the weighted-average grant date fair values of the dividend equivalents were approximately $30.03, $15.73 and $18.15, respectively. Grants in 2019 include shares as a result of the adjustment of outstanding awards in connection with our distribution of shares of Spectrum Brands as a dividend.

Senior Executive Compensation Plan

The Compensation Committee of our Board of Directors approved an executive compensation plan for our senior executives for compensation year 2019 (the "2019 Plan") and compensation year 2020 (the "2020 Plan"). For each senior executive, the Compensation Committee targeted long-term compensation of $22.5 million per year under the 2019 Plan and 2020 Plan with a target of $16.0 million in long-term equity in the form of RSUs and a target of $6.5 million in cash for both plan years. To receive targeted long-term equity, our senior executives had to achieve 9% growth on a multi-year compounded basis in Jefferies' total shareholder return ("TSR") and to receive targeted cash, our senior executives had to achieve 9% growth in annual Jefferies' Return on Tangible Deployable Equity ("ROTDE"). If TSR and ROTDE were less than 6%, our senior executives would receive no incentive compensation. If TSR growth rates were greater than 9%, our senior executives were eligible to receive up to 75% additional incentive compensation relative to our peer companies. If ROTDE growth rates were greater than 9%, our senior executives were eligible to receive up to 75% additional incentive compensation on an interpolated basis up to 12% growth rates.

In December 2020, the Compensation Committee of our Board of Directors granted our senior executives nonqualified stock options and stock appreciation rights ("SARs"). The total initial fair value of the stock options and SARs were recorded as expense at the time of the grant, as both awards have no future service requirements. The SARs initially provided for settlement in cash but, at the sole discretion of the Compensation Committee, the awards could be converted irrevocably to a stock-settled award. Accordingly, the SARs were initially determined to be liability-classified share-based awards. In March 2021, the Compensation Committee exercised its discretion and converted the SARs to stock-settled awards, and at which time they became equity-classified share-based awards. As a result, a total of 2,506,266 stock options, with an exercise price of $23.75, were issued to each of our senior executives. The SARs included excess dividend rights, which provide for crediting to the executive a cash amount equal to two times the amount of any quarterly dividend paid in the 9.5 years after grant to the extent the dividend exceeds the quarterly dividend rate in effect at the time of grant for each share underlying the granted SARs (including after conversion to stock options). Beginning in March 2021, the credited amounts are converted to share units at the dividend payment date, to be settled by issuance of shares 9.5 years after grant of the SARs. All of the stock options vest in three equal annual tranches beginning December 6, 2021, with a final expiration date of December 5, 2030. For the year ended November 30, 2021, we recorded $48.6 million of total Compensation and benefits expense relating to the stock options and SARs. At November 30, 2021, 5,012,532 of our common shares were designated for the senior executive nonqualified stock options.

We use the fair value method in recognizing stock-based compensation expense. Under the fair value method, we estimate the fair value of each stock option award on the grant date using the Black-Scholes option pricing model. The below includes both the options granted in December 2020 and the SARs, fair valued as of the time when the liability settled award was converted to an equity settled option award in March 2021. The following summary presents the weighted-average assumptions used for the senior executive stock options issued during 2021:

Risk free interest rate	0.8%
Expected volatility	32.9%
Expected dividend yield	2.6%
Expected life	5.8 years
Weighted-average fair value per grant	$7.43

The risk-free interest rate was based on the U.S. Treasury yield for zero-coupon U.S. Treasury notes with maturities approximating each grant's expected life. Expected life assumed options are exercised midway between the vesting date and expiration date. The expected volatility was based on the historical behavior of the Company's stock price using the expected life. Dividend yield was based on our current dividend yield at the time of grant. The fair value of the excess dividend rights was determined by means of a Monte Carlo simulation.
The following table details the activity in RSUs related to the senior executive compensation plan targeted number of shares during the years ended November 30, 2021, 2020 and 2019 (in thousands, except per share amounts):

	Target Number of Shares	Weighted- Average Grant Date Fair Value

Balance at December 1, 2018	9,468	$18.52
Grants	1,237	$13.63
Forfeited	—	$—
Fulfillment of vesting requirement	(4,214)	$9.98
Balance at November 30, 2019	6,491	$23.13
Grants	187	$15.19
Forfeited	(15)	$19.01
Fulfillment of vesting requirement	(2,474)	$19.80
Balance at November 30, 2020	4,189	$24.75
Grants	74	$29.81
Forfeited	(1,396)	$25.31
Fulfillment of vesting requirement	—	$—
Balance at November 30, 2021	2,867	$25.43
During the years ended November 30, 2021, 2020 and 2019, grants include approximately 74,000, 139,000 and 602,000, respectively, of dividend equivalents declared on RSUs; the weighted-average grant date fair values of the dividend equivalents were approximately $29.81, $15.82 and $18.08, respectively. During the years ended November 30, 2020 and 2019, grants include approximately 48,000 and 635,000, respectively, of RSUs issued as a result of superior performance pursuant to the 2016 compensation year award.

Other Compensation Plans
Other Stock-Based Plans. In connection with the HomeFed merger in 2019, each HomeFed stock option was converted into an option to purchase two Jefferies common shares. At November 30, 2021, 2020 and 2019, 96,000, 313,000 and 325,000, respectively, of our common shares were designated for the HomeFed stock options.
Restricted Cash Awards.  Jefferies Group provides compensation to certain new and existing employees in the form of loans and/or other cash awards that are subject to ratable vesting terms with service requirements. These awards are amortized as compensation expense over the relevant service period, which is generally considered to start at the beginning of the annual compensation year. During the fourth quarter of 2021 and the fourth quarter of 2020, Jefferies Group amended certain provisions of a set of cash awards that had been granted as part of compensation at previous year ends to remove any service requirements for vesting in the awards. Compensation expense of $188.3 million and $179.6 million was recorded during the years ended November 30, 2021 and November 30, 2020, as a result of these amendments. At November 30, 2021, the remaining unamortized amount of the restricted cash awards was $197.7 million and is included within Other assets in the Consolidated Statement of Financial Condition; this cost is expected to be recognized over a weighted average period of three years.
Share-Based Compensation Expense
Share-based compensation expense relating to grants made under our share-based compensation plans was $78.2 million (including $48.6 million related to the senior executive stock options and SARs, as discussed above), $40.0 million and $49.8 million for the years ended November 30, 2021, 2020 and 2019, respectively. Total compensation cost includes the amortization of sign-on, retention and senior executive awards, less forfeitures and clawbacks. At November 30, 2021, total unrecognized compensation cost related to nonvested share-based compensation plans was $23.9 million; this cost is expected to be recognized over a weighted-average period of 2.2 years.
At November 30, 2021, there were 1,584,000 shares of restricted stock outstanding with future service required, 2,915,000 RSUs outstanding with future service required (including target RSUs issuable under the senior executive compensation plan), 17,193,000 RSUs outstanding with no future service required, 5,109,000 stock options outstanding and 1,126,000 shares issuable under other plans. Additionally, the Preferred Shares are currently convertible into 4,440,863 common shares at an effective conversion price of $28.15 per share. The maximum potential increase to common shares outstanding resulting from these outstanding awards and the Preferred Shares is 30,784,000 at November 30, 2021.
Note 16.  Accumulated Other Comprehensive Income (Loss)
Activity in accumulated other comprehensive income (loss) is reflected in the Consolidated Statements of Comprehensive Income (Loss) and Consolidated Statements of Changes in Equity but not in the Consolidated Statements of Operations. A summary of accumulated other comprehensive income (loss), net of taxes is as follows (in thousands):

	November 30,
	2021	2020	2019

Net unrealized gains on available for sale securities	$269	$513	$141
Net unrealized foreign exchange losses	(166,499)	(156,718)	(192,709)
Net unrealized losses on instrument specific credit risk	(153,672)	(71,151)	(18,889)
Net minimum pension liability	(52,241)	(61,561)	(61,582)
	$(372,143)	$(288,917)	$(273,039)

Significant amounts reclassified out of accumulated other comprehensive income (loss) to net income are as follows (in thousands):

Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Consolidated Statement of Operations
	Year Ended November 30,
	2021	2020

Net unrealized gains (losses) on instrument specific credit risk, net of income tax provision (benefit) of $599 and $146	$1,861	$397	Principal transactions revenues
Amortization of defined benefit pension plan actuarial losses, net of income tax benefit of $(1,054) and $(957)	(3,138)	(2,872)	Selling, general and other expenses, which includes pension expense. See Note 17 for information on this component.
Total reclassifications for the period, net of tax	$(1,277)	$(2,475)

During the second quarter of 2019, we completed the sale of our available for sale portfolio. In connection therewith, we recognized a tax benefit of $544.6 million during the year ended November 30, 2019. Unrealized gains and losses on available for sale securities, and their associated tax impacts, are recorded directly to equity as part of the Accumulated other comprehensive income (loss) balance. Following the portfolio approach, when unrealized gains and losses and their associated tax impacts are recorded at a then current tax rate, and then realized later at a different tax rate, the difference between the tax impact initially recorded in Accumulated other comprehensive income (loss) and the tax impact removed from Accumulated other comprehensive income (loss) upon realization remains in Accumulated other comprehensive income (loss) until the disposal of the portfolio and is referred to as a "lodged tax effect." Large changes in the fair value of our available for sale securities, primarily during 2008 through 2010, combined with fluctuations in our tax rate during those periods, generated a lodged tax benefit of $544.6 million. As a result of steps to improve our Corporate investment management efforts, we sold the remaining portion of our available for sale portfolio in the second quarter of 2019, which resulted in the realization of the $544.6 million tax benefit. While this realization did not impact total equity, it resulted in a tax benefit reflected in the Consolidated Statement of Operations of $544.6 million and, as a result, Retained earnings increased and Accumulated other comprehensive income (loss) decreased by corresponding amounts. The remaining net unrealized gains on available for sale securities at November 30, 2021 and 2020 represent Jefferies Group's share of Berkadia's net unrealized gains on available for sale securities recorded under the equity method of accounting.

Note 17.  Pension Plans and Postretirement Benefits
U.S. Pension Plans
Pursuant to the agreement to sell one of our former subsidiaries, WilTel Communications Group, LLC, ("WilTel") the responsibility for WilTel's defined benefit pension plan was retained by us. All benefits under this plan were frozen as of October 30, 2005. Prior to the acquisition of Jefferies Group, Jefferies Group sponsored a defined benefit pension plan covering certain employees; benefits under that plan were frozen as of December 31, 2005.
A summary of activity with respect to both plans is as follows (in thousands):

	Year Ended November 30,
	2021	2020
Change in projected benefit obligation:
Projected benefit obligation, beginning of year	$236,572	$218,874
Interest cost	4,946	6,349
Actuarial (gains) losses	(4,977)	22,475
Settlement payments	—	(2,476)
Benefits paid	(9,813)	(8,650)
Projected benefit obligation, end of year	$226,728	$236,572

Change in plan assets:
Fair value of plan assets, beginning of year	$190,220	$166,071
Actual return on plan assets	13,619	29,376
Employer contributions	7,089	8,688
Benefits paid	(9,813)	(8,650)
Settlement payments	—	(2,476)
Administrative expenses	(1,900)	(2,789)
Fair value of plan assets, end of year	$199,215	$190,220

Funded status at end of year	$(27,513)	$(46,352)
As of November 30, 2021 and 2020, $44.9 million and $57.3 million, respectively, of the net amount recognized in the Consolidated Statements of Financial Condition was reflected as a charge to Accumulated other comprehensive income (loss) (substantially all of which were cumulative losses) and $27.5 million and $46.4 million, respectively, was reflected as accrued pension cost.

The following table summarizes the components of net periodic pension cost and other amounts recognized in other comprehensive income (loss) excluding taxes (in thousands):

	Year Ended November 30,
	2021	2020	2019
Components of net periodic pension cost:
Interest cost	$4,946	$6,349	$8,070
Expected return on plan assets	(8,433)	(7,934)	(7,456)
Settlement charge	—	376	—
Actuarial losses	4,192	3,453	1,897
Net periodic pension cost	$705	$2,244	$2,511

Amounts recognized in other comprehensive income (loss):
Net (gains) losses arising during the period	$(8,264)	$3,821	$9,576
Settlement charge	—	(376)	—
Amortization of net loss	(4,192)	(3,453)	(1,897)
Total recognized in other comprehensive income (loss)	$(12,456)	$(8)	$7,679

Net amount recognized in net periodic benefit cost and other comprehensive income (loss)	$(11,751)	$2,236	$10,190
The amounts in Accumulated other comprehensive income (loss) at November 30, 2021 and 2020 have not yet been recognized as components of net periodic pension cost in the Consolidated Statements of Operations.
We do not expect to make any employer contributions during the year ended November 30, 2022.
The assumptions used are as follows:

	November 30,
	2021	2020
WilTel Plan
Discount rate used to determine benefit obligation	2.60%	2.20%
Weighted-average assumptions used to determine net pension cost:
Discount rate	2.20%	3.00%
Expected long-term return on plan assets	7.00%	7.00%

Jefferies Group Plan
Discount rate used to determine benefit obligation	2.40%	2.00%
Weighted-average assumptions used to determine net pension cost:
Discount rate	2.00%	2.90%
Expected long-term return on plan assets	5.00%	6.25%

The following pension benefit payments are expected to be paid (in thousands):

Fiscal Year:
2022	$13,461
2023	12,407
2024	13,559
2025	13,104
2026	13,820
2027 – 2031	70,236

U.S. Plan Assets
The information below on the plan assets for the WilTel plan and the Jefferies Group plan is presented separately for the plans as the investments are managed independently.
WilTel Plan Assets
The current investment objectives are designed to close the funding gap while mitigating funded status volatility through a combination of liability hedging and investment returns. As plan funded status improves, the asset allocation will move along a predetermined, de-risking glide path that reallocates capital from growth assets to liability-hedging assets in order to reduce funded status volatility and lock in funded status gains. Plan assets are split into two separate portfolios, each with different asset mixes and objectives. The portfolios are valued at their NAV as a practical expedient for fair value.
•The Growth Portfolio consists of global equities and high yield investments.
•The Liability-Driven Investing ("LDI") Portfolio consists of long duration credit bonds and a suite of long duration, Treasury-based instruments designed to provide capital-efficient interest rate exposure as well as target specific maturities. The objective of the LDI Portfolio is to seek to achieve performance similar to the WilTel plan's liability by seeking to match the interest rate sensitivity and credit sensitivity. The LDI Portfolio is managed to mitigate volatility in funded status deriving from changes in the discounted value of benefit obligations from market movements in the interest rate and credit components of the underlying discount curve.
To develop the assumption for the expected long-term rate of return on plan assets, we considered the following underlying assumptions: 2.3% current expected inflation, (0.5)% to 0.0% real rate of return for long duration risk free investments and an additional 1.5% to 2.5% return premium for corporate credit risk. For U.S. and international equity, we assume an equity risk premium over risk-free assets equal to 5.5%. We then weighted these assumptions based on invested assets and assumed that investment expenses were offset by expected returns in excess of benchmarks, which resulted in the selection of the 7.0% expected long-term rate of return assumption for 2021.
Jefferies Group Plan Assets
Jefferies Group has an agreement with an external investment manager to invest and manage the plan's assets under a strategy using a combination of two portfolios. The investment manager allocates the plan's assets between a growth portfolio and a liability-driven portfolio according to certain target allocations and tolerance bands that are agreed to by Jefferies Group's Administrative Committee of the U.S. Pension Plan. Such target allocations will take into consideration the plan's funded ratio. The manager will also monitor the strategy and, as the plan's funded ratio change over time, will rebalance the strategy, if necessary, to be within the agreed tolerance bands and target allocations. The portfolios are comprised of certain common collective investment trusts that are established and maintained by the investment manager. The common collective trusts are valued at their NAV as a practical expedient for fair value.
Other
We have defined contribution pension plans, including 401(k) plans, that cover certain employees. Amounts charged to expense related to such plans were $9.8 million, $9.5 million and $8.8 million for the years ended November 30, 2021, 2020 and 2019, respectively.

Note 18. Revenues from Contracts with Customers
The following table presents our total revenues separated for our revenues from contracts with customers and our other sources of revenues (in thousands):

	Year Ended November 30,
	2021	2020	2019
Revenues from contracts with customers:
Commissions and other fees	$896,015	$822,248	$675,772
Investment banking	4,365,699	2,501,494	1,526,992
Other	880,088	599,485	587,364
Total revenues from contracts with customers	6,141,802	3,923,227	2,790,128

Other sources of revenue:
Principal transactions	1,623,713	1,916,508	559,300
Interest income	943,336	997,555	1,603,940
Other	331,032	118,640	405,288
Total revenues from other sources	2,898,081	3,032,703	2,568,528

Total revenues	$9,039,883	$6,955,930	$5,358,656

Revenues from contracts with customers are recognized when, or as, we satisfy our performance obligations by transferring the promised goods or services to the customers. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied over time is recognized by measuring our progress in satisfying the performance obligation in a manner that depicts the transfer of the goods or services to the customer. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that we determine the customer obtains control over the promised good or service. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for those promised goods or services (the "transaction price"). In determining the transaction price, we consider multiple factors, including the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainties with respect to the amount are resolved. In determining when to include variable consideration in the transaction price, we consider the range of possible outcomes, the predictive value of our past experiences, the time period of when uncertainties expect to be resolved and the amount of consideration that is susceptible to factors outside of our influence, such as market volatility or the judgment and actions of third-parties.

The following provides detailed information on the recognition of our revenues from contracts with customers:
Commissions and Other Fees. We earn commission and other fee revenues by executing, settling and clearing transactions for clients primarily in equity, equity-related and futures products. Trade execution and clearing services, when provided together, represent a single performance obligation as the services are not separately identifiable in the context of the contract. Commission revenues associated with combined trade execution and clearing services, as well as trade execution services on a standalone basis, are recognized at a point in time on trade-date. Commission revenues are generally paid on settlement date and we record a receivable between trade-date and payment on settlement date. We permit institutional customers to allocate a portion of their gross commissions to pay for research products and other services provided by third-parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. We act as an agent in the soft dollar arrangements as the customer controls the use of the soft dollars and directs our payments to third-party service providers on its behalf. Accordingly, amounts allocated to soft dollar arrangements are netted against commission revenues in the Consolidated Statements of Operations. We also earn investment research fees for the sales of our proprietary investment research when a contract with a client has been identified. The delivery of investment research services represents a distinct performance obligation that is satisfied over time when the performance obligation is to provide ongoing access to a research platform or research analysts, with fees recognized on a straight-line basis over the period in which the performance obligation is satisfied. The performance obligation is satisfied at a point in time when the performance obligation is to provide individual interactions with research analysts or research events, with fees recognized on the interaction date.
We earn account advisory and distribution fees in connection with wealth management services. Account advisory fees are recognized over time using the time-elapsed method as we determined that the customer simultaneously receives and consumes the benefits of investment advisory services as they are provided. Account advisory fees may be paid in advance of a specified service period or in arrears at the end of the specified service period (e.g., quarterly). Account advisory fees paid in advance are initially deferred within Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. Distribution fees are variable and recognized when the uncertainties with respect to the amounts are resolved.
Investment Banking. We provide our clients with a full range of financial advisory and underwriting services. Revenues from financial advisory services primarily consist of fees generated in connection with merger, acquisition and restructuring transactions. Advisory fees from mergers and acquisitions engagements are recognized at a point in time when the related transaction is completed, as the performance obligation is to successfully broker a specific transaction. Fees received prior to the completion of the transaction are deferred within Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. Advisory fees from restructuring engagements are recognized over time using a time elapsed measure of progress as our clients simultaneously receive and consume the benefits of those services as they are provided. A significant portion of the fees we receive for our advisory services are considered variable as they are contingent upon a future event (e.g., completion of a transaction or third-party emergence from bankruptcy) and are excluded from the transaction price until the uncertainty associated with the variable consideration is subsequently resolved, which is expected to occur upon achievement of the specified milestone. Payment for advisory services are generally due promptly upon completion of a specified milestone or, for retainer fees, periodically over the course of the engagement. We recognize a receivable between the date of completion of the milestone and payment by the customer. Expenses associated with investment banking advisory engagements are deferred only to the extent they are explicitly reimbursable by the client and the related revenue is recognized at a point in time. All other investment banking advisory related expenses, including expenses incurred related to restructuring assignments, are expensed as incurred. All investment banking advisory expenses are recognized within their respective expense category in the Consolidated Statements of Operations and any expenses reimbursed by our clients are recognized as Investment banking revenues.
Underwriting services include underwriting and placement agent services in both the equity and debt capital markets, including private equity placements, initial public offerings, follow-on offerings and equity-linked securities transactions and structuring, underwriting and distributing public and private debt, including investment grade debt, high yield bonds, leveraged loans, municipal bonds and mortgage-backed and asset-backed securities. Underwriting and placement agent revenues are recognized at a point in time on trade-date, as the client obtains the control and benefit of the underwriting offering at that point. Costs associated with underwriting transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded, and are recorded on a gross basis within underwriting costs in the Consolidated Statements of Operations as we are acting as a principal in the arrangement. Any expenses reimbursed by our clients are recognized as Investment banking revenues.

Asset Management Fees. We earn management and performance fees, recorded in Other revenues, in connection with investment advisory services provided to various funds and accounts, which are satisfied over time and measured using a time elapsed measure of progress as the customer receives the benefits of the services evenly throughout the term of the contract. Management and performance fees are considered variable as they are subject to fluctuation (e.g., changes in assets under management, market performance) and/or are contingent on a future event during the measurement period (e.g., meeting a specified benchmark) and are recognized only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty is resolved. Management fees are generally based on month-end assets under management or an agreed upon notional amount and are included in the transaction price at the end of each month when the assets under management or notional amount is known. Performance fees are received when the return on assets under management for a specified performance period exceed certain benchmark returns, "high-water marks" or other performance targets. The performance period related to our performance fees is annual or semi-annual. Accordingly, performance fee revenue will generally be recognized only at the end of the performance period to the extent that the benchmark return has been met.
Manufacturing Revenues. Idaho Timber's primary business consists of the sale of lumber that is manufactured or remanufactured at one of its locations. Agreements with customers for these sales specify the type, quantity and price of products to be delivered as well as the delivery date and payment terms. The transaction price is fixed at the time of sale and revenue is generally recognized when the customer takes control of the product. Manufacturing revenues are included in Other revenues.

Disaggregation of Revenue
The following presents our revenues from contracts with customers disaggregated by major business activity and primary geographic regions (in thousands):

	Reportable Segments
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Reconciling Items -Consolidation Adjustments	Total
Year Ended November 30, 2021
Major Business Activity:
Investment Banking - Advisory	$1,873,560	$—	$—	$—	$—	$1,873,560
Investment Banking - Underwriting	2,492,389	—	—	—	(250)	2,492,139
Equities (1)	881,957	—	—	—	(297)	881,660
Fixed Income (1)	14,355	—	—	—	—	14,355
Asset Management	—	14,837	—	—	—	14,837
Manufacturing revenues	—	—	538,628	—	—	538,628
Oil and gas revenues	—	—	182,973	—	—	182,973
Other revenues	—	—	143,650	—	—	143,650
Total revenues from contracts with customers	$5,262,261	$14,837	$865,251	$—	$(547)	$6,141,802

Primary Geographic Region:
Americas	$4,250,188	$14,218	$862,359	$—	$(547)	$5,126,218
Europe	766,746	619	1,863	—	—	769,228
Asia Pacific	245,327	—	1,029	—	—	246,356
Total revenues from contracts with customers	$5,262,261	$14,837	$865,251	$—	$(547)	$6,141,802

	Reportable Segments
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Reconciling Items -Consolidation Adjustments	Total
Year Ended November 30, 2020
Major Business Activity:
Investment Banking - Advisory	$1,053,500	$—	$—	$—	$—	$1,053,500
Investment Banking - Underwriting	1,447,994	—	—	—	—	1,447,994
Equities (1)	807,350	—	—	—	(1,010)	806,340
Fixed Income (1)	15,908	—	—	—	—	15,908
Asset Management	—	14,702	—	—	—	14,702
Manufacturing revenues	—	—	421,434	—	—	421,434
Oil and gas revenues	—	—	102,210	—	—	102,210
Other revenues	—	—	61,139	—	—	61,139
Total revenues from contracts with customers	$3,324,752	$14,702	$584,783	$—	$(1,010)	$3,923,227

Primary Geographic Region:
Americas	$2,742,298	$9,754	$582,719	$—	$(1,010)	$3,333,761
Europe	401,853	4,948	1,698	—	—	408,499
Asia Pacific	180,601	—	366	—	—	180,967
Total revenues from contracts with customers	$3,324,752	$14,702	$584,783	$—	$(1,010)	$3,923,227

	Reportable Segments
	Investment Banking and Capital Markets	Asset Management	Merchant Banking	Corporate	Reconciling Items -Consolidation Adjustments	Total
Year Ended November 30, 2019
Major Business Activity:
Investment Banking - Advisory	$767,421	$—	$—	$—	$—	$767,421
Investment Banking - Underwriting	761,264	—	—	—	(1,693)	759,571
Equities (1)	662,804	—	—	—	(537)	662,267
Fixed Income (1)	13,505	—	—	—	—	13,505
Asset Management	—	23,188	—	—	—	23,188
Manufacturing revenues	—	—	324,659	—	—	324,659
Oil and gas revenues	—	—	173,626	—	—	173,626
Other revenues	—	—	65,891	—	—	65,891
Total revenues from contracts with customers	$2,204,994	$23,188	$564,176	$—	$(2,230)	$2,790,128

Primary Geographic Region:
Americas	$1,751,524	$16,334	$562,837	$—	$(537)	$2,330,158
Europe	374,411	6,854	935	—	(1,693)	380,507
Asia Pacific	79,059	—	404	—	—	79,463
Total revenues from contracts with customers	$2,204,994	$23,188	$564,176	$—	$(2,230)	$2,790,128

(1)    Revenues from contracts with customers associated with the equities and fixed income businesses primarily represent commissions and other fee revenue.
Information on Remaining Performance Obligations and Revenue Recognized from Past Performance
We do not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligations with an original expected duration exceeding one year was not material at November 30, 2021. Investment banking advisory fees that are contingent upon completion of a specific milestone and fees associated with certain distribution services are also excluded as the fees are considered variable and not included in the transaction price at November 30, 2021.
During the years ended November 30, 2021, 2020 and 2019, we recognized $50.0 million, $11.1 million and $27.6 million, respectively, of revenues related to performance obligations satisfied (or partially satisfied) in previous periods, mainly due to resolving uncertainties in variable consideration that was constrained in prior periods. In addition, we recognized $12.1 million, $17.6 million and $21.7 million during the years ended November 30, 2021, 2020 and 2019, respectively, of revenues primarily associated with distribution services, a portion of which relates to prior periods.
Contract Balances
The timing of our revenue recognition may differ from the timing of payment by customers. We record a receivable when revenue is recognized prior to payment and we have an unconditional right to payment, and we record a contract asset when we have transferred goods, services or assets to a customer, but payment is contingent upon additional performance obligations. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied.
We had receivables related to revenues from contracts with customers of $298.7 million and $332.5 million at November 30, 2021 and 2020, respectively, and we had contract assets related to revenues from contracts with customers of $25.2 million at November 30, 2021. We had no significant impairments related to these receivables or contract assets during the years ended November 30, 2021, 2020 and 2019.

Our deferred revenue primarily includes deferred revenue related to our real estate operations and retainer and milestone fees received in investment banking advisory engagements where the performance obligations have not yet been satisfied. Deferred revenues were $49.7 million and $14.8 million at November 30, 2021 and 2020, respectively, which are recorded in Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. During the years ended November 30, 2021, 2020 and 2019, we recognized $10.8 million, $10.9 million and $13.0 million, respectively, of deferred revenue from the balance at November 30, 2020, November 30, 2019 and November 30, 2018, respectively.
Contract Costs
We capitalize costs to fulfill contracts associated with investment banking advisory engagements where the revenue is recognized at a point in time and the costs are determined to be recoverable. Capitalized costs to fulfill a contract are recognized at the point in time that the related revenue is recognized.
At November 30, 2021 and 2020, capitalized costs to fulfill a contract were $1.6 million and $1.8 million, respectively, which are recorded in Receivables in the Consolidated Statements of Financial Condition. We recognized expenses of $1.7 million, $5.1 million and $4.1 million during the years ended November 30, 2021, 2020 and 2019, respectively, related to costs to fulfill a contract that were capitalized as of the beginning of the year. There were no significant impairment charges recognized in relation to these capitalized costs during the years ended November 30, 2021, 2020 and 2019.
Note 19.  Income Taxes
The provision for income taxes is as follows (in thousands):

	Year Ended November 30,
	2021	2020	2019
Current taxes:
U.S. Federal	$322,551	$90,350	$(10,000)
U.S. state and local	70,370	68,261	53,211
Foreign	86,918	75,395	11,026
Total current	479,839	234,006	54,237

Deferred taxes:
U.S. Federal	72,753	52,765	83,197
U.S. state and local	19,502	(1,288)	(73,482)
Foreign	4,635	13,190	(3,324)
Total deferred	96,890	64,667	6,391

Recognition of accumulated other comprehensive income lodged taxes	—	—	(544,583)

Total income tax provision (benefit)	$576,729	$298,673	$(483,955)

The following table presents the U.S. and non-U.S. components of income before income taxes (in thousands):

	Year Ended November 30,
	2021	2020	2019

U.S.	$1,970,625	$813,305	$495,566
Non-U.S. (1)	283,480	253,778	(16,958)
Income before income taxes	$2,254,105	$1,067,083	$478,608

(1)     For purposes of this table, non-U.S. income is defined as income generated from operations located outside the U.S.

Income tax expense differed from the amounts computed by applying the U.S. Federal statutory income tax rate of 21% for the years ended November 30, 2021, 2020 and 2019 to income before income taxes as a result of the following (dollars in thousands):

	Year Ended November 30,
	2021		2020		2019
	Amount	Percent	Amount	Percent	Amount	Percent

Computed expected federal income tax	$473,362	21.0%	$224,087	21.0%	$100,508	21.0%
Increase (decrease) in income taxes resulting from:
State and local income taxes, net of federal income tax benefit	96,884	4.3	45,457	4.3	25,648	5.4
Recognition of accumulated other comprehensive income lodged taxes	—	—	—	—	(544,583)	(113.8)
International operations (including foreign rate differential)	18,073	0.8	13,155	1.2	4,518	0.9
Decrease in valuation allowance	(4,036)	(0.2)	(2,561)	(0.2)	(19,993)	(4.2)
Non-deductible executive compensation	20,359	0.9	12,814	1.2	7,444	1.6
Foreign tax credits	(13,963)	(0.6)	(8,654)	(0.8)	(5,012)	(1.0)
Transition tax on foreign earnings related to the Tax Act	—	—	—	—	(6,708)	(1.4)
Base erosion and anti-abuse tax (BEAT)	—	—	—	—	(10,000)	(2.1)
Change in unrecognized tax benefits related to prior years	(27,374)	(1.2)	(4,522)	(0.5)	(20,512)	(4.3)
Interest on unrecognized tax benefits	8,651	0.4	15,600	1.5	3,568	0.7
Spectrum Brands distribution	—	—	—	—	11,996	2.5
Acquisition of HomeFed	—	—	—	—	(36,779)	(7.7)
Other, net	4,773	0.2	3,297	0.3	5,950	1.3
Actual income tax provision	$576,729	25.6%	$298,673	28.0%	$(483,955)	(101.1)%

As discussed above, during the second quarter of 2019, we completed the sale of our available for sale portfolio. In connection therewith, we recognized a tax benefit of $544.6 million during the year ended November 30, 2019. Unrealized gains and losses on available for sale securities, and their associated tax impacts, are recorded directly to equity as part of the Accumulated other comprehensive income (loss) balance. Following the portfolio approach, when unrealized gains and losses and their associated tax impacts are recorded at a then current tax rate, and then realized later at a different tax rate, the difference between the tax impact initially recorded in Accumulated other comprehensive income (loss) and the tax impact removed from Accumulated other comprehensive income (loss) upon realization remains in Accumulated other comprehensive income (loss) until the disposal of the portfolio and is referred to as a "lodged tax effect." Large changes in the fair value of our available for sale securities, primarily during 2008 through 2010, combined with fluctuations in our tax rate during those periods, generated a lodged tax benefit of $544.6 million. As a result of steps to improve our Corporate investment management efforts, we sold the remaining portion of our available for sale portfolio in the second quarter of 2019, which resulted in the realization of the $544.6 million tax benefit. While this realization did not impact total equity, it resulted in a tax benefit reflected in the Consolidated Statement of Operations of $544.6 million and, as a result, Retained earnings increased and Accumulated other comprehensive income (loss) decreased by corresponding amounts.

The following table presents a reconciliation of gross unrecognized tax benefits (in thousands):

	Year Ended November 30,
	2021	2020	2019

Balance at beginning of period	$314,347	$260,138	$197,320
Increases based on tax positions related to the current period	50,079	41,114	42,306
Increases based on tax positions related to prior periods	3,490	22,328	33,007
Decreases based on tax positions related to prior periods	(24,180)	(8,966)	(11,006)
Decreases related to settlements with taxing authorities	(4,700)	(267)	(1,489)
Balance at end of period	$339,036	$314,347	$260,138

Interest and penalties related to unrecognized tax benefits are recorded as components of the provision for income taxes. Net interest expense (benefit) related to unrecognized tax benefits was $10.8 million, $19.9 million and $13.1 million for the years ended November 30, 2021, 2020 and 2019, respectively. At November 30, 2021 and 2020, we had interest accrued of approximately $97.9 million and $87.1 million, respectively, included in Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition. No material penalties were accrued for the years ended November 30, 2021, 2020 and 2019.

Prior to becoming a wholly-owned subsidiary, Jefferies Group filed a consolidated U.S. federal income tax return with its qualifying subsidiaries and was subject to income tax in various states, municipalities and foreign jurisdictions and Jefferies Group is also currently under examination by various tax jurisdictions. We do not expect that resolution of these examinations will have a significant effect on the Consolidated Statements of Financial Condition, but could have a significant impact on the Consolidated Statements of Operations for the period in which resolution occurs. It is reasonably possible that, within the next twelve months, statutes of limitation will expire which could have the effect of reducing the balance of unrecognized tax benefits by $18.2 million.

The table below summarizes the earliest tax years that remain subject to examination in the major tax jurisdictions in which we operate:

Jurisdiction	Tax Year
United States	2018
New York State	2001
New York City	2006
United Kingdom	2020
Hong Kong	2015

The principal components of deferred taxes are as follows (in thousands):

	November 30,
	2021	2020
Deferred tax asset:
Operating lease liabilities	$135,862	$145,617
Compensation and benefits	187,818	274,342
Investments in associated companies	35,358	36,345
Long-term debt	65,037	42,423
Other	178,451	179,133
	602,526	677,860
Valuation allowance	(11,922)	(15,958)
	590,604	661,902
Deferred tax liability:
Amortization of intangible assets	(62,123)	(65,683)
Operating lease right-of-use asset	(126,150)	(138,708)
Other	(74,784)	(63,824)
	(263,057)	(268,215)
Net deferred tax asset	$327,547	$393,687

The valuation allowance represents the portion of our deferred tax assets for which it is more likely than not that the benefit of such items will not be realized. We believe that the realization of the net deferred tax asset of $327.5 million at November 30, 2021 is more likely than not based on expectations of future taxable income in the jurisdictions in which we operate.

Uncertainties that may affect the utilization of our tax attributes include future operating results, tax law changes, rulings by taxing authorities regarding whether certain transactions are taxable or deductible and expiration of carryforward periods.

We will recognize any U.S. income tax expense we may incur on global intangible low-taxed income as income tax expense in the period in which the tax is incurred.
Note 20.  Other Results of Operations Information
Other revenue consists of the following (in thousands):

	Year Ended November 30,
	2021	2020	2019

Manufacturing revenues	$538,628	$421,434	$324,659
Income from associated companies classified as other revenues	250,909	23,934	85,169
Revenues of oil and gas production and development businesses	170,569	154,909	175,169
Revenues from sale of real estate	102,297	26,704	32,063
Gain on sale of National Beef	—	—	205,017
Gain on revaluation of our interest in HomeFed	—	—	72,142
Other	148,717	91,144	98,433
	$1,211,120	$718,125	$992,652

In the fourth quarter of 2019, we sold our 31% equity interest in National Beef for a total of $970.0 million in cash, including $790.6 million of proceeds and $179.4 million from final distributions from National Beef around the time of the sale. The pre-tax gain recognized as a result of this transaction, $205.0 million for the year ended November 30, 2019, is classified as Other revenue.

Other revenues for the year ended November 30, 2019 include a $72.1 million pre-tax gain on the revaluation of our 70% interest in HomeFed to fair value in connection with the acquisition of the remaining common stock of HomeFed.

Taxes, other than income or payroll amounted to $53.6 million, $49.3 million and $41.3 million for the years ended November 30, 2021, 2020 and 2019, respectively.
Proceeds from sales of investments primarily classified as available for sale were $0.9 billion during the year ended November 30, 2019 and were not material during the years ended November 30, 2021 and 2020. Gross gains and gross losses were not material during each of the periods.
Note 21.  Common Shares and Earnings Per Common Share
Basic and diluted earnings per share amounts were calculated by dividing net income by the weighted-average number of common shares outstanding. The numerators and denominators used to calculate basic and diluted earnings per share are as follows (in thousands):

	Year Ended November 30,
	2021	2020	2019
Numerator for earnings per share:
Net income attributable to Jefferies Financial Group Inc. common shareholders	$1,667,403	$769,605	$959,593
Allocation of earnings to participating securities (1)	(9,961)	(4,795)	(5,576)
Net income attributable to Jefferies Financial Group Inc. common shareholders for basic earnings per share	1,657,442	764,810	954,017
Adjustment to allocation of earnings to participating securities related to diluted shares (1)	207	23	(5)
Mandatorily redeemable convertible preferred share dividends	6,949	5,634	5,103
Net income attributable to Jefferies Financial Group Inc. common shareholders for diluted earnings per share	$1,664,598	$770,467	$959,115

Denominator for earnings per share:
Weighted average common shares outstanding	246,991	268,518	297,796
Weighted average shares of restricted stock outstanding with future service required	(1,567)	(1,785)	(1,939)
Weighted average RSUs outstanding with no future service required	18,171	18,960	14,837
Denominator for basic earnings per share – weighted average shares	263,595	285,693	310,694
Stock options	1,203	—	—
Senior executive compensation plan awards	2,262	356	2,140
Mandatorily redeemable convertible preferred shares	4,441	4,441	4,198
Denominator for diluted earnings per share	271,501	290,490	317,032
(1)Represents dividends declared during the period on participating securities plus an allocation of undistributed earnings to participating securities. Net losses are not allocated to participating securities. Participating securities represent restricted stock and RSUs for which requisite service has not yet been rendered and amounted to weighted average shares of 1,586,500, 1,801,700 and 1,947,600 for the years ended November 30, 2021, 2020 and 2019, respectively. Dividends declared on participating securities were $1.4 million, $1.0 million and $3.6 million during the years ended November 30, 2021, 2020 and 2019, respectively. Undistributed earnings are allocated to participating securities based upon their right to share in earnings if all earnings for the period had been distributed.
Our Board of Directors from time to time has authorized the repurchase of our common shares. In January 2019, the Board of Directors approved a $500.0 million share repurchase authorization. Additionally, in connection with the HomeFed merger on July 1, 2019, our Board of Directors authorized the repurchase of an additional 9.25 million shares in the open market. During the year ended November 30, 2020, the Board of Directors approved increases of $654.7 million to the share repurchase authorization. During the year ended November 30, 2021, the Board of Directors approved increases of $372.1 million to the share repurchase authorization. During the year ended November 30, 2021, we purchased a total of 8,540,000 of our common shares for an aggregate purchase price of $266.8 million, or an average price of $31.25 per share. At November 30, 2021, we had approximately $162.5 million available for future purchases. In January 2022, the Board of Directors increased the share repurchase authorization back up to $250.0 million.

Note 22.  Commitments, Contingencies and Guarantees
Commitments
The following table summarizes commitments associated with certain business activities at November 30, 2021 (in millions):

	Expected Maturity Date (Fiscal Years)
	2022	2023	2024 and 2025	2026 and 2027	2028 and Later	Maximum Payout

Equity commitments (1)	$333.2	$27.5	$3.6	$4.6	$6.4	$375.3
Loan commitments (1)	250.0	25.5	—	60.0	—	335.5
Underwriting commitments	167.0	—	—	—	—	167.0
Forward starting reverse repos (2)	7,682.3	—	—	—	—	7,682.3
Forward starting repos (2)	4,572.0	—	—	—	—	4,572.0
Other unfunded commitments (1)	25.0	571.3	5.4	—	—	601.7
	$13,029.5	$624.3	$9.0	$64.6	$6.4	$13,733.8

(1)Equity commitments, loan commitments and other unfunded commitments are generally presented by contractual maturity date. The amounts are however mostly available on demand.
(2)At November 30, 2021, $7.67 billion within forward starting securities purchased under agreements to resell and all of the forward starting securities sold under agreements to repurchase settled within three business days.
Equity Commitments. Equity commitments include a commitment to invest in Jefferies Group's joint venture, Jefferies Finance, and commitments to invest in private equity funds and in Jefferies Capital Partners, LLC, the manager of the private equity funds, which consists of a team led by our President and a Director. At November 30, 2021, Jefferies Group's outstanding commitments relating to Jefferies Capital Partners, LLC and its private equity funds were $10.7 million.
See Note 9 for additional information regarding Jefferies Group's investment in Jefferies Finance.
Additionally, at November 30, 2021, we had other outstanding equity commitments to invest up to $100.0 million to strategic affiliates and $222.0 million to various other investments.
Loan Commitments. From time to time we make commitments to extend credit to investment banking and other clients in loan syndication and acquisition finance, and to strategic affiliates. These commitments and any related drawdowns of these facilities typically have fixed maturity dates and are contingent on certain representations, warranties and contractual conditions applicable to the borrower. At November 30, 2021, we had $85.0 million of outstanding loan commitments to clients.
Loan commitments outstanding at November 30, 2021 also include Jefferies Group's portion of the outstanding secured revolving credit facility provided to Jefferies Finance to support loan underwritings by Jefferies Finance. At November 30, 2021, $0.0 million of Jefferies Group's $250.0 million commitment was funded.
Underwriting Commitments. In connection with investment banking activities, we may from time to time provide underwriting commitments to our clients in connection with capital raising transactions.
Forward Starting Reverse Repos and Repos. We enter into commitments to take possession of securities with agreements to resell on a forward starting basis and to sell securities with agreements to repurchase on a forward starting basis that are primarily secured by U.S. government and agency securities.
Other Unfunded Commitments. Other unfunded commitments include obligations in the form of revolving notes, warehouse financings and debt securities to provide financing to asset-backed and CLO vehicles. Upon advancing funds, drawn amounts are collateralized by the assets of an entity.

Contingencies

We and our subsidiaries are parties to legal and regulatory proceedings that are considered to be either ordinary, routine litigation incidental to their business or not significant to our consolidated financial position. We and our subsidiaries are also involved, from time to time, in other exams, investigations and similar reviews (both formal and informal) by governmental and self-regulatory agencies regarding our businesses, certain of which may result in judgments, settlements, fines, penalties or other injunctions. We do not believe that any of these actions will have a significant adverse effect on our consolidated financial position or liquidity, but any amounts paid could be significant to results of operations for the period.

Guarantees
Derivative Contracts.  Our dealer activities cause us to make markets and trade in a variety of derivative instruments. Certain derivative contracts that we have entered into meet the accounting definition of a guarantee under GAAP, including credit default swaps, written foreign currency options and written equity put options. On certain of these contracts, such as written interest rate caps and foreign currency options, the maximum payout cannot be quantified since the increase in interest or foreign exchange rates are not contractually limited by the terms of the contract. As such, we have disclosed notional values as a measure of our maximum potential payout under these contracts.
The following table summarizes the notional amounts associated with our derivative contracts meeting the definition of a guarantee under GAAP as of November 30, 2021 (in millions):

	Expected Maturity Date (Fiscal Years)
Guarantee Type	2022	2023	2024 and 2025	2026 and 2027	2028 and Later	Notional/ Maximum Payout

Derivative contracts – non-credit related	$16,978.6	$7,849.4	$3,081.8	$87.7	$—	$27,997.5
Written derivative contracts – credit related	—	—	17.8	—	—	17.8
Total derivative contracts	$16,978.6	$7,849.4	$3,099.6	$87.7	$—	$28,015.3
The derivative contracts deemed to meet the definition of a guarantee under GAAP are before consideration of hedging transactions and only reflect a partial or "one-sided" component of any risk exposure. Written equity options and written credit default swaps are often executed in a strategy that is in tandem with long cash instruments (e.g., equity and debt securities). We substantially mitigate our exposure to market risk on these contracts through hedges, such as other derivative contracts and/or cash instruments, and we manage the risk associated with these contracts in the context of our overall risk management framework. We believe notional amounts overstate our expected payout and that fair value of these contracts is a more relevant measure of our obligations. At November 30, 2021, the fair value of derivative contracts meeting the definition of a guarantee is approximately $353.1 million.
Berkadia.  We have agreed to reimburse Berkshire Hathaway for up to one-half of any losses incurred under a $1.5 billion surety policy securing outstanding commercial paper issued by an affiliate of Berkadia. At November 30, 2021, the aggregate amount of commercial paper outstanding was $1.47 billion.
HomeFed. For real estate development projects, HomeFed is generally required to obtain infrastructure improvement bonds at the beginning of construction work and warranty bonds upon completion of such improvements. These bonds are issued by surety companies to guarantee satisfactory completion of a project and provide funds primarily to a municipality in the event HomeFed is unable or unwilling to complete certain infrastructure improvements. As HomeFed develops the planned area and the municipality accepts the improvements, the bonds are released. Should the respective municipality or others draw on the bonds for any reason, certain of HomeFed's subsidiaries would be obligated to pay. At November 30, 2021, the aggregate amount of infrastructure improvement bonds outstanding was $77.1 million.
Other Guarantees.  We are members of various exchanges and clearing houses. In the normal course of business, we provide guarantees to securities clearing houses and exchanges. These guarantees generally are required under the standard membership agreements, such that members are required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearing house, other members would be required to meet these shortfalls. To mitigate these performance risks, the exchanges and clearing houses often require members to post collateral. Our obligations under such guarantees could exceed the collateral amounts posted. Our maximum potential liability under these arrangements cannot be quantified; however, the potential for us to be required to make payments under such guarantees is deemed remote.  Accordingly, no liability has been recognized for these arrangements. Additionally, we provide certain indemnifications in connection with third-party clearing and execution arrangements whereby a third-party may clear and settle transactions on behalf of our clients. These indemnifications generally have standard contractual terms and are entered into in the ordinary course of business. Our obligations in respect of such transactions are secured by the assets in our client's account, as well as any proceeds received from the transactions cleared and settled on behalf of our client. However, we believe that it is unlikely we would have to make any material payments under these arrangements and no material liabilities related to these indemnifications have been recognized.
Standby Letters of Credit.  At November 30, 2021, we provided guarantees to certain counterparties in the form of standby letters of credit totaling $6.7 million. Standby letters of credit commit us to make payment to the beneficiary if the guaranteed party fails to fulfill its obligation under a contractual arrangement with that beneficiary. Since commitments associated with these collateral instruments may expire unused, the amount shown does not necessarily reflect the actual future cash funding requirement. Primarily all letters of credit expire within one year.
Note 23.  Net Capital Requirements
Jefferies LLC operates as a broker-dealer registered with the U.S. Securities and Exchange Commission ("SEC") and a member firm of the Financial Industry Regulatory Authority ("FINRA"). Jefferies LLC is subject to the SEC Uniform Net Capital Rule ("Rule 15c3-1"), which requires the maintenance of minimum net capital and has elected to calculate minimum capital requirements using the alternative method permitted by Rule 15c3-1 in calculating net capital. Jefferies LLC, as a dually-registered U.S. broker-dealer and futures commission merchant ("FCM"), is also subject to Rule 1.17 of the Commodity Futures Trading Commission ("CFTC"), which sets forth minimum financial requirements. The minimum net capital requirement in determining excess net capital for a dually-registered U.S. broker-dealer and FCM is equal to the greater of the requirement under Rule 15c3-1 or CFTC Rule 1.17.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") contains provisions that require the registration of all swap dealers, major swap participants, security-based swap dealers, and/or major security-based swap participants. On October 6, 2021, Jefferies Financial Services, Inc. ("JFSI"), a registered swap dealer, became subject to the CFTC's regulatory capital requirements and holds regulatory capital in excess of the minimum regulatory requirement. Additionally, JFSI registered as a security-based swap dealer with the SEC on November 1, 2021, and became subject to the SEC's security-based swap dealer regulatory rules. Further, subsequent to year end, on December 16, 2021, JFSI was approved by the SEC as an OTC derivatives dealer, and is subject to compliance with the SEC's net capital requirements. At November 30, 2021, JFSI is in compliance with these SEC and CFTC requirements. As a security-based swap dealer and swap dealer, JFSI is subject to the net capital requirements of the SEC, CFTC and the National Futures Association ("NFA"), as a member of the NFA. JFSI is required to maintain minimum net capital, as defined under SEC Rule 18a-1 of not less than the greater of 2% of the risk margin amount, as defined, or $20 million.

Jefferies LLC's net capital and excess net capital as of November 30, 2021 were $2.23 billion and $2.11 billion, respectively. JFSI's net capital and excess net capital at November 30, 2021 were $452.3 million and $432.3 million, respectively.

FINRA is the designated examining authority for Jefferies LLC and the NFA is the designated self-regulatory organization for Jefferies LLC as an FCM.
Certain other U.S. and non-U.S. subsidiaries of Jefferies Group are subject to capital adequacy requirements as prescribed by the regulatory authorities in their respective jurisdictions, including Jefferies International Limited, which is subject to the regulatory supervision and requirements of the Financial Conduct Authority in the United Kingdom.
The regulatory capital requirements referred to above may restrict our ability to withdraw capital from Jefferies Group's regulated subsidiaries. Some of our other consolidated subsidiaries also have credit agreements which may restrict the payment of cash dividends, or the ability to make loans or advances to the parent company.

Note 24.  Other Fair Value Information
The carrying amounts and estimated fair values of our principal financial instruments that are not recognized at fair value on a recurring basis are as follows (in thousands):

	November 30, 2021		November 30, 2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Other Assets:
Notes and loans receivable (1)	$835,009	$866,163	$727,492	$744,424

Financial Liabilities:
Short-term borrowings (2)	221,863	221,863	759,648	759,648
Long-term debt (3)	7,282,147	8,004,211	6,639,794	7,495,642

(1)Notes and loans receivable: The fair values are estimated principally based on a discounted future cash flows model using market interest rates for similar instruments. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy.
(2)Short-term borrowings: The fair values of short-term borrowings carried at cost are estimated to be the carrying amount due to their short maturities. If measured at fair value in the financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy.
(3)Long-term debt: The fair values are estimated using quoted prices, pricing information obtained from external data providers and, for certain variable rate debt, is estimated to be the carrying amount. If measured at fair value in the financial statements, these financial instruments would be classified as Level 2 and Level 3 in the fair value hierarchy.
Note 25.  Related Party Transactions
Jefferies Capital Partners Related Funds. Jefferies Group has equity investments in the JCP Manager and in private equity funds (including JCP Fund V), which are managed by a team led by our President and a Director ("Private Equity Related Funds"). Reflected in the Consolidated Statements of Financial Condition at November 30, 2021 and 2020 are Jefferies Group's equity investments in Private Equity Related Funds of $27.1 million and $19.0 million, respectively. Net gains (losses) from Jefferies Group's investment in JCP Fund V aggregating $7.7 million, $(3.0) million and $(5.7) million were recorded in Principal transactions revenues for the years ended November 30, 2021, 2020 and 2019, respectively. Gains (losses) for other funds were not material. For further information regarding our commitments and funded amounts to the Private Equity Related Funds, see Notes 8 and 22.
Special Purpose Acquisition Companies. Jefferies Group earned investment banking revenues during the year ended November 30, 2021 of $45.5 million for services provided to special purpose acquisition companies we have co-sponsored.
Berkadia Commercial Mortgage, LLC. At November 30, 2021 and 2020, Jefferies Group has commitments to purchase $425.6 million and $401.0 million, respectively, in agency commercial mortgage-backed securities from Berkadia.

FXCM. Jefferies Group entered into a foreign exchange prime brokerage agreement with FXCM in 2017. In connection with the foreign exchange contracts entered into under this agreement, Jefferies Group had $0.7 million and $2.7 million at November 30, 2021 and 2020, respectively, included in Payables, expense accruals and other liabilities in the Consolidated Statements of Financial Condition.
Officers, Directors and Employees. We had $23.1 million and $38.9 million of loans outstanding to certain officers and employees (none of whom are an executive officer or director of the Company) at November 30, 2021 and 2020, respectively. Receivables from and payables to customers include balances arising from officers', directors' and employees' individual security transactions. These transactions are subject to the same regulations as all customer transactions and are provided on substantially the same terms.
Jefferies Finance. During the year ended November 30, 2019, we purchased $65.3 million of loan receivables from Jefferies Finance which settled during the year ended November 30, 2020. See Note 9 for additional information on transactions with Jefferies Finance.

Sale of Property. On November 29, 2019, we sold a hotel and restaurant in Telluride, Colorado that we owned, to the Company's Chairman and certain of his family trusts in exchange for 780,315 shares of the Company's common stock, at a price of $21.03 per share.

Sale of Subsidiary. On November 3, 2020, we sold a wholly-owned subsidiary primarily invested in short-dated receivables that related to an asset management strategy to an investment fund managed by us for approximately $180.7 million. The gain on sale was not material.
Note 26.  Segment Information
We are engaged in investment banking and capital markets and asset management. We also own a legacy portfolio of businesses and investments that we historically denominated as our "Merchant Banking" business.
On December 1, 2021, we made a $477 million contribution of net assets, including both Merchant Banking and Asset Management investments, to Jefferies Group. The transferred Merchant Banking investments are now being managed by a different management team, while the Asset Management investments continue to be managed by the co-Presidents of Asset Management who oversee all asset management activities across the Company. As a result, we transferred $194 million of net assets out of our Merchant Banking segment: $139 million of these net assets, including $48 million of net assets relating to Foursight Capital, were transferred into our Investment Banking and Capital Markets segment; the remaining $55 million of net assets transferred are now managed by the co-Presidents of Asset Management and are included in our Asset Management segment. Prior year amounts have been revised to conform to current segment reporting.
The Investment Banking and Capital Markets reportable segment includes investment banking, capital markets and other related services. Investment banking provides underwriting and financial advisory services to clients across most industry sectors in the Americas, Europe, the Middle East and Africa, and Asia Pacific. Capital markets businesses operate across the spectrum of equities and fixed income products.
Within Asset Management, we manage, invest in and provide services to a diverse group of alternative asset management platforms across a spectrum of investment strategies and asset classes. Asset Management offers institutional clients an innovative range of investment strategies through its affiliated managers.
Our Merchant Banking reportable segment consists of our various merchant banking businesses and investments, primarily including Linkem, Vitesse Energy and JETX Energy, real estate, Idaho Timber and FXCM. Merchant Banking businesses and investments also included our 31% equity investment in National Beef, prior to its sale in November 2019, and Spectrum Brands, prior to its distribution to shareholders in October 2019.
Corporate assets primarily consist of cash and cash equivalents. Corporate revenues primarily include interest income.

Certain information concerning our reportable segments is presented in the following table. Consolidated subsidiaries are reflected as of the date a majority controlling interest was acquired.

	Year Ended November 30,
	2021	2020	2019
		(In thousands)
Net revenues:
Reportable Segments:
Investment Banking and Capital Markets	$6,907,386	$5,072,640	$3,113,484
Asset Management	336,013	234,910	86,838
Merchant Banking	930,577	681,574	656,514
Corporate	3,042	13,258	32,833
Total net revenues related to reportable segments	8,177,018	6,002,382	3,889,669
Reconciling items - Consolidation adjustments	8,311	8,492	3,307
Total consolidated net revenues	$8,185,329	$6,010,874	$3,892,976

Income (loss) before income taxes:
Reportable Segments:
Investment Banking and Capital Markets	$2,140,346	$1,129,010	$348,127
Asset Management	166,628	68,551	(40,011)
Merchant Banking	71,944	(33,344)	287,310
Corporate	(54,586)	(55,619)	(68,467)
Income before income taxes related to reportable segments	2,324,332	1,108,598	526,959
Reconciling items - Parent Company interest	(79,137)	(53,445)	(53,048)
Reconciling items - Consolidation adjustments	8,910	11,930	4,697
Total consolidated income before income taxes	$2,254,105	$1,067,083	$478,608

Depreciation and amortization expenses:
Reportable Segments:
Investment Banking and Capital Markets	$85,291	$82,479	$77,661
Asset Management	1,901	5,228	2,042
Merchant Banking	67,464	67,236	69,693
Corporate	2,764	3,496	3,475
Total consolidated depreciation and amortization expenses	$157,420	$158,439	$152,871

	November 30,
	2021	2020	2019
Identifiable assets employed:
Reportable Segments:
Investment Banking and Capital Markets (1)	$52,903,374	$45,605,851	$41,339,914
Asset Management	3,205,799	3,265,149	3,342,029
Merchant Banking	2,263,050	2,376,037	2,446,714
Corporate	2,432,927	2,170,917	2,426,110
Identifiable assets employed related to reportable segments	60,805,150	53,417,954	49,554,767
Reconciling items - Consolidation adjustments	(401,040)	(299,602)	(94,533)
Total consolidated assets	$60,404,110	$53,118,352	$49,460,234
(1)Includes $180.7 million, $243.5 million and $203.7 million at November 30, 2021, 2020 and 2019, respectively, of the deferred tax asset, net.

Net revenues for the Investment Banking and Capital Markets reportable segment and Asset Management reportable segment are recorded in the geographic region in which the position was risk-managed, in the case of Investment Banking and Capital Markets in which the senior coverage banker is located, or for Asset Management, according to the location of the investment advisor. Net revenues by geographic region were as follows (in thousands):

	Year Ended November 30,
	2021	2020	2019

Americas (1)	$6,795,027	$4,871,313	$3,188,353
Europe (2)	1,111,434	853,674	592,087
Asia Pacific	278,868	285,887	112,536
	$8,185,329	$6,010,874	$3,892,976
(1)Substantially all relates to U.S. results.
(2)Substantially all relates to United Kingdom results.
Interest expense classified as a component of Net revenues relates to Jefferies Group. For the years ended November 30, 2021, 2020 and 2019, interest expense classified as a component of Expenses was primarily comprised of parent company interest ($53.1 million, $53.4 million and $53.0 million, respectively) and Merchant Banking ($3.2 million, $4.7 million and $5.1 million, respectively). Additionally, for the for the years ended November 30, 2021, 2020 and 2019, interest expense classified as a component of Expenses in the Investment Banking and Capital Markets reportable segment includes $20.7 million, $26.7 million and $29.0 million, respectively, related to Foursight Capital.
As discussed above, during the fourth quarter of 2019, we sold our 31% equity interest in National Beef and recognized a pre-tax gain of $205.0 million for the year ended November 30, 2019 in Other revenues. The gain on the sale is included within Merchant Banking above.